    As filed with the Securities and Exchange Commission on November 9, 1998



                                                Registration Number 333-66185


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO.1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          JACK HENRY & ASSOCIATES, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                 7373                            43-1128385
(State or other jurisdiction of            (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)              Classification Code Number)          Identification No.)

                                 663 Highway 60
                                  P.O. Box 807
                             Monett, Missouri 65708
                                 (417) 235-6652

                             ----------------------
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

                                Michael E. Henry
                             Chief Executive Officer
                          Jack Henry & Associates, Inc.
                          663 Highway 60, P.O. Box 807
                             Monett, Missouri 65708
                                 (417) 235-6652

                             ----------------------
(Name, address, including zip code and telephone number, including area code, of agent for service)

                                   Copies to:

    Robert T. Schendel, Esq.                             Robert R. Kibby, Esq.
 Shughart Thomson & Kilroy P.C.                        Richard A. Rafferty, Esq.
     Twelve Wyandotte Plaza                              Haynes and Boone, LLP
120 West 12th Street, Suite 1600                        3100 NationsBank Plaza
  Kansas City, Missouri 64105                               901 Main Street
                                                          Dallas, Texas 75202


                             ----------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and the effective time (the "Effective Time") of the merger (the "Merger") of a wholly owned subsidiary of the Registrant with and into Peerless Group, Inc. ("Peerless") as described in the Agreement and Plan of Merger dated as of August 18, 1998.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                          JACK HENRY & ASSOCIATES, INC.
                              CROSS-REFERENCE SHEET
                         (ITEM 501(B) OF REGULATION S-K)


             REGISTRATION STATEMENT ITEM AND HEADING                                 PROSPECTUS CAPTION
             ---------------------------------------                                 ------------------
A.      INFORMATION ABOUT THE TRANSACTION

1.      Forepart of Registration Statement and Outside Front
        Cover Page of Prospectus................................ Facing Page of the Registration Statement; Outside
                                                                      Front Cover Page of Proxy Statement/Prospectus

2.      Inside Front and Outside Back Cover Pages of
        Prospectus.............................................. Where You Can Find More Information; Table of
                                                                       Contents
3.      Risk Factors, Ratio of Earnings to Fixed Charges and
        Other Information....................................... Summary; Certain Risk Factors and Investment
                                                                       Considerations; Selected Historical and Pro Forma
                                                                       Combined Financial Data; The Merger; Where You Can
                                                                       Find More Information
4.      Terms of the Transaction................................ Summary; The Merger; Certain Provisions of the Merger
                                                                       Agreement; Comparison of Rights of Stockholders of
                                                                       Jack Henry and Peerless; Description of Jack Henry
                                                                       Capital Stock
5.      Pro Forma Financial Information......................... Selected Unaudited Pro Forma Combined Financial
                                                                       Data; Unaudited Pro Forma Combined Financial
                                                                       Statements; Comparative Per Share Data
6.      Material Contracts with Company Being Acquired.......... Summary; The Merger -- Other Agreements; Certain
                                                                       Provisions of the Merger Agreement
7.      Additional Information Required for Reoffering by
        Persons and Parties Deemed to be Underwriters........... Not Applicable

8.      Interests of Named Experts and Counsel.................. Not Applicable

9.      Disclosure of Commission Position on
        Indemnification for Securities Act Liabilities.......... Not Applicable

B.      INFORMATION ABOUT THE REGISTRANT

10.     Information with Respect to S-3 Registrants............. Summary; Jack Henry Selected Historical Financial
                                                                       Data; Comparative Market Price and Dividend
                                                                       Information; Description of Jack Henry's Business;
                                                                       Description of Jack Henry Capital Stock; Where You
                                                                       Can Find More Information
11.     Incorporation of Certain Information by Reference....... Where You Can Find More Information

12.     Information with Respect to S-2 or S-3 Registrants...... Not Applicable

13.     Incorporation of Certain Information by Reference....... Not Applicable


14.     Information with Respect to Registrants Other than
           S-2 or S-3 Registrants............................... Not Applicable

C.      INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.     Information with Respect to S-3 Companies............... Not Applicable

16.     Information with Respect to S-2 or S-3 Companies........ Not Applicable

17.     Information with Respect to Companies Other than
           S-2 or S-3 Companies................................. Summary; Peerless Selected Historical Financial Data;
                                                                 Peerless Management's Discussion and Analysis of
                                                                 Results of Operation and Financial Condition;
                                                                 Description of Peerless' Business; Security Ownership of
                                                                 Certain Beneficial Owners and Management of Peerless;
                                                                 Comparative Market Price and Dividend Information;
                                                                 Consolidated Financial Statements of Peerless
D.      VOTING AND MANAGEMENT INFORMATION

18.     Information if Proxies, Consents or Authorizations are
           to be Solicited...................................... Summary; The Merger; The Special Meeting; Certain
                                                                 Provisions of the Merger Agreement; Description of
                                                                 Peerless' Business; Security Ownership of Certain
                                                                 Beneficial Owners and Management of Peerless

19.     Information if Proxies, Consents or Authorizations are
           not to be Solicited or in an Exchange Offer.......... Not Applicable


                              PEERLESS GROUP, INC.
                          1021 CENTRAL EXPRESSWAY SOUTH
                               ALLEN, TEXAS 75013
                            TELEPHONE (972) 359-5500


                               November 10, 1998




Dear Stockholder:


         You are cordially invited to attend a Special Meeting of Stockholders of Peerless Group, Inc. ("Peerless") on December 16, 1998, at 10:00 a.m., local time (the "Special Meeting"). The Special Meeting will be held at Peerless' principal executive offices located at 1021 Central Expressway South, Allen, Texas. Your Board of Directors and management look forward to greeting those stockholders able to attend in person.


         At the Special Meeting, you will be asked to consider and vote upon the combination of Peerless with Jack Henry and Associates, Inc. ("Jack Henry") through the merger (the "Merger") of Peerless Acquisition Corp., a wholly owned subsidiary of Jack Henry ("Newco"), with and into Peerless. Information about the business to be conducted at the Special Meeting is set forth in the attached Proxy Statement/Prospectus, which you are urged to read carefully. Officers of Peerless will be present at the Special Meeting to respond to questions from stockholders.

         The Merger is subject to the terms and conditions of an Agreement and Plan of Merger, dated as of August 18, 1998 (the "Merger Agreement"), by and among Peerless, Newco and Jack Henry. Pursuant to the Merger Agreement, each outstanding share of the common stock of Peerless ("Peerless Common Stock") will be converted, without any action on the part of the holder thereof, into the right to receive 0.16145 of a share of Jack Henry common stock ("Jack Henry Common Stock"), subject to adjustment as described in the attached Proxy Statement/Prospectus. The shares of Jack Henry Common Stock held by Jack Henry stockholders prior to the Merger will remain unchanged by the Merger. The attached Proxy Statement/Prospectus provides a detailed description of the Merger Agreement, certain business and financial information of Jack Henry and Peerless, and other important information, which you are urged to read carefully. A copy of the Merger Agreement is attached to the Proxy Statement/Prospectus as Annex A.

         THE PEERLESS BOARD OF DIRECTORS (THE "BOARD") HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE PROPOSED MERGER. THE BOARD UNANIMOUSLY (I) DEEMS THE MERGER TO BE ADVANTAGEOUS TO AND IN THE BEST INTERESTS OF PEERLESS, (II) DEEMS THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF THE PEERLESS STOCKHOLDERS, (III) APPROVES, ADOPTS AND DECLARES THE ADVISABILITY OF THE MERGER AGREEMENT AND (IV) RECOMMENDS THAT THE PEERLESS STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE MERGER.

         The Board has received a written opinion dated August 18, 1998 (the "DRW Opinion") from Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("DRW"), Peerless' financial advisor, that, as of such date, based upon and subject to the factors and assumptions set forth in such written opinion, the consideration to be received by the holders of Peerless Common Stock pursuant to the Merger Agreement was fair from a financial point of view. A copy of the opinion is attached to the Proxy Statement/Prospectus as Annex C. You are urged to read the DRW Opinion in its entirety.

         The Merger Agreement and the consummation of the Merger must be approved by the holders of Peerless Common Stock representing a majority of the outstanding shares of Peerless Common Stock entitled to vote. Your vote on this matter is very important. We urge you to review carefully the enclosed material and to return your proxy promptly.

         The Board appreciates and encourages stockholder participation in Peerless' affairs. There is a space on the enclosed proxy for you to indicate if you will be able to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, please sign, date, and return the enclosed proxy promptly in the envelope provided. Your shares will then be represented at the Special Meeting, and Peerless will be able to avoid the expense of further solicitation. If you attend the Special Meeting, you may, at your discretion, withdraw the proxy and vote in person.

         On behalf of the Board, thank you for your cooperation and continued support.


                                           Sincerely,




                                            /s/ Rodney L. Armstrong, Jr.
                                            RODNEY L. ARMSTRONG, JR.
                                            Chairman and Chief Executive Officer

                              PEERLESS GROUP, INC.
                          1021 CENTRAL EXPRESSWAY SOUTH
                               ALLEN, TEXAS 75013
                            TELEPHONE (972) 359-5500

                             ---------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                             TO BE HELD DECEMBER 16, 1998


                             ---------------------


         The Special Meeting (the "Special Meeting") of Stockholders of Peerless Group, Inc., a Delaware corporation ("Peerless"), will be held at Peerless' principal executive offices located at 1021 Central Expressway South, Allen, Texas, on December 16, 1998, at 10:00 a.m., local time, for the following purposes:


         (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of August 18, 1998 (the "Merger Agreement"), by and among Jack Henry and Associates, Inc., a Delaware corporation ("Jack Henry"), Peerless Acquisition Corp., a Delaware corporation and newly formed, wholly owned subsidiary of Jack Henry ("Newco"), and Peerless, pursuant to which Newco will merge with and into Peerless (the "Merger") and Peerless will become a wholly owned subsidiary of Jack Henry; and

         (2) To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

         The foregoing items of business are more fully described in the Proxy Statement/Prospectus, a copy of which is attached hereto and which you are urged to read carefully.


         The Board of Directors of Peerless has fixed the close of business on October 30, 1998 as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Approval of the Merger Agreement and the Merger will require the affirmative vote of the holders of Peerless common stock ("Peerless Common Stock") representing a majority of the outstanding shares of Peerless Common Stock entitled to vote.


         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO FILL OUT, SIGN, AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM. THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.


                                             By Order of the Board of Directors,



                                             /s/ Ann L. Puddister
                                             ANN L. PUDDISTER
                                             Corporate Secretary
Allen, Texas



November 10, 1998

                                 PROXY STATEMENT
                                       OF
                              PEERLESS GROUP, INC.

                                 --------------

                                   PROSPECTUS
                                       OF
                          JACK HENRY & ASSOCIATES, INC.


         Jack Henry & Associates, Inc. and Peerless Group, Inc. have entered into a merger agreement whereby Peerless will merge with a wholly owned subsidiary of Jack Henry. After the merger, Peerless will continue as the surviving corporation and become a wholly owned subsidiary of Jack Henry. Upon completion of the merger, Peerless stockholders will receive 0.16145 of a share of Jack Henry common stock, subject to certain adjustments, for each outstanding share of Peerless common stock they own.



         This Proxy Statement/Prospectus is being furnished to stockholders of Peerless in connection with the solicitation by the Board of Directors of Peerless of proxies for use at the Special Meeting of Stockholders to be held at Peerless' principal executive offices located at 1021 Central Expressway South, Allen, Texas, at 10:00 a.m., local time, on Wednesday, December 16, 1998. At this meeting, Peerless stockholders will be asked to consider and vote upon the approval of the merger. This Proxy Statement/Prospectus also constitutes the prospectus of Jack Henry with respect to the shares of Jack Henry common stock to be issued to Peerless stockholders if the merger is approved.



         Shares of Jack Henry common stock and Peerless common stock are currently listed for trading on the NASDAQ National Market System under the symbols "JKHY" and "PLSS," respectively. On November 6, 1998, the last trading day for which information was available prior to the printing of this Proxy Statement/Prospectus, the closing sales price of Jack Henry common stock and Peerless common stock on the NASDAQ National Market System was $48.38 per share and $7.25 per share, respectively.


          All information concerning Jack Henry contained in this Proxy Statement/Prospectus has been furnished by Jack Henry, and all information concerning Peerless contained in this Proxy Statement/Prospectus has been furnished by Peerless. Stockholders are encouraged to read all information contained in this Proxy Statement/Prospectus carefully and understand it before they vote.

         SEE "CERTAIN RISK FACTORS AND INVESTMENT CONSIDERATIONS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF PEERLESS IN DETERMINING HOW TO VOTE UPON THE MERGER PROPOSAL.







NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE SECURITIES TO BE ISSUED IN THIS TRANSACTION OR DETERMINED THAT THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



THIS PROXY STATEMENT/PROSPECTUS IS DATED NOVEMBER 10, 1998 AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT November 11, 1998.

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER............................................................................1

SUMMARY  .........................................................................................................3

JACK HENRY SELECTED HISTORICAL FINANCIAL DATA.....................................................................8

PEERLESS SELECTED HISTORICAL FINANCIAL DATA.......................................................................9

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.............................................................11

COMPARATIVE PER SHARE DATA.......................................................................................12

CERTAIN RISK FACTORS AND INVESTMENT CONSIDERATIONS...............................................................13
         Change in Merger Consideration Caused by Changes in Stock Price.........................................13
         Integration of Operations...............................................................................13
         Technological Change in Hardware and Software Markets...................................................13
         Competition.............................................................................................13
         Dependence on IBM Relationship..........................................................................13
         Rapid Growth............................................................................................14
         Changes in the Banking and Financial Services Industries................................................14
         Year 2000 Compliance....................................................................................14
         Tax Risks Associated with the Merger....................................................................14
         Substantial Expenses Resulting from the Merger..........................................................14

THE MERGER.......................................................................................................15
         General  ...............................................................................................15
         Background of the Merger................................................................................15
         Reasons for the Merger - Peerless.......................................................................16
         Reasons for the Merger - Jack Henry.....................................................................18
         Recommendation of the Peerless Board....................................................................18
         Opinion of Peerless' Financial Advisor..................................................................18
         Certain Federal Income Tax Consequences.................................................................21
         Accounting Treatment....................................................................................22
         Regulatory Approvals....................................................................................22
         Interests of Certain Persons in the Merger..............................................................22
         Stock Option Agreement..................................................................................23
         Other Agreements........................................................................................24
         No Appraisal Rights.....................................................................................25
         Resale of Jack Henry Common Stock by Affiliates.........................................................26
         Forward-Looking Statements May Prove Inaccurate.........................................................26

THE SPECIAL MEETING..............................................................................................27
         Purpose, Time and Place.................................................................................27
         Record Date; Voting Power...............................................................................27
         Voting of Proxies.......................................................................................27
         Required Vote; Certain Voting Information...............................................................27
         Solicitation of Proxies and Expenses....................................................................27
         Quorum; Abstentions and Broker Non-Votes................................................................28
         Revocation of Proxies...................................................................................28

CERTAIN PROVISIONS OF THE MERGER AGREEMENT.......................................................................29
         Structure of the Merger; Effective Time.................................................................29
         Consideration to be Paid in the Merger..................................................................29
         Treatment of Peerless Stock Options and Warrants........................................................30

         Fractional Shares.......................................................................................30
         Exchange of Certificates................................................................................30
         Representations and Warranties..........................................................................31
         No Solicitation.........................................................................................31
         Conditions to the Merger................................................................................32
         Termination.............................................................................................33
         Termination Fee.........................................................................................34
         The Special Meeting.....................................................................................34
         Consents, Approvals and Filings.........................................................................34
         Insurance and Indemnification...........................................................................35
         NASDAQ Listing..........................................................................................35
         Fees and Expenses.......................................................................................35
         Amendment...............................................................................................35

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION................................................................36
         Comparative Market Price Data...........................................................................36
         Historical Market Prices and Dividends..................................................................36

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS................................................................37
         Jack Henry & Associates, Inc. and Subsidiaries
            Unaudited Pro Forma Consolidated Balance Sheet.......................................................38
         Jack Henry & Associates, Inc. and Subsidiaries
            Unaudited Pro Forma Consolidated Statements of Income................................................39

DESCRIPTION OF PEERLESS' BUSINESS................................................................................41
         General  ...............................................................................................41
         Market   ...............................................................................................41
         Products and Services...................................................................................41
         Seasonality and Cyclicality.............................................................................42
         Principal Suppliers.....................................................................................42
         Intellectual Property...................................................................................43
         Backlog  ...............................................................................................43
         Competition.............................................................................................43
         Sales and Marketing.....................................................................................44
         Year 2000...............................................................................................44
         Employees...............................................................................................44
         Executive Officers......................................................................................44
         Government Regulation...................................................................................45
         Description of Property.................................................................................45
         Legal Proceedings.......................................................................................45

PEERLESS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................................................46
         General  ...............................................................................................46
         Six Months Ended June 30, 1998 and 1997.................................................................46
         Years Ended December 31, 1997 and 1996..................................................................47
         Years Ended December 31, 1996 and 1995..................................................................48
         Provision for Income Taxes..............................................................................49
         Investment in Online....................................................................................49
         Liquidity and Capital Resources.........................................................................49
         Impact of Recently Issued Accounting Standards..........................................................50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
         OWNERS AND MANAGEMENT OF PEERLESS.......................................................................51

DESCRIPTION OF JACK HENRY'S BUSINESS.............................................................................53
         Overview ...............................................................................................53

         Markets and Competition.................................................................................53
         Products and Services...................................................................................54
         Marketing and Sales.....................................................................................56
         Backlog  ...............................................................................................56
         Factors Affecting Jack Henry's Business and Prospects...................................................56
         Subsidiaries............................................................................................57
         Employees...............................................................................................57
         Directors and Executive Officers........................................................................57
         Year 2000...............................................................................................58

COMPARISON OF RIGHTS OF STOCKHOLDERS
         OF PEERLESS AND JACK HENRY..............................................................................59
         Authorized and Issued Capital Stock.....................................................................59
         Number of Directors.....................................................................................59
         Election of Directors...................................................................................59
         Special Stockholder Meetings............................................................................60
         Advance Notice Requirements for Nominations of Directors and Stockholder Proposals......................60
         Provisions Affecting Business Combinations with Interested Persons......................................60
         Action by Written Consent...............................................................................60
         Amendment to Certificate of Incorporation...............................................................61
         Removal of Directors....................................................................................61
         Director Indemnification................................................................................61
         Amendment, Repeal of Bylaws.............................................................................61

DESCRIPTION OF JACK HENRY CAPITAL STOCK..........................................................................62
         Authorized Capital Stock................................................................................62
         Jack Henry Common Stock.................................................................................62
         Jack Henry Preferred Stock..............................................................................62
         Transfer Agent and Registrar............................................................................63
         NASDAQ Listing; Delisting and Deregistration of Peerless Common Stock...................................63

STOCKHOLDER PROPOSALS............................................................................................63

LEGAL MATTERS....................................................................................................63

EXPERTS  ........................................................................................................63

WHERE YOU CAN FIND MORE INFORMATION..............................................................................64

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF PEERLESS..........................................................F-1

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS...............................................................F-2

Annex A -- Agreement and Plan of Merger.........................................................................A-1
Annex B -- Stock Option Agreement...............................................................................B-1
Annex C -- Opinion of Dain Rauscher Wessels.....................................................................C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:   Why are the two companies proposing to merge?

A: Jack Henry and Peerless believe that their combination will create value for both companies' stockholders. The merger will allow Jack Henry to add over 350 community banking, credit union and service bureau customers to its current installed base. Jack Henry hopes to introduce Peerless' customers to Jack Henry's core software products and cross-sell other products and services. In addition, Jack Henry hopes to obtain cost savings based on operating synergies caused by the merger. The combination of increased customer access and cost savings should result in added earnings per share for Jack Henry. The merger will also result in Peerless stockholders receiving stock in a much larger organization at a conversion ratio that represents a significant premium over the trading price of Peerless common stock before the announcement of the merger.

Q:   WHAT WILL I RECEIVE IN THE MERGER FOR MY PEERLESS STOCK?

A: If the merger is completed, Peerless stockholders will have the right to receive 0.16145 of a share of Jack Henry common stock in exchange for each share of Peerless common stock they own, subject to certain adjustments described below. Jack Henry will not issue fractional shares. Instead, you will receive cash for any fractional shares of Jack Henry common stock owed to you based on the average share price of such stock during the ten consecutive trading days ending on the fifth day prior to the Special Meeting.


     Example: If you currently own 1,000 shares of Peerless common stock, then after the merger you will receive 161 shares of Jack Henry common stock and cash for the 0.45 of a share of Jack Henry common stock remaining, assuming the conversion ratio is not adjusted. On November 6, 1998, the closing price of Jack Henry common stock on the NASDAQ National Market System was $48.38. Applying the conversion ratio of 0.16145, each holder of Peerless common stock would be entitled to receive Jack Henry common stock with a market value on that date of approximately $7.81 for each share of Peerless common stock. Of course, the market price for Jack Henry common stock is likely to change between now and the merger.


Q:   HOW WAS THE CONVERSION RATIO DETERMINED?

A: The conversion ratio was determined by assigning a $7.25 value per share to Peerless common stock and dividing that value by the "Pre-Announcement Average Price" of Jack Henry common stock. The "Pre-Announcement Average Price" is the average of the last sale price per share of Jack Henry common stock during the three consecutive trading days prior to the public announcement of the merger on August 19, 1998. The Pre-Announcement Average Price used to determined the conversion ratio is $44.91.

Q:   CAN THE CONVERSION RATIO CHANGE?

A: Yes. Prior to the Special Meeting, the companies will determine a "Pre-Closing Average Price" of Jack Henry common stock. The "Pre-Closing Average Price" is the average of the last sale price per share of Jack Henry common stock for the 10 consecutive trading days ending on the trading day which is five days prior to the Special Meeting. In the event the Pre-Closing Average Price of Jack Henry common stock is at least 15% higher than the Pre-Announcement Average Price (i.e. $51.64) or at least 15% lower than the Pre-Announcement Average Price (i.e. $38.17), then the conversion ratio will be adjusted.

Q:   What do I need to do now?

A: Please complete and mail your signed proxy card in the enclosed postage prepaid return envelope as soon as possible, so that your shares may be represented and voted at the Special Meeting. You should sign and mail your proxy card even if you are planning to attend the meeting.

Q:   WHEN IS THE SPECIAL MEETING?


A: The Special Meeting will take place on December 16, 1998. At the meeting, Peerless stockholders will be asked to approve the merger and the related merger agreement signed by Peerless and Jack Henry on August 18, 1998. Jack Henry stockholders do not need to vote on the merger.


Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, you will receive a letter of transmittal from Jack Henry's transfer agent containing written instructions for exchanging your Peerless stock certificates. Do not send your certificates to Jack Henry or Peerless.

Q:   CAN I CHANGE MY VOTE AFTER HAVING MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the Special Meeting in one of three ways. First, you can send a written notice to the Corporate Secretary of Peerless stating that you would like to revoke your proxy; second, you can complete and submit a new proxy card; or third, you can attend the Special Meeting and vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Without instructions, your shares will not be voted.

Q:   WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A: No. The exchange of shares resulting from the merger will be tax-free for federal income tax purposes to Peerless stockholders (except as to the small amount of cash that Peerless stockholders may receive instead of receiving fractional shares).

     YOU SHOULD CONSULT WITH YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:   DOES JACK HENRY PAY DIVIDENDS?

A: Yes, Jack Henry does pay dividends. However, after the merger, Jack Henry's Board of Directors may change that policy based on business conditions, Jack Henry's financial condition and earnings and other factors.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We are working toward completing the merger as quickly as possible. In addition to Peerless stockholder approval, Peerless and Jack Henry must also obtain regulatory approvals. We intend to complete the merger as soon as possible after the Special Meeting.



Q:   WHOM SHOULD I CALL WITH QUESTIONS?

A. If you have any questions about the merger, please call Douglas K. Hansen, Treasurer of Peerless, at (972) 359-5686.

                                     SUMMARY

     This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information."

THE COMPANIES

   Jack Henry ............................... Jack Henry Provides data processing solutions through proprietary applications software, operating primarily on IBM computers, to more than 1515 commercial banking customers in the united states and several foreign countries. Jack Henry frequently sells the hardware with its software products, and provides customer support and related services for all of its products. Banks can purchase these systems for in-house data processing or they can use Jack Henry's resources through service bureau and facilities management operations. Jack Henry also sells automatic teller machine
                                              (ATM) software and processes atm network transactions through its Commlink Corp.
                                              Subsidiary. The principal executive offices of Jack Henry are located at 663 Highway
                                              60, Monett, Missouri 65708, and its telephone number is (417) 235-6652.

   Peerless.................................. Peerless designs, develops, installs and supports integrated information systems, including proprietary computer software and third-party software and hardware, for community banks and credit unions in the United States and Canada. Peerless currently provides integrated information systems and check and statement processing solutions to more than 350 community banks and credit unions nationwide and in Canada. The principal executive offices of Peerless are located at 1021 Central Expressway South,
                                              Allen, Texas 75013, and its telephone number is (972) 359-5500.

SUMMARY OF THE TRANSACTION..................  Pursuant to the merger agreement, Peerless will merge with a wholly owned subsidiary of Jack Henry, with Peerless continuing as the surviving corporation and becoming a wholly owned subsidiary of Jack Henry. The merger requires the approval of the holders of a majority of Peerless common stock.


RECOMMENDATION OF THE PEERLESS                At a meeting held on August 18, 1998, the Board of Directors of Peerless unanimously
BOARD.......................................  adopted the merger agreement.  The Peerless Board of Directors also believes that the merger is in the best interests of Peerless and its stockholders, and unanimously recommends that Peerless stockholders vote "FOR" approval of the merger agreement.



THE SPECIAL MEETING.........................  The Special Meeting will be held at Peerless' principal executive offices at 1021
                                              Central Expressway South, Allen, Texas, on Wednesday, December 16, 1998, at 10:00
                                              a.m., local time. The purpose of the meeting is for stockholders of peerless to consider and vote upon the approval of the merger agreement and the transactions contemplated thereby.

RECORD DATE; VOTING POWER...................  You are entitled to vote at the Special Meeting if you owned shares of Peerless common stock as of the close of business on the record date of October 30, 1998. On the record date, there were 4,922,660 shares of Peerless common stock entitled to vote at the Special Meeting. Peerless stockholders will have one vote for each share of
                                              Peerless common stock owned on the record date.

REQUIRED VOTE...............................  A majority of the shares of Peerless common stock outstanding on the record date must vote to adopt the merger. Your failure to vote will have the effect of a vote against the merger. Brokers who hold shares of Peerless common stock as nominees will not have discretionary authority to vote such shares unless you provide voting instructions.
                                              The merger does not require the approval of Jack Henry stockholders.

SHARE OWNERSHIP OF MANAGEMENT;                On the record date, directors and executive officers of Peerless and their affiliates
VOTING ARRANGEMENTS.........................  beneficially owned, in the aggregate, approximately 24.3% of the outstanding shares of Peerless common stock.

                                              All members of the Peerless Board of Directors and Steven W. Tomson and Kevin W.
                                              Marsh, both executive officers of Peerless, have agreed to vote their shares of
                                              Peerless common stock for the approval of the merger agreement and against any competing proposals.

REVOCATION OF PROXIES.......................  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted at the Special Meeting. A proxy may be revoked by filing with the Corporate Secretary of Peerless prior to the voting of the proxy either a written instrument revoking the proxy or an executed proxy bearing a later date, or by voting in person at the Special Meeting. Attendance at the Special Meeting
                                              will not, in itself, constitute the revocation of a proxy.


INTERESTS OF CERTAIN PERSONS IN THE           Certain executive officers and directors of Peerless may be deemed to have certain
MERGER......................................  interests in the merger that are in addition to their interests as stockholders of
                                              Peerless generally. Such interests include, among other things, provisions in the merger agreement regarding the treatment of outstanding Peerless options and payments under a non-competition agreement. In addition, certain indemnification and insurance arrangements for existing directors and officers of Peerless will be continued.
                                              Peerless' Board of Directors was aware of these interests and considered them, among other matters, in adopting the merger agreement.

FAIRNESS OPINION OF FINANCIAL                 In deciding to approve the merger, the Peerless Board of Directors considered the
ADVISOR.....................................  opinion of its financial advisor, Dain Rauscher Wessels, as to the fairness of the merger to its stockholders from a financial point of view. The opinion is attached as
                                              Annex C. WE ENCOURAGE YOU TO READ THIS OPINION CAREFULLY.


CONVERSION OF PEERLESS COMMON                 Upon completion of the merger, each then-outstanding share of Peerless common stock
STOCK.......................................  (other than shares of Peerless common stock owned by Peerless or any subsidiary of
                                              Peerlesss or by Jack Henry or any subsidiary of Jack Henry, which shares will be canceled) will be converted into the right to receive 0.16145 Of a share of Jack Henry common stock, subject to certain adjustments.

                                              No certificates representing fractional shares of Jack Henry common stock will be issued pursuant to the merger. Instead, you will receive cash for any fractional shares of Jack Henry common stock owed to you based on the average closing price of
                                              Jack Henry common stock on the ten consecutive trading days ending on the fifth day prior to the Special Meeting (i.e. Pre-Closing Average Price).

COMPARISON OF PER SHARE MARKET                Peerless and Jack Henry common stock are both listed on the NASDAQ National Market
Prices......................................  System.  On August 18, 1998, the last full trading day before the public announcement of the proposed merger, Peerless common stock closed at $4.88 And Jack Henry common stock closed at $45.59. On November 6, 1998, Peerless common stock closed at $7.25 and Jack Henry common stock closed at $48.38. At the conversion ratio of 0.16145 Of a share of Jack Henry common stock per share of Peerless common stock, the equivalent price of a share of Peerless common stock on August 18, 1998 was $7.36 And on
                                              November 6, 1998 was $7.81. As previously discussed, however, the conversion ratio of
                                              0.16145 may change prior to the Special Meeting.

CONDITIONS TO THE MERGER....................  The obligation of each party to complete the merger is conditioned upon, among other things:

                                                 -    the approval of the merger agreement by Peerless' stockholders;

                                                 -    the absence of any order or injunction that prohibits the
                                                      consummation of the merger;

                                                 -    the registration statement for Jack Henry common stock
                                                      not being subject to any stop order or proceeding seeking
                                                      a stop order;

                                                 -    the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements act of 1976, as amended, having expired or been terminated;

                                                 -    the receipt by Peerless of a tax opinion regarding the tax free nature of the merger; and

                                                 -    the receipt of certain accounting opinions as to pooling
                                                      of interests accounting treatment of the merger.

                                              Unless prohibited by law, either Jack Henry or Peerless could elect to waive a condition that has not been satisfied and complete the merger.


TERMINATION.................................  The merger agreement may be terminated under the following conditions:

                                                 -    by mutual written consent;

                                                 -    by either party, if the merger is not completed on or before February 19,
                                                      1999 (other than as a result of a material breach of the merger agreement by the party seeking to effect such termination);

                                                 -    by either party, if an order, decree or ruling has been issued or other action taken by a court of competent jurisdiction which permanently restrains, enjoins or otherwise prohibits the merger;

                                                 -    by either party upon receipt of an opinion of counsel or accountants that the merger is not reasonably likely to qualify for pooling of interests accounting treatment;

                                                 -    by either party, if the Special Meeting has been held and the merger agreement has not been approved by the affirmative vote of holders of Peerless common stock;

                                                 -    by either party, if the other party materially breaches any of its representations, warranties or covenants contained in the merger agreement; or

                                                 -    by Peerless, if prior to the Special Meeting, the Peerless Board of Directors
                                                      determines in good faith that its fiduciary duties require execution of another acquisition agreement, and Peerless executes a written agreement with a third party to consummate an acquisition transaction other than the merger.


TERMINATION FEE.............................  Jack Henry will be entitled to a termination fee under the following conditions:

                                                 -    If the merger agreement is terminated based upon Peerless stockholders failing to approve the merger at the Special Meeting, then Peerless will be required to pay a termination fee of $500,000.

                                                 -    If the merger agreement is terminated based upon Peerless stockholders failing to approve the merger at the Special Meeting, and (i) at the time of termination, an acquisition proposal had been made by another party and (ii)
                                                      within 12 months after the termination, Peerless enters into an agreement to consummate such proposal, then Peerless must pay Jack Henry an additional fee of $500,000 and an additional $500,000 on the effective date of such acquisition.

                                                 -    If Peerless calls off the merger after entering into an agreement with a third party for a proposal which the Peerless Board of Directors determines is superior to the merger, then Peerless must pay a termination fee of $750,000 at termination and an additional $750,000 on the effective date of such acquisition.

APPRAISAL RIGHTS............................ Both companies are organized under Delaware law. Under Delaware law, Peerless stockholders have no right to an appraisal of the value of their shares in connection with the merger. Accordingly, holders of Peerless common stock who do not wish to receive Jack Henry common stock in exchange for their shares must liquidate their investment by selling their shares before the consummation of the merger.

OPERATIONS FOLLOWING THE MERGER............. Following the merger, Peerless will continue its operations as a wholly owned subsidiary of Jack Henry.

REGULATORY APPROVAL......................... The companies are prohibited by United States antitrust laws from completing the merger until after they have furnished certain information and materials to the Antitrust
                                             Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. We have filed the required forms, and the initial waiting period will end on November 27, 1998. However, the Department of Justice and the
                                             Federal Trade Commission will continue to have the authority to challenge the transaction on antitrust grounds even after the waiting period has ended.

ACCOUNTING TREATMENT........................ The companies expect the merger will be accounted for as a pooling of interests, which means that the companies will be treated as if they had always been combined for accounting and financial reporting purposes.

CERTAIN FEDERAL INCOME TAX                   Peerless and Jack Henry have structured the merger so that neither Peerless nor its
CONSEQUENCES................................ stockholders will recognize gain or loss for federal income tax purposes as a result of the merger, except for taxes payable on cash received for fractional shares. However, you should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

LISTING OF JACK HENRY STOCK................. Jack Henry will list the shares of its common stock to be issued in the merger on the
                                             NASDAQ National Market System.

STOCK OPTION AGREEMENT...................... Jack Henry and Peerless have entered into a stock option agreement that permits Jack
                                             Henry under certain circumstances to purchase 979,815 shares, representing approximately 19.9% Of the outstanding Peerless common stock, at a price of $7.25 Per share. The Stock Option Agreement is attached as Annex B.

FORWARD-LOOKING STATEMENTS MAY               Both companies have made forward-looking statements in this document (and in documents)
PROVE INACCURATE............................ that are incorporated by reference) that are subject to risks and uncertainties.
                                             Forward-looking statements include the information concerning possible or assumed future results of operations of Jack Henry, Peerless or the combined companies. When words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions are used, the companies are often making forward-looking statements. Stockholders should note that actual events and results may differ materially from those expressed in forward-looking statements due to a number of factors. See "Certain Risk Factors and Investment Considerations" below.


                  JACK HENRY SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical consolidated financial data of Jack Henry should be read in conjunction with, and is qualified by reference to, the audited consolidated financial statements and accompanying notes in the documents which are incorporated by reference in this Proxy Statement/Prospectus (see "Where You Can Find More Information").

                                                                         YEAR ENDED JUNE 30,
                                                                         -------------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA                                  1998            1997            1996           1995            1994
---------------------                                  ----            ----            ----           ----            ----
Gross revenue (a)............................       $ 113,423        $ 82,600       $ 67,558       $ 46,124        $ 38,390
Income from continuing operations ...........          22,237          15,755         12,268          7,978           6,259
Loss from discontinued operations (b) .......            (668)           (450)        (2,620)            --              --
Net income...................................          21,569          15,305          9,648          7,978           6,259
Income (loss) per share (c):

  Continuing operations......................            1.13             .83            .65            .44             .35
  Discontinued operations....................            (.04)           (.03)          (.14)            --              --
  Net income.................................            1.09             .80            .51            .44             .35
Dividends declared per share (c).............             .24             .20            .17            .15             .13



                                                                          JUNE 30,
                                                                          --------
                                                                      (IN THOUSANDS)
                                                                      --------------
BALANCE SHEET DATA                                     1998            1997           1996           1995            1994
------------------                                     ----            ----           ----           ----            ----
Working capital (deficit)....................        $ 29,878        $ 15,490       $  6,895      $    (666)       $ 11,181
Total assets.................................         115,286          82,069         60,401         58,721          38,347
Long-term debt...............................              --              --             --             --              --
Stockholders' equity.........................          73,500          52,782         37,418         29,484          23,650

----------
(a) Gross Revenue includes software licensing and installation revenues; support revenues; and hardware sales; less sales returns and allowances.

(b) Losses from discontinued operations are reported as such from the appropriate date.

(c) Per share data have been adjusted to reflect the 50% stock dividends paid in prior years and are based on the number of diluted shares as required by Financial Accounting Standards Board Statement No. 128, Earnings Per Share.

                   PEERLESS SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical consolidated financial data of Peerless should be read in conjunction with, and is qualified by reference to, the audited and unaudited, respectively, consolidated financial statements and accompanying notes which are located elsewhere in this Proxy Statement/ Prospectus.


                                                  (UNAUDITED)
                                                  SIX MONTHS
                                                ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                               --------------------     ----------------------------------------
                                                 1998         1997       1997           1996             1995
                                               --------      ------     -------        ------           ------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:

REVENUES:
Software license and installation ...........   $  5,475    $  6,042    $ 10,339       $  9,987       $  7,181
Hardware and equipment ......................      3,960       6,294      11,171         10,303          6,727
Maintenance and services ....................      5,066       3,923       8,621          6,235          5,782
                                                --------    --------    --------       --------       --------
    Total revenues ..........................     14,501      16,259      30,131         26,525         19,690
                                                --------    --------    --------       --------       --------
COST OF REVENUES:
Hardware and equipment ......................      3,037       4,779       8,528          7,754          5,258
Software license and installation,
maintenance and services ....................      6,513       5,821      11,794          8,882          6,872
                                                --------    --------    --------       --------       --------
    Total cost of revenues ..................      9,550      10,600      20,322         16,636         12,130
                                                --------    --------    --------       --------       --------

GROSS MARGIN ................................      4,951       5,659       9,809          9,889          7,560

OPERATING COSTS AND EXPENSES:
Research and development ....................        990       1,007       2,004          1,696          1,398
Selling and marketing .......................      1,464       1,899       3,412          3,477          2,502
General and administrative ..................      1,170       1,311       2,216          1,512          1,222
Severance charge(a) .........................       --          --          --              341           --
                                                --------    --------    --------       --------       --------
    Total operating costs and expenses ......      3,624       4,217       7,632          7,026          5,122
                                                --------    --------    --------       --------       --------
Income (loss) from operations ...............      1,327       1,442       2,177          2,863          2,438

OTHER INCOME (EXPENSE):
Interest expense ............................         (8)        (10)        (20)          (548)          (612)
Interest income .............................         66         231         280            133             68
                                                --------    --------    --------       --------       --------
    Total other income (expense) ............         58         221         260           (415)          (544)
                                                --------    --------    --------       --------       --------
Income (loss) before income taxes ...........      1,385       1,663       2,437          2,448          1,894

Provision for income taxes ..................        538         626         534(b)         155(c)          64(c)
                                                --------    --------    --------       --------       --------
NET INCOME (LOSS) ...........................   $    847    $  1,037    $  1,903       $  2,293       $  1,830
                                                ========    ========    ========       ========       ========

Basic earnings (loss) per share(d) ..........   $   0.17    $   0.22    $   0.40       $   0.82       $   0.90
                                                ========    ========    ========       ========       ========
Diluted earnings (loss) per share(d) ........   $   0.17    $   0.20    $   0.37       $   0.55       $   0.49
                                                ========    ========    ========       ========       ========

Shares used in computing basic earnings
(loss) per share ............................      4,895       4,695       4,712(e)       2,745          1,976
Shares used in computing diluted earnings
(loss) per share ............................      5,088       5,150       5,130(e)       4,055          3,648

                                                 YEAR ENDED DECEMBER 31,
                                                -----------------------
                                                 1994             1993
                                                ------          -------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:

REVENUES:
Software license and installation ...........   $  4,558       $  4,789
Hardware and equipment ......................      5,019          7,118
Maintenance and services ....................      5,165          4,382
                                                --------       --------

    Total revenues ..........................     14,742         16,289
                                                --------       --------

COST OF REVENUES:
Hardware and equipment ......................      3,892          5,380
Software license and installation,
maintenance and services ....................      5,855          6,306
                                                --------       --------
    Total cost of revenues ..................      9,747         11,686
                                                --------       --------

GROSS MARGIN ................................      4,995          4,603

OPERATING COSTS AND EXPENSES:
Research and development ....................      1,365          1,404
Selling and marketing .......................      2,301          2,610
General and administrative ..................      1,181            853
Severance charge(a) .........................       --             --
                                                --------       --------
    Total operating costs and expenses ......      4,847          4,867
                                                --------       --------
Income (loss) from operations ...............        148           (264)

OTHER INCOME (EXPENSE):
Interest expense ............................       (776)          (494)
Interest income .............................         63             15
                                                --------       --------
    Total other income (expense) ............       (713)          (479)
                                                --------       --------
Income (loss) before income taxes ...........       (565)          (743)
Provision for income taxes ..................       --             --
                                                --------       --------

NET INCOME (LOSS) ...........................   $   (565)      $   (743)
                                                ========       ========

Basic earnings (loss) per share(d) ..........   $  (0.32)      $  (0.36)
                                                ========       ========

Diluted earnings (loss) per share(d) ........   $  (0.32)      $  (0.36)
                                                ========       ========

Shares used in computing basic earnings
(loss) per share ............................      1,949          2,054
Shares used in computing diluted earnings
(loss) per share ............................      1,949(f)       2,054(f)

                                                     (UNAUDITED)
                                                  AS OF JUNE 30,                 AS OF DECEMBER 31,
                                              ------------------  ----------------------------------------------------
                                                1998      1997      1997      1996      1995       1994        1993
                                              --------  --------  --------  --------  --------   --------   ----------
BALANCE SHEET DATA:                                                      (IN THOUSANDS)
Cash and cash equivalents...................  $  1,377  $  3,160  $  2,845  $  8,378  $  1,394  $   1,081   $   1,554
Total assets................................    16,892    15,512    19,942    17,359     7,130      6,346       6,555
Unearned revenues...........................     4,849     3,923     7,121     7,573     8,144      8,231       5,046
Current and long-term debt due to related
parties.....................................        --        --        --        --     3,627      5,469       7,479
Stockholders' equity (deficit)..............     9,112     7,449     8,159     6,312    (7,729)    (9,586)     (7,807)

------------------




(a) During the year ended December 31, 1996, Peerless incurred a severance charge related to the resignation of a former officer.

(b) Peerless' effective income tax rate was positively impacted by the utilization of research and development tax credits.

(c) Peerless' effective income tax rate was positively impacted by the utilization of previously unbenefitted net operating loss carryforwards.

(d) For a description of the calculation of basic and diluted earnings (loss) per share, see Note 12 of Notes to Consolidated Financial Statements. All earnings (loss) per share amounts have been presented, and where appropriate, restated to conform to the requirements of Financial Accounting Standards Board Statement No. 128, Earnings Per Share.

(e) The increase in share basis in 1997 as compared to 1996 is due primarily to the additional shares issued in Peerless' October 3, 1996 initial public offering.

(f) The exercise of options and warrants is not assumed in the calculation of diluted loss per share as the result would be antidilutive.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The selected unaudited pro forma combined financial data has been derived from, or prepared on a basis consistent with, the Unaudited Pro Forma Combined Financial Statements included elsewhere in this Proxy Statement/Prospectus. This data is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations or financial position that would have occurred if the merger had occurred at the beginning of each period presented or on the dates indicated, nor is it necessarily indicative of future operating results or the financial position of the combined companies.


                                                                                TWELVE MONTHS ENDED JUNE 30,
                                                                             1998             1997             1996
                                                                       -------------    ------------     ---------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA COMBINED STATEMENT OF INCOME DATA(a):
  Revenues...........................................................    $ 141,796         $ 112,944      $  89,569
  Net Income.........................................................       23,282            17,834         11,171
EARNINGS PER COMMON SHARE (b):
   Diluted...........................................................         1.13               .90            .58
   Basic.............................................................         1.19               .96            .62
SHARES USED IN COMPUTING EARNINGS PER COMMON SHARE (b):
   Diluted...........................................................       20,584            19,845         19,322
   Basic.............................................................       19,627            18,639         17,979



                                                                               AS OF
                                                                           JUNE 30, 1998
                                                                           -------------
PRO FORMA COMBINED BALANCE SHEET DATA:                                    (IN THOUSANDS)
   Working Capital...................................................     $   31,649
   Total Assets......................................................        132,178
   Long-Term Debt....................................................           --
   Stockholders' Equity..............................................         82,612

----------------------


(a) Statement of income data reflects the combination of Jack Henry data for the fiscal years ended June 30, 1998, 1997 and 1996, and unaudited Peerless data for the twelve-month periods ended June 30, 1998, 1997 and 1996.



(b) The pro forma earnings per common share assume that all shares of Peerless common stock were converted into shares of Jack Henry common stock at the conversion ratio of 0.16145.

                           COMPARATIVE PER SHARE DATA


     The following table sets forth earnings, dividends and book value per common share for Jack Henry and Peerless on an historical, pro forma combined and equivalent basis. You should read this table in conjunction with the consolidated financial statements and notes thereto of Jack Henry and Peerless included or incorporated by reference in this Proxy Statement/Prospectus, the selected historical and unaudited pro forma financial data set forth on the previous pages and the Unaudited Pro Forma Combined Financial Statements. You should not rely on the pro forma combined information as being indicative of the results that would have been achieved had the companies been combined or the future results that the combined company will experience after the merger. Peerless has never paid cash dividends on its common stock.


                                     TWELVE MONTHS ENDED        TWELVE MONTHS ENDED         TWELVE MONTHS ENDED
                                      JUNE 30, 1998(a)           JUNE 30, 1997(a)            JUNE 30, 1996(a)
                                  ------------------------------------------------------------------------------
HISTORICAL:                       JACK HENRY     PEERLESS    JACK HENRY     PEERLESS     JACK HENRY     PEERLESS
                                  ----------     --------    ----------     --------     ----------     --------
Earnings per share
  Diluted.......................   $ 1.09         $  .34       $  .80        $  .53       $  .51       $  .40
  Basic.........................     1.14            .36          .85           .61          .55          .73
Cash dividends paid per share...      .24            --           .20            --          .17           --
Book value per share(b).........     3.72           1.79         2.77          1.56         2.00        (1.79)



                                           (UNAUDITED)              (UNAUDITED)             (UNAUDITED)
PRO FORMA COMBINED:                    TWELVE MONTHS ENDED      TWELVE MONTHS ENDED     TWELVE MONTHS ENDED
                                        JUNE 30, 1998(a)         JUNE 30, 1997(a)         JUNE 30, 1996(a)
                                       -------------------      ------------------      -------------------
  Earnings per share
    Diluted.........................           $ 1.13                   $   .90              $  .58
    Basic...........................             1.19                       .96                 .62
  Cash dividends per share..........              .24                       .20                 .17
  Book value per share(2)...........             4.01                      3.03                1.59



PEERLESS PRO FORMA                          (UNAUDITED)              (UNAUDITED)            (UNAUDITED)
EQUIVALENTS(c):                         TWELVE MONTHS ENDED      TWELVE MONTHS ENDED    TWELVE MONTHS ENDED
                                         JUNE 30, 1998(a)         JUNE 30, 1997(a)        JUNE 30, 1996(a)
                                        ------------------     -------------------      ------------------
Earnings per share
    Diluted.........................          $   .18                  $   .15                    $  .09
    Basic...........................              .19                      .15                       .10
  Cash dividends per share..........              .04                      .03                       .03
  Book value per share..............              .65                      .49                       .26

----------------------


(a) Information is presented for Jack Henry's fiscal year ended June 30, 1998, 1997 and 1996 and peerless' unaudited twelve-month period ended June 30, 1998, 1997 and 1996.



(b) Historical book value per share is computed by dividing stockholders' equity by the number of diluted shares of common stock outstanding on June 30, 1998, 1997 and 1996. The pro forma combined book value is computed by dividing the pro forma combined stockholders' equity by the pro forma number of diluted shares of Jack Henry common stock outstanding at June 30, 1998, 1997 and 1996.



(c) Amounts are calculated by multiplying the respective pro forma combined amounts by the conversion ratio of 0.16145.

               CERTAIN RISK FACTORS AND INVESTMENT CONSIDERATIONS

         The following factors should be considered carefully by Peerless stockholders in evaluating whether to approve and adopt the merger agreement. These factors should be considered in conjunction with the other information included or incorporated by reference in this Proxy Statement/Prospectus.

CHANGE IN MERGER CONSIDERATION CAUSED BY CHANGES IN STOCK PRICE

         Upon completion of the merger, each share of Peerless common stock will be converted into the right to receive 0.16145 of a share of Jack Henry common stock. This conversion ratio of 0.16145 will only be adjusted if the Pre-Closing Average Price of Jack Henry common stock is 15% higher or lower than the Pre-Announcement Average Price, which was $44.91. Therefore, the price of Jack Henry common stock received by Peerless stockholders when the merger occurs may vary from the Pre-Announcement Average Price and its price at the date of this Proxy Statement/Prospectus and at the date of the Special Meeting. Such variation may be the result of changes in the business, operations or prospects of Jack Henry, market assessments of the likelihood that the merger will be consummated, the timing thereof and the prospects of the merger and post-merger operations, regulatory considerations, general market and economic conditions and other factors.

INTEGRATION OF OPERATIONS

         The merger involves the integration of two companies that have previously operated independently. No assurance can be given that Jack Henry will be able to integrate Peerless' operations without encountering difficulties or experiencing the loss of key personnel or that the benefits expected from such integration will be realized. In addition, there can be no assurance that Jack Henry will realize anticipated operating synergies from the merger, or that current customers of Peerless will remain with either company.

TECHNOLOGICAL CHANGE IN HARDWARE AND SOFTWARE MARKETS

         The market for Jack Henry's software and hardware is characterized by technological advances and evolving standards. In addition, changes in banking requirements and new equipment introductions and enhancements could render Jack Henry's existing products less marketable. Accordingly, Jack Henry's future success depends heavily upon its ability to enhance its current products in a timely fashion and develop and introduce new products that keep pace with technological developments and banking requirements.

COMPETITION

         Competition in the banking software and services industries is expected to remain vigorous. Some of Jack Henry's competitors have strong financial, marketing, manufacturing and technological resources, broad product lines and larger installed customer bases. Jack Henry believes that its ability to compete successfully depends on numerous factors, including product quality, reliability, performance, ease of use, quality of support and product pricing.

DEPENDENCE ON IBM RELATIONSHIP

         Jack Henry's products incorporate and use computer hardware and equipment developed by IBM. Jack Henry's relationship with IBM is therefore critical to its business and financial performance. There can be no assurance that IBM will continue to manufacture hardware that supports Jack Henry's product lines or that IBM's products will be available to Jack Henry on a timely basis.

RAPID GROWTH

         Jack Henry has grown at a rapid pace, both internally and through acquisitions, requiring enhancement and expansion of its management team, information systems, operations and other aspects of its infrastructure. Jack Henry's ability to compete effectively and to manage future growth, if any, also will depend on its ability to implement and improve operational, financial and management information systems on a timely basis. Jack Henry's continued success and profitability partly depends on its ability to continue to improve its infrastructure to keep pace with this growth in its business activities.

CHANGES IN THE BANKING AND FINANCIAL SERVICES INDUSTRIES

         Jack Henry's primary market for its products consists of approximately 9,200 commercial banks in the United States. The number of commercial banks in the United States has decreased and will continue to decrease due to the increasing consolidation of banks around the country. While Jack Henry to date has generally profited from this consolidation trend, over the long term Jack Henry's growth could be affected by the shrinking pool of bank customers.

YEAR 2000 COMPLIANCE

         Jack Henry currently does not expect that the cost of its Year 2000 compliance program to be material to its financial condition or results of operations or that its business will be adversely affected by the Year 2000 issue in any material respect. Nevertheless, achieving Year 2000 compliance is dependent on many factors, some of which are not completely within Jack Henry's control. Should either Jack Henry's internal systems or the internal systems of one or more significant vendors or suppliers fail to achieve Year 2000 compliance, Jack Henry's business and its results of operations could be adversely affected. See "Description of Jack Henry's Business -- Year 2000."

TAX RISKS ASSOCIATED WITH THE MERGER

         The merger agreement provides that Peerless will merge with a wholly owned subsidiary of Jack Henry, and Peerless will be the surviving corporation and become a wholly owned subsidiary of Jack Henry. Although the parties intend for the merger to constitute a tax-free reorganization, neither Jack Henry nor Peerless has sought or obtained a ruling from the Internal Revenue Service. There is therefore a risk that all the gain or loss realized by a Peerless stockholder as a result of the merger will be subject to tax. However, even if the merger does not constitute a tax-free reorganization, neither Jack Henry nor its stockholders, as such, will realize taxable income or loss in the merger.

SUBSTANTIAL EXPENSES RESULTING FROM THE MERGER


         The negotiation and implementation of the merger will result in significant pre-tax expenses to Jack Henry and Peerless. Excluding costs associated with combining the operations of the two companies, pre-tax expenses are estimated at approximately $2 million, primarily consisting of fees for investment bankers, attorneys, accountants, regulatory compliance, financial printing and other related charges. The aggregate amount of such expenses may be greater and unanticipated contingencies could occur that would substantially increase the costs of combining the operations of the two companies. A substantial portion of these costs will have been incurred whether or not the merger is approved or consummated.

                                   THE MERGER

GENERAL


         Jack Henry and Peerless are furnishing this Proxy Statement/Prospectus to holders of shares of Peerless common stock, par value $0.01 per share ("Peerless Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Peerless (the "Peerless Board") for use at the Special Meeting of Stockholders of Peerless to be held on December 16, 1998, or any adjournment or postponement thereof (the "Special Meeting").


         At the Special Meeting, holders of Peerless Common Stock will be asked to vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 18, 1998, between Jack Henry, Peerless Acquisition Corp., a newly formed and wholly owned subsidiary of Jack Henry ("Newco"), and Peerless (the "Merger Agreement"), which provides, among other things, that Newco will merge with and into Peerless (the "Merger"), with Peerless becoming the surviving corporation (the "Surviving Company"). As a result of the Merger, Peerless will become a wholly owned subsidiary of Jack Henry.

         Upon consummation of the Merger, each share of Peerless Common Stock will be converted automatically into the right to receive 0.16145 of a share of Jack Henry common stock, par value $0.01 per share ("Jack Henry Common Stock"), subject to adjustment as described below (as adjusted, the "Conversion Ratio"). In connection with the issuance of Jack Henry Common Stock to Peerless stockholders, an aggregate of 794,764 shares of Jack Henry Common Stock have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the registration statement of which this Proxy Statement/Prospectus is a part (the "Registration Statement").

BACKGROUND OF THE MERGER


         For many years, management of Jack Henry and Peerless met informally to discuss business and other matters on an annual basis. Jack Henry had discussed several informal acquisition/merger proposals with Peerless during the last several years. In response to these and other expressions of interest, the Peerless Board on September 25, 1997 hired Dain Bosworth Incorporated (currently Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, "DRW") to evaluate and advise on all outstanding expressions of interest from Jack Henry and other parties.


         On November 21, 1997, Mike Henry, Chairman and Chief Executive Officer of Jack Henry and Rodney L. Armstrong, Jr., Chairman and Chief Executive Officer of Peerless, met for an informal luncheon in Dallas, Texas, at which they discussed various business matters. During the conversation and consistent with prior conversations, Mike Henry indicated that Jack Henry had an interest in acquiring Peerless and discussed possible business strategies for both companies.

         On February 25, 1998, the Board of Directors of Jack Henry (the "Jack Henry Board") discussed the terms and strategies of a potential merger, and the Jack Henry Board authorized management to send an unsolicited letter to the Peerless Board offering to purchase 100% of the outstanding shares of Peerless Common Stock, which was sent on that date. In response to the Jack Henry offer, the Peerless Board met on March 5, 1998 to discuss potential issues involved with the offer. At this meeting, the Peerless Board formally rejected the Jack Henry offer as being inadequate. On March 19, 1998, Mr. Armstrong sent a letter to Jack Henry stating that Peerless would not accept the offer and was electing to pursue its own strategic plan.

         On May 5, 1998, Peerless engaged DRW as an investment banker for financial advisory and investment banking services, and to review all possible strategic alternatives, including a possible sale of Peerless. Subsequently, DRW contacted fifteen potential acquirors to solicit potential offers for Peerless. All formal offers, including an offer from Jack Henry, were received by June 29, 1998.

         On July 10, 1998, the Peerless Board accepted the Jack Henry bid for 100% of the outstanding shares of Peerless Common Stock, subject to due diligence. During the following several weeks, Jack Henry conducted a due diligence review of Peerless and the parties and their respective legal counsel began drafting the Merger Agreement, as well as the ancillary agreements and documents.

         On August 18, 1998, the Peerless Board met to consider and act upon the proposed Merger Agreement and the transactions contemplated thereby. At such meeting, members of the Peerless Board and representatives of DRW discussed their views and analysis of various aspects of the proposed transaction. The Peerless Board reviewed and discussed, among other things, (i) the background of the proposed transaction; (ii) strategic alternatives potentially available to Peerless; (iii) financial and valuation analysis of the proposed transaction;
(iv) potential benefits from the combination of Jack Henry and Peerless; (v) the terms of the proposed Merger Agreement, a stock option agreement permitting Jack Henry to purchase approximately 19.9% of the outstanding shares of Peerless Common Stock under certain circumstances (the "Stock Option Agreement") and the voting agreements with Peerless management; (vi) regulatory and tax aspects of the proposed transaction; and (vii) other matters described below. Based upon its review of such factors, the Peerless Board unanimously approved the Merger and authorized the execution, delivery and performance of the Merger Agreement.

         The Merger Agreement, Stock Option Agreement and all voting agreements were signed on August 18, 1998, and a joint press release was issued shortly before the opening of trading on August 19, 1998.

REASONS FOR THE MERGER - PEERLESS

         The Peerless Board has unanimously approved, adopted and declared the advisability of the Merger Agreement and has determined that the Merger is (i) advantageous to and in the best interests of Peerless and (ii) fair to and in the best interests of the Peerless stockholders. The Peerless Board unanimously recommends that the holders of shares of Peerless Common Stock vote FOR approval and adoption of the Merger Agreement and the consummation of the Merger. The Peerless Board has explored other strategic directions, including continuing to execute on its business plan as an independent company.

         The Peerless Board's decision to approve the Merger Agreement and the consummation of the Merger was based primarily on its assessment that the financial institution management information systems market is intensely competitive and that companies who are able to provide a complete information management solution will be well positioned to compete in such an environment. In light of the competitive direction of the marketplace and the competitive positions of both Peerless and Jack Henry, the Peerless Board has concluded that the Merger represents the best long-term strategy for Peerless. The above strategic factors, together with the fact that the Conversion Ratio for Peerless Common Stock represents a premium over the trading price of Peerless Common Stock prior to the announcement of the Merger, led the Peerless Board to conclude that the Merger is in the best interests of Peerless and its stockholders.

         In reaching its decision to approve, adopt and declare the advisability of the Merger Agreement and the consummation of the Merger and to recommend that Peerless' stockholders vote to approve the Merger Agreement and the consummation of the Merger, the Peerless Board also considered, in addition to other matters, the following factors:

         (i) Historical information concerning Jack Henry's and Peerless' respective businesses, operations, properties, assets, financial condition and operating results, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter of each company, filed with the Securities and Exchange Commission ("SEC");

         (ii) Detailed financial analysis and other information with respect to Jack Henry and Peerless presented by DRW in its presentations to the Peerless Board as well as the oral opinion of DRW that, as of August 18, 1998, and based upon and subject to certain factors and assumptions, the consideration to be received by the stockholders of Peerless pursuant to the Merger Agreement was fair from a financial point of view. In addition, such analysis included an evaluation of the consideration to be received by the Peerless stockholders pursuant to the Merger Agreement based on (a) a comparable company analysis; (b) a comparable transaction analysis; and (c) a discounted cash flow analysis, each of which are more fully described under "-- Opinion of Peerless' Financial Advisor" below;

         (iii) The prices of Jack Henry and Peerless Common Stock prior to the announcement of the Merger, as well as a review of historical trading prices of Jack Henry and Peerless Common Stock, the implied premium reflected in the proposed Conversion Ratio and premiums in similar transactions in the financial institution management information systems and technology industries. In particular, the Peerless Board concluded that the implied premium reflected in the Merger of 48.7% (based on the trading price of Peerless Common Stock immediately prior to the announcement of the Merger), represented a very significant premium over the recent trading price for Peerless Common Stock;

         (iv) The risk of stock price fluctuations prior to and following the consummation of the Merger and the effect of such fluctuations on the Conversion Ratio;

         (v) Internal projections as to possible results of operations for Peerless and publicly available forecasts of securities analysts as to possible future results of operations for Jack Henry;

         (vi) Oral summaries of the presentation of management of Jack Henry concerning publicly available forecasts from securities analysts as to possible financial results of Jack Henry in fiscal 1998 and fiscal 1999 and the discussion by Jack Henry's management of certain forward-looking information concerning Jack Henry;

         (vii) Discussions with Jack Henry's management reflecting the compatibility of the respective business philosophies of Jack Henry and Peerless. In particular, the Peerless Board considered (a) the similar commitment of both companies to product quality and leading technology in the financial institution management information systems market; and (b) the similarity of organizational structures which do not include numerous layers of management;

         (viii) The potential effect on stockholder value of Peerless (a) continuing as an independent entity; (b) combining with other financial institution management information systems companies; or (c) combining with Jack Henry. In particular, the Merger was evaluated in light of (1) the evolution of trends in the financial institution management information systems industry; (2) the potential for product line synergies; (3) the possibility of operational synergies; (4) the potential for cost control through control in the growth of headcount and expenses; and (5) the stability and potential stockholder return of a combined entity. In particular, the Peerless Board discussed the possibilities of potential combinations with other companies in the industry and concluded that no other financial institution management information systems company provided technology and market position as complementary to Peerless' business as Jack Henry and that any potential combinations with other third parties would likely involve substantially more risk than a combination with Jack Henry, including both financial riskand operational risks. The Peerless Board also concluded that the business cultures of the two companies were highly compatible and this compatibility would increase the likelihood that the benefits of the Merger could be achieved;

         (ix) The terms and conditions of the Merger Agreement and the Stock Option Agreement, including the break-up fees, non-solicitation provisions, conditions to closing and termination provisions. In particular, the Peerless Board concluded that these provisions provided reasonable flexibility for the Peerless Board to exercise its fiduciary duties in the event of receipt by Peerless of a superior unsolicited competing bid prior to consummation of the Merger;

         (x) The requirement of stockholder approval of the Merger and the process involved in obtaining such approval and the degree of governmental review that the Merger may require with respect to antitrust compliance and other matters. In particular, the Peerless Board discussed the possibility of substantial delays in completing the Merger and the concern that such a delay could have a significant adverse effect on Peerless' employee base and customer relationships if not managed properly;

         (xi) The potential effect of the Merger on Peerless' customers and suppliers both in the near term and over an extended period of time;

         (xii) The possible effect on sales and marketing efforts of Peerless during the period following announcement of the Merger and prior to consummation of the Merger;

         (xiii) The potential effect of the Merger on Peerless' employees including the compensation, benefits and responsibilities which may be offered such employees and the potential effect on employee morale associated with these matters and the risk that the Surviving Company would be unable to retain all of its key employees;

         (xiv) The risks of combining the distinct cultures of the two organizations; and

         (xv) The limitations on trading by affiliates imposed by pooling of interest accounting requirements.

         As part of the foregoing analysis, the Peerless Board considered the following specific negative factors concerning the Merger and the risks inherent in the transaction: (i) the risks in mergers of technology companies generally and, in particular, the fact that technology merger transactions have frequently resulted in high employee attrition rates, loss of management focus and temporary or long-term employee morale problems; (ii) the possibility that following announcement of the Merger, some customers may defer orders or purchasing decisions pending the completion of the Merger; and (iii) the risk that some customers could seek to terminate their relationship with the combined company or reduce their long-term dependence on the combined company following the Merger.

         In view of the wide variety of factors, both positive and negative, considered by the Peerless Board, the Peerless Board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, the Peerless Board unanimously agreed that the Merger Agreement and the consummation of the Merger were advisable and fair to and in the best interests of Peerless and Peerless' stockholders and that Peerless should proceed with the Merger Agreement and the consummation of the Merger.

REASONS FOR THE MERGER - JACK HENRY

         Jack Henry believes that the Merger is in the best interests of its stockholders. Jack Henry maintains a strategy of seeking to acquire businesses and products to better serve its existing customers. In addition, the Merger will permit Jack Henry to expand its customer base, item processing capabilities and service bureau operations and enhance Jack Henry's ability to serve the financial service industry. Although Jack Henry presently competes on a limited basis with Peerless in certain broadly defined markets, the Merger would enable Jack Henry to offer its services in certain market niches in which it does not compete regularly, including the credit union market.

RECOMMENDATION OF THE PEERLESS BOARD


         THE PEERLESS BOARD UNANIMOUSLY (I) DEEMS THE MERGER TO BE ADVANTAGEOUS TO AND IN THE BEST INTERESTS OF PEERLESS, (II) DEEMS THE MERGER TO BE FAIR TO
AND IN THE BEST INTERESTS OF THE PEERLESS       STOCKHOLDERS, (III) APPROVES,
ADOPTS AND DECLARES THE ADVISABILITY OF THE MERGER AGREEMENT AND (IV) RECOMMENDS THAT THE PEERLESS STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE MERGER. IN CONSIDERING SUCH RECOMMENDATION, PEERLESS STOCKHOLDERS SHOULD BE AWARE THAT JACK HENRY HAS AGREED TO PROVIDE CERTAIN INDEMNIFICATION ARRANGEMENTS TO DIRECTORS AND OFFICERS AND PAYMENTS UNDER A NON-COMPETITION AGREEMENT TO AN OFFICER OF PEERLESS. SEE " -- INTERESTS OF CERTAIN PERSONS IN THE MERGER," BELOW.


OPINION OF PEERLESS' FINANCIAL ADVISOR

         Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, was retained, pursuant to an engagement letter dated September 25, 1997 and amended July 30, 1998 (collectively, the "DRW Engagement Letter"), to furnish an opinion as to the fairness, from a financial point of view, to Peerless stockholders of the consideration to be paid in the Merger.


         On August 18, 1998 DRW rendered its opinion (the "DRW Opinion") to the Peerless Board of Directors that, as of such date and based on the procedures followed, factors considered and assumptions made by DRW and certain other limitations, all as set forth therein, the consideration proposed to be paid to the holders of Peerless Common Stock upon completion of the Merger was fair from a financial point of view. A copy of the DRW Opinion is attached as Annex C to this Proxy Statement/Prospectus. Peerless stockholders are urged to read the DRW Opinion in its entirety. The summary of the opinion set forth herein is qualified in its entirety by reference to the full text of the DRW Opinion.

         The DRW Opinion applies only to the fairness, from a financial point of view, of the consideration to be paid to the Peerless stockholders as provided by the terms of the Merger Agreement and should not be understood to be a recommendation by DRW to vote in favor of any matter presented in this Proxy Statement/Prospectus. Peerless stockholders should note that the opinion expressed by DRW was provided solely for the information of the Peerless Board in its evaluation of the Merger and was not prepared on behalf of, and was not intended to confer rights or remedies upon, Jack Henry, Peerless or any stockholder of Peerless or Jack Henry, or any persons other than the Peerless Board. The Peerless Board did not impose any limitations on the scope of the investigation of DRW with respect to rendering its opinion.

         DRW assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided by Peerless and Jack Henry (including without limitation the financial statements and related notes of Peerless and Jack Henry) and certain other publicly available information and did not independently verify such information. Additionally, DRW was not asked and did not consider the possible effects of any litigation, other legal claims or any other contingent matters. DRW did not perform any independent evaluation or appraisal of any of the respective assets or liabilities of Peerless or Jack Henry, nor was DRW furnished with any such evaluations or appraisals. The DRW Opinion is based on the conditions as they existed and the information available to DRW on the date of the DRW Opinion. Events occurring after the date of the DRW Opinion may materially affect the assumptions used in preparing the DRW Opinion.

         In connection with its review of the Merger, and in arriving at its opinion, DRW: (i) reviewed and analyzed the financial terms of the Merger Agreement; (ii) reviewed and analyzed certain publicly available financial and other data with respect to Peerless and Jack Henry and certain other historical relevant operating data relating to Peerless and Jack Henry made available to DRW from published sources and from the internal records of Peerless and Jack Henry; (iii) conducted discussions with members of the senior management of Peerless with respect to the business and prospects of Peerless relative to published industry analyst estimates; (iv) conducted discussions with members of the senior management of Jack Henry with respect to the business and prospects of Jack Henry relative to published industry analyst estimates; (v) reviewed the reported prices and trading activity for Jack Henry Common Stock and Peerless Common Stock; (vi) compared the financial performance of Jack Henry and Peerless and the prices of Jack Henry Common Stock and Peerless Common Stock with that of certain other comparable publicly traded companies and their securities; and
(vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions. In addition, DRW conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed necessary in arriving at its opinion.

         The following is a summary of the financial analyses performed by DRW in connection with the delivery of the DRW Opinion and made available to the Peerless Board:


         Comparable Company Analysis. DRW used a comparable company analysis to analyze Peerless' operating performance relative to a group of publicly traded companies that DRW deemed for purposes of its analysis to be comparable to Peerless. In such analysis, DRW compared the value to be achieved by Peerless stockholders in the Merger, expressed as a multiple of certain operating data, to the market trading values of the comparable companies expressed as a multiple of the same operating results. DRW compared multiples of selected financial data for Peerless with those of the following publicly traded companies: The BISYS Group, Inc.; Broadway & Seymour, Inc.; CFI ProServices, Inc.; CPS Systems, Inc.; Fair Isaac & Company; Fiserv, Inc.; Jack Henry; Phoenix International, Inc.; and ULTRADATA Corporation (collectively referred to as the "Comparable Companies"). Although such companies were considered comparable to Peerless for the purpose of this analysis based on certain characteristics of their respective businesses, none of such companies possesses characteristics identical to those of Peerless. DRW calculated the following valuation multiples based on an implied value of $7.25 per share of Peerless Common Stock based on Jack Henry's three-day average closing price on August 17,1998, and, as to the Comparable Companies, on market prices and other information available as of the same date. Multiples of future earnings were based on projected earnings as estimated publicly by First Call Consensus. The mean and median price per share as a multiple of the indicated statistic for Peerless as compared to those of the Comparable Companies were as follows: (a) projected calendar year 1998 earnings per share, 19.1x for Peerless, compared to a mean of 23.3x and a median of 22.1x for the Comparable Companies; and (b) projected calendar year 1999 earnings per share, 18.1x for Peerless, compared to a mean of 18.5x and a median of 16.5x for the Comparable Companies. The mean and median multiples of stock price to projected calendar earnings as a multiple of growth rate were as follows: projected calendar year 1999 earnings, 1.8x for Peerless, compared to a mean of 0.9x and a median of 0.9x for the Comparable Companies.


         Comparable Transactions. DRW compared multiples of selected financial data and other financial data relating to the Merger with multiples paid in, and other financial data from, selected mergers (the "Comparable Transactions") since 1995 of publicly traded companies in the financial services software industry. DRW noted that none of the target companies involved in these transactions had a business that was directly comparable to Peerless. This analysis produced multiples of enterprise value (defined as equity value plus debt less cash) to latest 12-month revenues for the Comparable Transactions ranging from 0.6x to 2.9x, with a median of 1.7x, compared with 1.4x for Peerless. The multiple of enterprise value to latest 12-month operating income for the Comparable Companies ranged from 8.0x to 13.9x, with a median of 11.9x, compared to 18.9x for Peerless. The multiple of enterprise value to latest 12-month net income for the Comparable Transactions ranged from 13.1x to 21.0x, for companies with net income, with a median of 15.3x, compared with 20.1x for Peerless. DRW also compared the premium of the enterprise value per share over the target stock price four weeks and one day prior to the announcement of the transaction for 45 transactions since January 1, 1997 involving the sale of a public technology company for less than $100 million. The premiums of the enterprise value per share over the stock price of the target one day and one month prior to the announcement of the transaction ranged from -11.1% to 74.2% and -7.1% to 122.0%, with medians of 18.2% and 29.0% respectively. This was compared with one day and one month premiums of 48.7% and 45.0%, respectively for Peerless.


         Discounted Cash Flow Analysis. DRW estimated present values of Peerless using a discounted cash flow analysis using projections of future operations based on information provided by Peerless' management. DRW calculated present values of projected operating cash flows after net changes to working capital over the period between August 1, 1998 and December 31, 2002 using a discount rate of 25.0%. DRW calculated an approximate terminal value of Peerless as of March 31, 1998 of 8.0x Peerless' projected fiscal year 2002 operating income, which was determined by analyzing the enterprise value paid in comparable mergers and acquisitions as a multiple of each target company's operating income. The terminal value was discounted to present value using the same discount rate as the cash flows. DRW calculated an implied valuation of Peerless by adding the present value of the cash flows and the terminal value. The implied value of Peerless based on this analysis was $36.4 million, or $6.54 per share. DRW determined that, at the time of the DRW Opinion, the value of the consideration to be received by the Peerless stockholders in the Merger of approximately $7.25 per share was greater than the present value of Peerless cash flows under the discounted cash flow valuation discussed above.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. DRW believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion. In arriving at its fairness determination, DRW considered the results of all such analyses. In view of the wide variety of factors considered in connection with its evaluation of the fairness of the Merger consideration, DRW did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No company or transaction used in the above analyses as a comparison is identical to Peerless or Jack Henry or the proposed Merger. The analyses were prepared solely for purposes of DRW providing its opinion as to the fairness of the Merger consideration pursuant to the Merger Agreement to Peerless stockholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, the DRW Opinion and presentation to the Peerless Board were among many factors taken into consideration by the Peerless Board in making its determination to approve the Merger Agreement.

         DRW is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and
valuations of corporations.   DRW is familiar with Peerless, having
acted as a managing underwriter of the initial public offering of Peerless Common Stock in October 1996. Peerless selected DRW to render the fairness opinion based on DRW's familiarity with Peerless, its knowledge of the technology industry, and its experience in mergers and acquisitions and in securities valuation generally.

         In the ordinary course of business, DRW acts as a market maker and broker in the publicly traded securities of Peerless and Jack Henry and receives customary compensation in connection therewith, and also provides research coverage of Peerless and Jack Henry. In the ordinary course of business, DRW actively trades in the publicly traded securities of Peerless and Jack Henry for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities which positions, on occasion, may be material in size or relative to the volume of trading activity.

         Pursuant to the DRW Engagement Letter, Peerless paid DRW a nonrefundable opinion fee (the "Opinion Fee") of $100,000 upon the rendering of the DRW Opinion; payment of the Opinion Fee to DRW is not contingent upon the closing of the Merger. In addition, pursuant to the DRW Engagement Letter, Peerless has agreed to pay DRW, upon the closing of the Merger pursuant to the Merger Agreement, a transaction fee (the "Transaction Fee") of approximately $650,000. The Opinion Fee will not be credited against the Transaction Fee. Payment of the Transaction Fee is contingent upon the closing of the Merger. Peerless has also agreed to reimburse DRW for its reasonable out-of-pocket expenses and to indemnify DRW against certain liabilities relating to or arising out of services performed by DRW in connection with the Merger. The terms of the DRW Engagement Letter, which are customary for transactions of this nature, were negotiated at arm's length between Peerless and DRW, and the Peerless Board was aware of such fee arrangement at the time of its approval of the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a general summary of the material federal income tax consequences of the Merger and is based on the Internal Revenue Code of 1986, as amended (the "Code"), the final, proposed and temporary Treasury Regulations promulgated thereunder, administrative rulings and interpretations, and judicial decisions, in each case as in effect as of the date hereof. All of the foregoing are subject to change at any time, possibly with retroactive effect. The discussion set forth below does not address all aspects of federal income taxation that may be relevant to a Peerless stockholder in light of such stockholder's particular circumstances or to stockholders subject to special rules under the federal income tax laws, such as non-United States persons, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or stockholders who acquired their shares of Peerless Common Stock pursuant to the exercise of employee stock options, or otherwise as compensation, nor any consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion assumes that holders of Peerless Common Stock hold their respective shares as capital assets within the meaning of
Section 1221 of the Code.


        Neither Jack Henry nor Peerless intends to secure a ruling from the Internal Revenue Service with respect to the tax consequences of the Merger. Peerless has received an opinion from Haynes and Boone, LLP, a copy of which is filed as Exhibit 8.1 to the Registration Statement, to the effect (based upon and subject to the assumptions and other matters referred to therein) that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Peerless will be a party to that reorganization within the meaning of Section 368(b) of the Code, that no gain or loss will be recognized by Peerless upon consummation of the Merger, and that no gain or loss will be recognized by the stockholders of Peerless upon their exchange of shares of Peerless Common Stock for Jack Henry Common Stock under Section 354 of the Code (except with respect to receipt of cash in lieu of fractional shares).


         Cash payments received by holders of Peerless Common Stock in lieu of fractional share interests of Jack Henry Common Stock will be treated as if such fractional share of Jack Henry Common Stock had been issued in the Merger and then redeemed by Jack Henry, and a stockholder of Peerless receiving such cash will generally recognize capital gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

        The aggregate tax basis of Jack Henry Common Stock received as a result of the Merger will be the same as the stockholder's aggregate tax basis in the Peerless Common Stock surrendered in the exchange, decreased by the basis allocable to fractional shares for which cash is received in the Merger. The holding period of the Jack

Henry Common Stock received by former holders of Peerless Common Stock as a result of the exchange will for tax purposes include the period during which such stockholders held the Peerless Common Stock exchanged.

HOLDERS OF PEERLESS COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

         It is expected that the Merger will be accounted for under the pooling of interests method of accounting. It is a condition to the obligations of Peerless and Jack Henry under the Merger Agreement that Peerless shall have received an opinion, on or before the date the Proxy Statement/Prospectus is mailed to Peerless stockholders, from Deloitte & Touche LLP setting forth the concurrence of Deloitte & Touche LLP with the conclusion of Jack Henry's management that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board if consummated in accordance with the Merger Agreement, and that Jack Henry receive an opinion from Ernst & Young, LLP setting forth the concurrence of Ernst & Young, LLP with Peerless' management that Peerless' participation in the Merger will not disqualify the Merger from pooling of interests accounting under Opinion 16 of the Accounting Principles Board if consummated in accordance with the Merger Agreement.

REGULATORY APPROVALS

         Jack Henry and Peerless must observe the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), before the Merger may be consummated. The HSR Act provides for an initial 30-calendar day waiting period following the filing with the Antitrust Division of the Department of Justice ("Antitrust Division") and the Federal Trade Commission ("FTC") of certain Notification and Report Forms by Jack Henry and Peerless. The HSR Act further provides that if, within the initial 30-calendar day waiting period, the FTC or the Antitrust Division issues a request for additional information or documents, the waiting period will be extended until 11:59 p.m. on the twentieth day after the date of substantial compliance by the filing parties with such request. Only one such extension of the initial waiting period is permitted under the HSR Act; however, the filing parties may voluntarily extend the waiting period.


         Jack Henry and Peerless have made the requisite initial filings under the HSR Act in connection with the Merger. The initial waiting period with respect to such filings will expire at 11:59 p.m. on November 27, 1998.



         The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after completion of the Merger, the FTC or the Antitrust Division could, among other things, seek under the antitrust laws to enjoin the Merger or to cause Jack Henry to divest itself, in whole or in part, of Peerless or of other businesses conducted by Jack Henry. Under certain circumstances, private parties and state governmental authorities may also bring legal action under the antitrust laws challenging the Merger. See "Certain Provisions of the Merger Agreement--Conditions to the Merger."


INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Members of Peerless' management and the Peerless Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of Peerless generally. The Peerless Board was aware of these interests and considered them, among other matters, in adopting the Merger Agreement and in recommending that Peerless stockholders vote in favor of the Merger. These interests are described below.

         Pursuant to the Merger Agreement, outstanding stock options to purchase Peerless Common Stock ("Peerless Options") will be converted into options to purchase Jack Henry Common Stock ("Substitute Options"). The following table sets forth, with respect to each of the executive officers and directors of Peerless, the number of shares of Jack Henry Common Stock subject to Substitute Options to be received by such officers and directors based on the number of Peerless Options held by them on September 30, 1998, and based upon the Conversion Ratio of 0.16145 and the estimated aggregate immediately realizable value of Substitute Options which will be received in respect thereof, upon the consummation of the Merger (before deduction for applicable withholding taxes, if any), based on the price of Jack Henry Common Stock at the close of business on November 6, 1998 of $48.38 and determined by subtracting the aggregate exercise price of such Substitute Options from the total value of the shares of Jack Henry Common Stock subject to such Substitute Options.



             NAME                     NUMBER OF SHARES          AGGREGATE VALUE
             ----                     ----------------          ---------------
       Rodney L. Armstrong, Jr.             7,103                   $118,605
       Steven W. Tomson                     7,103                   $ 57,405
       Kevin W. Marsh                       4,359                   $117,742
       Ann L. Puddister                     2,583                   $ 68,078
       Douglas K. Hansen                    6,684                   $152,564
       Allen D. Fleener                     2,744                   $ 70,746
       William F. Dunbar                      807                   $  8,245
       David A. O'Connor                      807                   $  8,245
       Jane C. Walsh                          807                   $  8,245




         Rodney L. Armstrong, Jr., the Chairman and Chief Executive Officer of Peerless, will receive payments under a Non-Competition Agreement if the Merger is consummated. See " -- Other Agreements" below. In addition, the Merger Agreement provides that indemnification and insurance arrangements in favor of officers and directors of Peerless who served prior to the Merger, subject to certain limitations, will be continued following the completion of the Merger.


STOCK OPTION AGREEMENT

         In connection with the Merger, Jack Henry and Peerless entered into the Stock Option Agreement on August 18, 1998. The following description of the Stock Option Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Option Agreement, a copy of which is attached as Annex B to this Proxy Statement/Prospectus. Pursuant to the Stock Option Agreement, Peerless granted Jack Henry an irrevocable option (the "Option") to purchase up to 979,815 shares of Peerless Common Stock (the "Option Shares") at a cash purchase price equal to $7.25 per share (the "Option Purchase Price"). The Option Shares represent approximately 19.9% of the total number of shares of Peerless Common Stock issued and outstanding on the date of the Stock Option Agreement. The Option may be exercised by Jack Henry, in whole or in part, at any time after (but not prior to) the occurrence of one of the Triggering Events (as defined below) and prior to the termination of the Option in accordance with the terms of the Stock Option Agreement.

         The Stock Option Agreement provides that in the event any additional shares of Peerless Common Stock, or any rights, options (other than compensatory options), warrants, subscriptions, calls, convertible securities or other agreements or commitments obligating Peerless to issue any shares of Peerless Common Stock, are issued after August 18, 1998, the number of Option Shares shall be appropriately adjusted to represent 19.9% of the total number of shares of Peerless Common Stock issued and outstanding immediately prior to the exercise of the Option.

         The Stock Option Agreement also provides that in the event of any change in the number of issued and outstanding shares of Peerless Common Stock by reason of any stock dividend, stock split, merger, recapitalization, combination, subdivision, conversion, exchange of shares or similar transactions, the number of Option Shares and the Option Purchase Price will be appropriately adjusted so that Jack Henry will receive upon exercise of the Option, the number of shares of Peerless Common Stock that Jack Henry would have received if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable.

         A "Triggering Event" occurs when (a) the Merger Agreement is terminated due to the failure of Peerless stockholders to approve the Merger and Merger Agreement at the Special Meeting, if prior to the Special Meeting, Peerless had received a proposal or offer (other than the Merger) with respect to any acquisition, business combination or purchase of 20% or more of the assets or equity interest in Peerless or any of its subsidiaries, and such acquisition proposal or offer had not been rejected by Peerless; or (b) the Merger Agreement is terminated by Peerless prior to the Special Meeting upon Peerless' execution of a definitive and binding written agreement with any party, other than Jack Henry, who has made an unsolicited acquisition proposal which the Peerless Board has determined in good faith (i) is more favorable to Peerless stockholders than the Merger and (ii) would result in a breach by the Peerless Board of its fiduciary duties if such acquisition proposal were not accepted.

         Pursuant to the Stock Option Agreement, Peerless' obligation to deliver shares of Peerless Common Stock upon exercise of the Option is subject only to the conditions that (a) all waiting periods under the HSR Act applicable to the issuance of shares of Peerless Common Stock to Jack Henry have expired or been terminated, (b) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission shall have been obtained and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.


         The Stock Option Agreement provides that the right to exercise the Option will terminate at the earliest of (a) the effective time of the Merger,
(b) termination of the Merger Agreement pursuant to Sections 9.1.1 (mutual consent of Jack Henry and Peerless), 9.1.2(b) (Jack Henry terminates Merger Agreement because closing has not occurred on or before February 19, 1999) or
9.1.3 (Peerless terminates Merger Agreement because of Jack Henry's breach of the Merger Agreement or closing has not occurred on or before February 19,
1999), (c) 270 days after the first occurrence of a Triggering Event, (d) termination of the Stock Option Agreement by mutual written consent, or (e) August 15, 1999.


         The Stock Option Agreement also provides that following the occurrence of a Triggering Event, if any, and until the earlier of (a) 270 days after the occurrence of the Special Meeting or (b) 180 days after the termination of the Merger Agreement, if prior to the Special Meeting ("Standstill Expiration Date"), Jack Henry cannot, without the prior written consent of Peerless, directly or indirectly, alone or in concert, (i) acquire, agree to acquire or make any proposal to acquire, any securities or material property of Peerless (other than pursuant to the Stock Option Agreement or the Merger Agreement),
(ii) propose to enter into any merger or business combination involving Peerless or to purchase a material portion of the assets of Peerless, (iii) make or in any way participate in any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Peerless, (iv) form, join or in any way participate in a group with respect to any voting securities of Peerless, (v) seek to control or influence the management, Board of Directors or policies of Peerless.

         The Stock Option Agreement further provides that until the Standstill Expiration Date, Jack Henry must vote any shares of Peerless Common Stock acquired pursuant to the Option for and against each matter submitted to a vote of stockholders in the same proportion as all other outstanding shares of Peerless Common Stock are voted for and against such matter.

OTHER AGREEMENTS


         Voting Agreements. In connection with the Merger, all of the members of the Peerless Board and Steven W. Tomson and Kevin W. Marsh, both of whom are executive officers of Peerless, have entered into voting agreements with Jack Henry (the "Voting Agreements"). The terms of the Voting Agreements provide (i) that such Peerless stockholders will not either directly or indirectly dispose of or pledge (except for pledges in place on August 18, 1998), any Peerless Common Stock and either directly or indirectly grant any proxy to any person regarding their ownership of any Peerless Common Stock, deposit any Peerless Common Stock into a voting trust or enter into a voting agreement regarding such Peerless Common Stock, and (ii) that such Peerless stockholders will vote all shares of Peerless Common Stock beneficially owned by them in favor of the approval of the Merger and against any action or agreement that would result in a breach in any material respect of any obligation of Peerless under the Merger Agreement or of the Peerless stockholder under the Voting Agreement.

In addition, Rodney L. Armstrong, Jr., Steven W. Tomson, Kevin W. Marsh and Allen D. Fleener have "no solicitation" clauses in their Voting Agreements which prohibit negotiations with third parties regarding an Acquisition Proposal (as defined below), except that such "no solicitation" clauses will not prohibit any of the four above-mentioned Peerless stockholders from fulfilling his fiduciary duties as an officer or director of Peerless regarding acting upon a superior unsolicited competing bid.


         Such Voting Agreements also obligate the seven Peerless stockholders who entered the Voting Agreements to grant to Jack Henry, upon request of Jack Henry, irrevocable proxies whereby such Peerless stockholders provide to Jack Henry the right to vote their shares at any meeting of the Peerless stockholders called to consider the Merger or in connection with any action by written consent by the Peerless stockholders with respect to the Merger. Holders of approximately 24.3% (as of the Record Date, exclusive of any shares issuable upon the exercise of Peerless Options held by such holders) of the shares of Peerless Common Stock entitled to vote at the Special Meeting have entered into Voting Agreements. The Voting Agreements will terminate on the earlier of (i) the date of closing of the Merger (the "Closing Date"); (ii) notice of termination being given by Jack Henry to the stockholders executing the Voting Agreements; (iii) the termination of the Merger Agreement (see "Certain Provisions of the Merger Agreement -- Termination"); or (iv) February 1, 1999.



         Affiliate Agreements. Peerless will cause to be delivered to Jack Henry, from each person who is an "affiliate" of Peerless within the meaning of Rule 145 promulgated under the Securities Act, an executed Affiliate Letter intended to ensure compliance with the Securities Act by such persons. Pursuant to such Affiliate Letters, affiliates of Peerless will acknowledge the resale restrictions imposed by Rule 145 under the Securities Act on shares of Jack Henry Common Stock to be received by them in the Merger. Accordingly, Jack Henry will be entitled to place appropriate legends on the certificates evidencing any Jack Henry Common Stock to be received by a Peerless affiliate pursuant to the terms of the Merger Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Jack Henry Common Stock, consistent with the terms of the Affiliate Letter. See " -- Resale of Jack Henry Common Stock by Affiliates" below.


         Non-Competition Agreement. Upon completion of the Merger, Rodney L. Armstrong, Jr. ("Armstrong") intends to resign from employment with Peerless. Armstrong has entered into a Non- Competition Agreement, providing that for a period of two (2) years from the Closing Date, he will not (i) solicit any business of any kind from, divert any business from, or attempt to convert to other products or services, any client, customer, account or location of Jack Henry or Peerless; or (ii) solicit, entice or persuade any employees of Jack Henry or Peerless to leave the services of Jack Henry or Peerless for any reason, or employ any such former employees of Jack Henry or Peerless for a period of 180 days following the date of termination of their employment with Jack Henry or Peerless. In consideration of these covenants, Jack Henry will make cash payments totaling $340,000 to Armstrong.

         In addition, Armstrong has agreed not to, at any time, directly or indirectly, use, divulge, furnish or make accessible to anyone other than Jack Henry, its directors or officers (otherwise than in the regular course of business of Jack Henry or with the knowledge and written permission of Jack Henry) any confidential information (as defined in the Non-Competition Agreement) of Jack Henry, Peerless or the suppliers of either company. The Non-Competition Agreement will terminate if the Merger Agreement is terminated according to its terms.

NO APPRAISAL RIGHTS

         Section 262 of the Delaware General Corporation Law ("DGCL") provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of Delaware corporations in certain situations. However, Section 262 appraisal rights are not available to stockholders of a corporation, such as Peerless, (a) whose securities are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") and (b) whose stockholders are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange or on an interdealer quotation system by the NASD and cash in lieu of fractional shares. Because Peerless Common Stock is traded on the NASDAQ National Market System ("NASDAQ"), and because Peerless stockholders are being offered Jack Henry Common Stock, which is also traded on the NASDAQ, and cash in lieu of fractional shares, stockholders of Peerless will not have appraisal rights with respect to the Merger.

RESALE OF JACK HENRY COMMON STOCK BY AFFILIATES

         The shares of Jack Henry Common Stock to be issued to the holders of Peerless Common Stock in the Merger are being registered under the Securities Act pursuant to the Registration Statement. However, because some holders of Peerless Common Stock are or may be "affiliates" of Peerless at the time of the Special Meeting, such persons will not be able to resell the Jack Henry Common Stock received by them in the Merger unless such Jack Henry Common Stock is registered for resale under the Securities Act, is sold in compliance with an applicable exemption from the registration requirements of the Securities Act or is sold in compliance with Rule 145 under the Securities Act.

         Rule 145 permits affiliate holders of securities received in a merger or other exchange to sell such securities without registration under the Securities Act provided such sale is made in compliance with certain provisions of Rule 144 under the Securities Act or certain holding period requirements have been satisfied. The applicable provisions of Rule 144 allow a holder of such securities to sell, without registration, within any three month period a number of shares of such securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding a specified date subject to the satisfaction of certain other requirements regarding the manner of sale and the availability of current public information regarding the issuer. Rule 145 also permits a holder of such securities to sell such securities without registration if: (i) such holder is not an affiliate of the issuer (here, Jack Henry) and a period of at least one year has elapsed since the date such securities were acquired from the issuer in the transaction, and the issuer meets the requirements of Rule 144 regarding the availability of current public information, or (ii) such holder is not, and has not been for at least three months, an affiliate of the issuer and a period of at least two years has elapsed since the date such securities were acquired from the issuer in the transaction.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

         Peerless and Jack Henry have made forward-looking statements in this document (including documents that are incorporated by reference herein) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Peerless, Jack Henry or the combined company set forth under the "Summary," "The Merger--Reasons for the Merger-Peerless," and "--Opinion of Peerless' Financial Advisor," "Description of Peerless' Business," "Peerless Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Description of Jack Henry's Business," and those preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions. Such forward-looking statements are based on the beliefs of Peerless, Jack Henry and their respective Boards in which they attempt to analyze the companies' competitive position in their respective industries and the factors affecting their respective businesses. Stockholders should understand that each of the foregoing risk factors identified under "Certain Risk Factors and Investment Considerations," in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference herein, could affect the future results of Peerless, Jack Henry and the combined company, and could cause those results to differ materially from those expressed in the forward-looking statements contained or incorporated by reference herein. In addition, there can be no assurance that (i) Peerless, Jack Henry and their respective Boards have correctly identified and assessed all of the factors affecting the companies' businesses; (ii) the publicly available and other information with respect to these factors on which Peerless, Jack Henry and their Boards have based their analyses is complete or correct; (iii) Peerless', Jack Henry's and their respective Boards' analyses are correct; or
(iv) the combined company's strategy, which is based in part on these analyses, will be successful.

                               THE SPECIAL MEETING

PURPOSE, TIME AND PLACE


         This Proxy Statement/Prospectus is being furnished to stockholders of Peerless in connection with the solicitation of proxies by the Peerless Board for use at the Special Meeting. The Special Meeting is to be held on December 16, 1998, at 10:00 a.m., local time. At the Special Meeting, holders of Peerless Common Stock will be asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby and such other matters as may properly come before the Special Meeting.


RECORD DATE; VOTING POWER


         The Peerless Board has fixed the close of business on October 30, 1998 (the "Record Date") as the record date for determining the holders of Peerless Common Stock entitled to notice of, and to vote at, the Special Meeting. Only holders of record of Peerless Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, there were 4,922,660 shares of Peerless Common Stock outstanding and entitled to vote at the Special Meeting. Holders of record of Peerless Common Stock are entitled to one vote at the Special Meeting for each share of Peerless Common Stock held of record on the Record Date on any matter which may properly come before the Special Meeting.


VOTING OF PROXIES

         The proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of the Peerless Board for use at the Special Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Peerless. All properly executed proxies received by Peerless prior to the vote at the Special Meeting, and that are not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, FOR the Merger Agreement and consummation of the Merger, as unanimously recommended by the Peerless Board as indicated herein. The Peerless Board does not presently intend to bring any other business before the Special Meeting and, so far as is known to the Peerless Board, no other matters are to be brought before the Special Meeting. As to any business that may properly come before the Special Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

REQUIRED VOTE; CERTAIN VOTING INFORMATION


         Approval of the Merger Agreement and the consummation of the Merger by Peerless' stockholders is required by the DGCL. Such approval requires the affirmative vote of the holders of a majority of the shares of Peerless Common Stock outstanding and entitled to vote. All of the members of the Peerless Board and Steven W. Tomson and Kevin W. Marsh have entered into Voting Agreements obligating them to vote in favor of the Merger Agreement and the consummation of the Merger. As of the Record Date, such Peerless stockholders as a group beneficially owned 1,173,739 shares (exclusive of any shares issuable upon the exercise of options) of Peerless Common Stock (constituting approximately 23.8% of the shares of Peerless Common Stock then outstanding). As of the Record Date and the date of this Proxy Statement/Prospectus, Jack Henry owns no outstanding shares of Peerless Common Stock. See "The Merger -- Other Agreements -- Voting Agreements."


SOLICITATION OF PROXIES AND EXPENSES

         Peerless will bear the cost of solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Peerless may solicit proxies from Peerless stockholders by telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Peerless will request brokers, custodians, nominees, and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Peerless Common Stock and to request authority for the exercise of proxies. In such cases, Peerless, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

         The required quorum for the transaction of business at the Special Meeting is a majority of the shares of Peerless Common Stock issued and outstanding on the Record Date. Abstentions and broker non- votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the Merger Agreement and the consummation of the Merger requires the affirmative vote of a majority of the outstanding shares of Peerless Common Stock entitled to vote thereon, abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and the consummation of the Merger. THE ACTIONS PROPOSED IN THIS PROXY STATEMENT/PROSPECTUS ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, ALL BENEFICIAL OWNERS OF PEERLESS COMMON STOCK ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES.

REVOCATION OF PROXIES


         The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person. A stockholder of Peerless may revoke a proxy at any time prior to its exercise by (i) delivering prior to the Special Meeting, to Ann L. Puddister, Corporate Secretary of Peerless, at 1021 Central Expressway South, Allen, Texas 75013, a written notice of revocation bearing a later date or time than the proxy; (ii) delivering to the Corporate Secretary of Peerless a duly executed proxy bearing a later date or time than the revoked proxy; or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.


THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE PEERLESS STOCKHOLDERS. ACCORDINGLY, PEERLESS STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY
STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                   PEERLESS STOCKHOLDERS SHOULD NOT SEND STOCK
                       CERTIFICATES WITH THEIR PROXY CARDS

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus.

STRUCTURE OF THE MERGER; EFFECTIVE TIME


     As soon as practicable, but in no event later than the second business day following the date on which the last of the conditions set forth in the Merger Agreement (other than those that by their nature are to be satisfied at the closing of the Merger) is satisfied or waived (the "Effective Time"), Newco and Peerless will cause a certificate of merger (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware as provided in the DGCL. On the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time (i) Newco will be merged with and into Peerless and (ii) the separate corporate existence of Newco will cease and Peerless will continue as the Surviving Company and as a wholly owned subsidiary of Jack Henry. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or later if agreed upon by the parties. The Merger will have the effects set forth in the applicable provisions of the DGCL and the Merger Agreement.


CONSIDERATION TO BE PAID IN THE MERGER

     The Merger Agreement provides that at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof: (i) each share of Peerless Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Peerless Common Stock owned by Peerless or any subsidiary of Peerless or by Jack Henry, Newco or any other subsidiary of Jack Henry) will be converted into the right to receive 0.16145 fully paid and nonassessable shares of Jack Henry Common Stock and (ii) each share of common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Company. Each share of Peerless Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Peerless or any subsidiary of Peerless or by Jack Henry, Newco or any other subsidiary of Jack Henry (other than shares of Peerless Common Stock held in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) will be canceled and retired and no cash or other consideration will be delivered in exchange therefor.

     Under the Merger Agreement, the Conversion Ratio may change prior to the Special Meeting. If the Pre-Closing Average Price is less than or equal to $38.17, which represents 85% of the Pre-Announcement Average Price, the Conversion Ratio will be adjusted by multiplying the Conversion Ratio by 85% of the Pre-Announcement Average Price and dividing the result by the Pre-Closing Average Price. If the Pre-Closing Average Price is greater than or equal to $51.64, which represents 115% of the Pre-Announcement Average Price, the Conversion Ratio will be adjusted by multiplying the Conversion Ratio by 115% of the Pre-Announcement Average Price and dividing the result by the Pre-Closing Average Price. Based on the foregoing Conversion Ratio formula, if the Pre-Closing Average Price is between $38.17 and $51.64 per share, the Conversion Ratio will be 0.16145, if the Pre-Closing Average Price is $38.17 or below, the Conversion Ratio will be increased as described above, and if the Pre-Closing Average Price is $51.64 or above, the Conversion Ratio will be decreased as described above.


     On August 18, 1998, the last full trading day before the public announcement of the Merger, Peerless Common Stock closed at $4.88 and Jack Henry Common Stock closed at $45.59. On November 6, 1998, Peerless Common Stock closed at $7.25 and Jack Henry Common Stock closed at $48.38. At the
Conversion Ratio of 0.16145 of a share of Jack Henry Common Stock per share of Peerless Common Stock, the equivalent price of a share of Peerless Common Stock on August 18, 1998 was $7.36 and on November 6, 1998 was $7.81. As previously discussed, however, the Conversion Ratio of 0.16145 may change prior to the Special Meeting.

TREATMENT OF PEERLESS STOCK OPTIONS AND WARRANTS

     The Merger Agreement provides that, at the Effective Time, each Peerless Option and warrant to purchase Peerless Common Stock ("Peerless Warrant"), whether or not then vested or fully exercisable, will be assumed by Jack Henry and will constitute a Substitute Option or warrant ("Substitute Warrant") to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under such Peerless Option or Peerless Warrant, including without limitation term, vesting, exercisability and termination provisions, the number of shares of Jack Henry Common Stock determined by multiplying (a) the number of shares of Peerless Common Stock subject to such Peerless Option or Peerless Warrant immediately prior to the Effective Time by
(b) the Conversion Ratio, at an exercise price per share of Jack Henry Common Stock (rounded to the nearest whole cent) equal to (i) the exercise price per share of Peerless Common Stock subject to such Peerless Option or Peerless Warrant divided by (ii) the Conversion Ratio.

     Jack Henry has agreed to reserve a sufficient number of shares of Jack Henry Common Stock for delivery upon exercise of Substitute Options. Jack Henry has also agreed to register such shares with the SEC on an appropriate registration statement, to use all reasonable efforts to maintain the effectiveness of such registration statement as long as such Substitute Options remain outstanding and to use all reasonable efforts to cause such shares of Jack Henry Common Stock to be listed on the NASDAQ.

FRACTIONAL SHARES

     No certificates for fractional shares of Jack Henry Common Stock will be issued pursuant to the Merger. In lieu of any such fractional shares, each holder of shares of Peerless Common Stock who otherwise would be entitled to receive a fractional share of Jack Henry Common Stock in the Merger will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Pre-Closing Average Price of Jack Henry Common Stock by (ii) the fractional interest to which such holder would otherwise be entitled.

EXCHANGE OF CERTIFICATES

     As soon as practicable after the Effective Time, a letter of transmittal with instructions will be mailed to each Peerless stockholder for use in exchanging Peerless Common Stock certificates for Jack Henry Common Stock certificates. Upon surrender of a Peerless Common Stock certificate for cancellation to UMB Bank, N.A., the exchange agent in connection with the Merger, or to such other agent or agents as may be appointed by Jack Henry (the "Exchange Agent"), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such certificate will be entitled to receive in exchange therefor a certificate representing the number of whole shares of Jack Henry Common Stock equal to the Conversion Ratio multiplied by the number of shares subject to the Peerless Common Stock certificate being exchanged. No fraction of a share of Jack Henry Common Stock will be issued. Peerless stockholders will receive cash in lieu of fractional shares equal to the fraction of a share that would otherwise be issued multiplied by the Pre-Closing Average Price.

     Immediately after the Effective Time, each outstanding Peerless Common Stock certificate will be deemed for all corporate purposes to evidence the ownership of the number of full shares of Jack Henry Common Stock into which such shares of Peerless Common Stock shall have been converted as a result of the Merger and the right to receive an amount in cash in lieu of the issuance of any fractional shares. No dividends or other distributions with respect to Jack Henry Common Stock with a record date at or after the Effective Time will be paid to the holder of any unsurrendered Peerless Common Stock certificate with respect to the shares of Jack Henry Common Stock represented thereby until the holder of record of such certificate surrenders such certificate. Instead, Jack Henry will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange of such Peerless Common Stock certificate. Jack Henry may cause the Exchange Agent to invest any cash the Exchange Agent receives from Jack Henry as a dividend or distribution; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payments of cash to the holders of Peerless Common Stock as necessary. Jack Henry may cause the Exchange Agent to pay over to Jack Henry any net earnings with respect to the investments, and Jack Henry will replace promptly any cash which the Exchange Agent loses through investments. In no event, however, will any holder of unsurrendered Peerless Common Stock be entitled to any interest or earnings on the dividend or distribution pending receipt.

     Jack Henry may cause the Exchange Agent to return any Jack Henry Common Stock and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining holder of an unsurrendered Peerless Common Stock certificate shall be entitled to look to Jack Henry (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to Jack Henry Common Stock and dividends and distributions thereon to which the holder is entitled upon surrender of the Peerless Common Stock certificate.

     If any cash in lieu of a fractional share of Jack Henry Common Stock is to be paid to a person or any certificate for shares of Jack Henry Common Stock is to be issued in a name other than that in which the Peerless Common Stock certificate surrendered in exchange therefor is registered, it will be a condition of the payment or issuance thereof that the Peerless Common Stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange has paid any required transfer or other taxes, or established to the satisfaction of the Exchange Agent that such tax or is not payable.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the parties. These include representations by Peerless with respect to: (i) organization, good standing and corporate power; (ii) authority and noncontravention; (iii) consents and approvals; (iv) capital structure; (v) financial statements; (vi) absence of undisclosed liabilities; (vii) real property and other assets; (viii) software; (ix) intellectual property; (x) material contracts; (xi) litigation; (xii) compliance with laws; (xiii) taxes;
(xiv) benefit plans; (xv) labor matters; (xvi) tax and accounting matters;
(xvii) brokers' fees; (xviii) voting requirements; (xix) documents filed with the SEC; and (xx) disclosure of material information in this Proxy Statement/Prospectus.

     Jack Henry and Newco have also made representations and warranties with respect to: (i) organization, good standing and corporate power; (ii) authority and noncontravention; (iii) capital structure; (iv) documents filed with the SEC; (v) absence of undisclosed liabilities; (vi) tax and accounting matters;
(vii) disclosure of material information in this Proxy Statement/Prospectus;
(viii) broker's fees; (ix) litigation; and (x) tax and accounting matters.

     No representations and warranties made by Peerless, Jack Henry or Newco will survive beyond the Effective Time.

NO SOLICITATION

     The Merger Agreement provides that, (i) neither Peerless nor its subsidiaries shall, and that it and they will cause their respective directors, officers, employees not to, and will use their best efforts to cause their financial advisors, legal counsel, accountants and other agents and representatives not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, engage in negotiations concerning, provide any confidential information or data to or have any discussions with any person relating to, any acquisition, business combination or purchase of all or the major portion of the assets of, or any equity interest in such party or any subsidiary of such party (an "Acquisition Proposal"), other than the Merger, (ii) that Peerless will immediately cease and terminate any existing activities, discussions or negotiations with any person, and (iii) that Peerless will notify Jack Henry immediately in writing if any such inquiries or proposals are received by it, any such information is requested, or any such negotiations or discussions are sought to be initiated or continued.

     Notwithstanding the foregoing, however, nothing shall prohibit the Peerless Board from furnishing information to or entering into discussions or negotiations with, any person that makes an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, the Peerless Board, after consultation with legal counsel, determines in good faith that (i) the Acquisition Proposal would be more favorable to Peerless stockholders than the Merger, (ii) failure to take such action would result in a breach by the Peerless Board of its fiduciary duties to Peerless stockholders under applicable law, and (iii) prior to furnishing any confidential information to such person or entering into discussions or negotiations with such person, Peerless receives from such person an executed confidentiality agreement with provisions no less favorable to Peerless than the confidentiality agreement between Peerless and Jack Henry, and Peerless provides written notice to Jack Henry that it is furnishing information to, or entering into discussions or negotiations with, such person. Peerless must keep Jack Henry informed in reasonable detail of the terms, status and other pertinent details of any Acquisition Proposal, including the identity of any person making an Acquisition Proposal.

     Nothing contained in this covenant not to solicit (i) permits Peerless to terminate the Merger Agreement, (ii) permits Peerless to enter into any agreement with respect to an Acquisition Proposal, except as set forth in the Merger Agreement, during the term of the Merger Agreement (it being agreed that during the term of the Merger Agreement, Peerless shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement), or (iii) affects any other obligation of any party under the Merger Agreement.

CONDITIONS TO THE MERGER

     Pursuant to the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

     (i) the Merger Agreement shall have been approved by the affirmative vote of the holders of a majority of outstanding shares of Peerless Common Stock;

     (ii) the Registration Statement shall have been declared effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order;

     (iii) all necessary waiting periods under the HSR Act applicable to the Merger shall have expired or been earlier terminated; and

     (iv) no governmental entity shall have issued, enacted, promulgated, enforced or entered any order, stay, decree, judgment, injunction, rule, regulation or statute which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     The obligation of each of Jack Henry and Newco to effect the Merger is further subject to satisfaction or written waiver on or prior to the Closing Date of the following conditions:

     (i) the representations and warranties of Peerless contained in the Merger Agreement shall be true and correct as of the Closing Date, with the same effect as though such representations and warranties were made as of the Closing Date, except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect (as hereinafter defined) on Peerless;

     (ii) Peerless shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

     (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by the Merger Agreement,
(b) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation, (c) affect adversely the right of the Surviving Company to own the assets, to operate the businesses, and to control the subsidiaries of Peerless, or (d) affect adversely the right of any of the subsidiaries of Peerless to own its assets and to operate its businesses;

     (iv) Peerless shall have procured all third party consents reasonably requested by Jack Henry, unless the failure to obtain such consents would not have a Material Adverse Effect on Jack Henry or Peerless;

     (v) Jack Henry shall have received an opinion from Ernst & Young, LLP setting forth the concurrence of Ernst & Young, LLP with the conclusion of Peerless' management that Peerless' participation in the Merger will not disqualify the Merger from pooling of interests accounting under Opinion 16 of the Accounting Principles Board and applicable rules and regulations of the SEC if consummated in accordance with the Merger Agreement; and

     (vi) the Peerless Group, Inc. Employee Stock Purchase Plan shall have been terminated and shall be of no further force or effect.

     For purposes of the Merger Agreement, a "Material Adverse Effect" with respect to any person means a material adverse effect on (i) the ability of such person to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby or (ii) the condition (financial or otherwise), assets, liabilities (actual or contingent), results of operations or business of such person and its subsidiaries taken as a whole.

     The obligation of Peerless to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (i) the representations and warranties of each of Jack Henry and Newco contained in the Merger Agreement shall be true and correct as of the Closing Date, with the same effect as though such representations and warranties were made as of the Closing Date; except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on Jack Henry;

     (ii) Jack Henry and Newco shall have procured all third party consents reasonably requested by Peerless, unless the failure to obtain such consents would not have a Material Adverse Effect on Jack Henry or Peerless;

     (iii) each of Jack Henry and Newco shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

     (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by the Merger Agreement,
(b) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation, (c) affect adversely the right of the Surviving Company to own the assets, to operate the businesses and to control the subsidiaries of Peerless, or (d) affect adversely the right of any of the subsidiaries of Jack Henry and Newco to own its assets and to operate its businesses;

     (iv) Peerless shall have received from counsel reasonably acceptable to the parties, an opinion dated as of the Closing Date, to the effect that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

     (v) Peerless shall have received an opinion on or before the date the Proxy Statement/Prospectus is mailed to Peerless stockholders from Deloitte & Touche LLP setting forth the concurrence of Deloitte & Touche LLP with the conclusion of Jack Henry's management that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board if consummated in accordance with the Merger Agreement.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the Peerless stockholders, in any one of the following circumstances:

     (i)   by mutual written consent of Jack Henry and Peerless;

     (ii) by Jack Henry or Peerless, if the Closing shall not have occurred on or before February 19, 1999 by reason of the failure of any condition precedent to be complied with by the other party (unless such failure results primarily from the other party's breach of a representation, warranty or covenant contained in the Merger Agreement);

     (iii) by Jack Henry or Peerless, if there is a final nonappealable order in effect preventing consummation of the Merger, or there shall be any action taken, or any governmental entity shall have issued, enacted, promulgated, enforced or entered any order, stay, decree, judgment, injunction, statute, law, rule or regulation deemed applicable to the Merger that would make consummation of the Merger illegal;

     (iv) by Jack Henry or Peerless, if either party is in receipt of opinion of counsel or of their respective accountants to the effect that the Merger is not reasonably likely to qualify for pooling of interests accounting treatment;

     (v) by Jack Henry or Peerless, if the Special Meeting shall have been held and the Merger Agreement shall not have been approved by the affirmative vote of the requisite number of shares of Peerless Common Stock;

     (vi) by Jack Henry or Peerless, if the other party has breached any material representation, warranty or covenant contained in the Merger Agreement to be complied with or performed by such party at or prior to such date of termination, and such failure continues for 30 business days after the actual receipt by such party of a written notice from the other party setting forth in detail the nature of such failure; or

     (vii) by Peerless, if prior to the Special Meeting, Peerless executes a definitive and binding written agreement with any party, other than Jack Henry, who has made an unsolicited Acquisition Proposal which the Peerless Board has determined in good faith is more favorable to Peerless stockholders than the Merger and would result in a breach by the Peerless Board of its fiduciary duties to Peerless stockholders if such Acquisition Proposal were not accepted.

TERMINATION FEE

     If the Merger Agreement is terminated based upon Peerless' failure to obtain the approval of the requisite number of shares of Peerless Common Stock at the Special Meeting, Peerless will be required to pay to Jack Henry a $500,000 fee on or prior to termination.

     If the Merger Agreement is terminated based upon the foregoing paragraph, and (i) at the time of such termination, an Acquisition Proposal was made by another party, and (ii) within 12 months of such termination, Peerless or any of its subsidiaries accepts a written offer or enters into a definitive written agreement to consummate such Acquisition Proposal with such party, then Peerless shall pay Jack Henry an additional fee of $500,000, and upon the effective date of the merger or acquisition contemplated in the Acquisition Proposal, pay to Jack Henry a further additional fee of $500,000.

     If the Merger Agreement is terminated prior to the Special Meeting based upon Peerless entering into a definitive and binding written agreement with any party that has made an unsolicited Acquisition Proposal which the Peerless Board has determined is superior to the Merger, then Peerless shall pay Jack Henry a $750,000 fee, and upon the effective date of the merger or acquisition contemplated in the Acquisition Proposal, pay to Jack Henry an additional fee of $750,000.

THE SPECIAL MEETING

     The Merger Agreement provides that Peerless will convene and hold a special meeting of Peerless stockholders as soon as reasonably practicable for the purpose of considering and voting upon the Merger Agreement and to solicit proxies in connection therewith. The Merger Agreement also provides that the Peerless Board will recommend that the holders of shares of Peerless Common Stock vote in favor of the approval of the Merger Agreement at the Special Meeting and cause such recommendation to be included in this Proxy Statement/Prospectus; provided, however, that no officer or director of Peerless shall be required to violate any fiduciary duty or other requirements imposed by law.

CONSENTS, APPROVALS AND FILINGS

     The Merger Agreement provides that each of the parties to the Merger Agreement will (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and the Exchange

Act, with respect to the Merger and the other transactions contemplated by the Merger Agreement and (ii) use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including without limitation using all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and parties to contracts with Peerless and its subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement and to fulfill the conditions to the Merger. See "The Merger--Regulatory Approvals."

INSURANCE AND INDEMNIFICATION

     The Merger Agreement requires Jack Henry to maintain an insurance policy in effect covering errors and omissions of Peerless' directors and officers that occurred prior to the Merger, subject to certain limitations. Additionally, the Surviving Company is required to observe all indemnification and limitation of liability provisions in the Certificate of Incorporation and Bylaws of Peerless for the benefit of Peerless' directors and officers.

NASDAQ LISTING

     The Merger Agreement provides that Jack Henry will promptly prepare and submit to the NASDAQ a Notification Form for listing of additional shares of Jack Henry Common Stock. The shares of Jack Henry Common Stock are traded on the NASDAQ National Market System under the symbol "JKHY".

FEES AND EXPENSES

     The Merger Agreement provides that each party will pay its own expenses in preparing for, entering into and carrying out the Merger Agreement and the consummation of the transactions contemplated thereby. If the Merger is consummated, Jack Henry (directly or through its ownership of the Surviving Company) will ultimately bear all costs of such transactions.

AMENDMENT

     The parties may mutually amend any provision of the Merger Agreement at any time prior to the Effective Time with the prior authorization of their respective Boards of Directors; provided that any amendment effected after approval of the Merger Agreement at the Special Meeting will be subject to the restrictions contained in the DGCL.

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

COMPARATIVE MARKET PRICE DATA


     The following table sets forth the closing price for Jack Henry and Peerless Common Stock on the NASDAQ on August 18, 1998 and November 6, 1998. August 18, 1998 was the last full trading day prior to announcement of the signing of the Merger Agreement. November 6, 1998 was the last trading day for which information was available prior to the printing of this Proxy Statement/Prospectus.



                            Jack Henry              Peerless                   Peerless
                           Common Stock           Common Stock                Equivalent(a)
                            (per share)            (per share)                (per share)
                        -------------------    -------------------         -------------------
August 18, 1998........ $     45.59            $     4.88                  $     7.36

November 6, 1998....... $     48.38            $     7.25                  $     7.81



------------------------



(a) Represents the equivalent value of one share of Peerless Common Stock calculated by multiplying the closing price per share of Jack Henry Common Stock by the Conversion Ratio of 0.16145 provided in the Merger Agreement. Please note that the Conversion Ratio could change prior to the Special Meeting.



     On the Record Date, there were approximately 744 holders of record of Jack Henry Common Stock, and 263 holders of record of Peerless Common Stock.


HISTORICAL MARKET PRICES AND DIVIDENDS

     The principal trading market for Jack Henry and Peerless Common Stock is on the NASDAQ. The following tables set forth, for periods indicated, the high and low closing sales price per share on the NASDAQ, based on published financial sources, of Jack Henry Common Stock (as adjusted to reflect a 50% stock dividend paid on March 13, 1997) and Peerless Common Stock and dividends declared on Jack Henry Common Stock.


                                                                 JACK HENRY COMMON STOCK
                                                        -----------------------------------------------
       Calendar Period                                   High                  Low            Dividend
      -----------------                                 --------             --------       -----------
Fiscal 1999 (ending June 30, 1999)
   Second Quarter (through November 6, 1998)..........  $   50.34            $  30.38          $ .065
   First Quarter......................................      50.25               34.00            .065
Fiscal 1998 (ended June 30, 1998)
   Fourth Quarter.....................................  $   38.88            $  29.00          $ .065
   Third Quarter......................................      36.75               24.75            .065
   Second Quarter.....................................      28.13               22.75            .055
   First Quarter......................................      30.25               22.00            .055

Fiscal 1997 (ended June 30, 1997)
   Fourth Quarter.....................................  $   24.75            $  17.50          $ .055
   Third Quarter......................................      27.17               20.63            .053
   Second Quarter.....................................      27.83               20.25           .0467
   First Quarter......................................      24.08               16.67           .0467

Fiscal 1996 (ended June 30, 1996)
   Fourth Quarter.....................................  $   23.17            $  16.25          $.0467
   Third Quarter......................................      17.17               13.58           .0467
   Second Quarter.....................................      17.00               12.67           .0385
   First Quarter......................................      13.83                9.50           .0383



                                                              PEERLESS COMMON STOCK
                                                         --------------------------------
        Calendar Period                                      High                  Low
       -----------------                                 --------------      ------------
Fiscal 1998 (ending December 31, 1998)
   Fourth Quarter (through November 6, 1998)...........   $  7.25              $  4.25
   Third Quarter........................................     6.38                 4.38
   Second Quarter.......................................     5.25                 3.63
   First Quarter........................................     5.13                 3.66
Fiscal 1997 (ended December 31, 1997)
   Fourth Quarter.......................................  $  5.25              $  4.25
   Third Quarter........................................     7.38                 5.00
   Second Quarter.......................................     7.50                 5.13
   First Quarter........................................     7.13                 5.50
Fiscal 1996 (ended December 31, 1996)
   Fourth Quarter.......................................  $  8.38              $  6.00
   Third Quarter........................................        *                    *
   Second Quarter.......................................        *                    *
   First Quarter........................................        *                    *


____________________


   * Peerless Common Stock began trading on the NASDAQ National Market on October 3, 1996. Prior to such date, there was no established trading market for Peerless Common Stock. Peerless has not declared or paid dividends on its common stock since that date.


               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


     The following unaudited pro forma financial statements are based on the historical consolidated financial statements of Jack Henry and Peerless, combined and adjusted to give effect to the Merger as accounted for as a pooling of interests.


     The unaudited pro forma combined balance sheet reflects the combined historical consolidated balance sheets of Jack Henry and Peerless at June 30, 1998. The unaudited pro forma combined statements of income are based on the consolidated financial statements of Jack Henry for the fiscal years ended June 30, 1998, 1997 and 1996, and the unaudited consolidated financial statements of Peerless for the twelve month periods ended on these same dates.

     For all applicable periods presented in the pro forma combined statements of income, shares used in the computation of earnings per common and common equivalent shares give effect to the Conversion Ratio of 0.16145.

     The unaudited pro forma combined financial statements are not necessarily indicative of the results that would have been achieved had the Merger occurred on the dates indicated and should not be construed as representative of future operations. These unaudited pro forma combined financial statements should be read in conjunction with the related historical financial statements and notes thereto of Jack Henry and Peerless, which are incorporated by reference or included elsewhere in this Proxy Statement/Prospectus.


                            JACK HENRY & ASSOCIATES, INC. AND SUBSIDIARIES
                            UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                            JUNE 30, 1998
                                 (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                     Pro Forma
                                                       Jack Henry       Peerless     Adjustment   Combined
                                                       ----------       --------     ----------   ---------

ASSETS
CURRENT ASSETS:
 Cash and cash equivalents                             $   23,306       $  1,377                   $ 24,683
 Investments                                                3,217              -                      3,217
 Trade receivables                                         36,826          5,789                     42,615
 Prepaid expenses and other                                 5,789          2,385                      8,174
                                                       ----------       --------                   --------
   Total                                               $   69,138         $9,551                   $ 78,689

PROPERTY AND EQUIPMENT, NET                            $   26,855         $4,063                   $ 30,918
OTHER ASSETS:
 Intangible assets, net of amortization                $   15,272       $      -                   $ 15,272
 Computer software                                          2,838            778                      3,616
 Other non-current assets                                   1,183          2,500                      3,683
                                                       ----------       --------                   --------
   Total                                               $   19,293       $  3,278                   $ 22,571
                                                       ----------       --------                   --------
   Total assets                                        $  115,286       $ 16,892                   $132,178
                                                       ==========       ========                   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable                                      $    6,854       $  1,265                   $  8,119
 Accrued expenses                                           3,968          1,666                      5,634
 Accrued income taxes                                         136              -                        136
 Deferred revenues                                         28,302          4,849                     33,151
                                                       ----------       --------                   --------
   Total                                               $   39,260       $  7,780                   $ 47,040

DEFERRED INCOME TAXES                                       2,526              -                      2,526
                                                       ----------       --------                   --------
  Total liabilities                                    $   41,786       $  7,780                   $ 49,566
STOCKHOLDERS' EQUITY:
 JKHY preferred stock; $1 par value; 500,000 shares
  authorized; none issued                                       -              -                          -
 PLSS preferred stock; $.01 par value; 5,000,000 shares
  authorized; none issued                                       -              -                          -
 JKHY common stock; $.01 par value; 50,000,000
  shares authorized; shares issued  and outstanding             -
  18,950,527                                           $      189              -     $      8      $    197
PLSS common stock $.01 par value; 10,000,000 shares
 authorized; shares issued - 4,976,650                          -       $     50          (50)            -
Less treasury shares; PLSS - 74,000                             -           (382)         382             -
Additional paid-in-capital                                 18,599          8,018         (340)       26,277
Retained earnings                                          54,712          1,496                     56,208
Unearned compensation                                           -           ( 70)                       (70)
                                                       ----------       --------                   --------

  Total stockholders' equity                           $   73,500       $  9,112                   $ 82,612
                                                       ----------       --------                   --------
  Total liabilities and stockholders' equity           $  115,286       $ 16,892                   $132,178
                                                       ==========       ========                   ========

                 JACK HENRY & ASSOCIATES, INC. AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                   JACK HENRY    PEERLESS     COMBINED    JACK HENRY    PEERLESS     COMBINED
                                       FYE          FYE          FYE          FYE          FYE          FYE
                                     6/30/98      6/30/98      6/30/98      6/30/97      6/30/97      6/30/97
                                   -----------  -----------  -----------  -----------  -----------  -----------
REVENUES:
Software licensing & installation  $    32,988  $     9,772  $    42,760  $    22,955  $    11,388  $    34,343
Maintenance/support & service           35,444        9,764       45,208       27,433        7,211       34,644
Hardware                                44,991        8,837       53,828       32,212       11,745       43,957
                                   -----------  -----------  -----------  -----------  -----------  -----------
   Total                               113,423       28,373      141,796       82,600       30,344      112,944
COST OF SALES:
 Cost of  hardware                      30,832        6,786       37,618       22,397        8,872       31,269
 Cost of service                        24,798       12,486       37,284       18,679       10,505       29,184
                                   -----------  -----------  -----------  -----------  -----------  -----------
   Total                                55,630       19,272       74,902       41,076       19,377       60,453
                                   -----------  -----------  -----------  -----------  -----------  -----------
GROSS PROFIT                            57,793        9,101       66,894       41,524       10,967       52,491

OPERATING EXPENSES:
 Selling and marketing                  11,804        2,977       14,781        9,162        3,841       13,003
 Research and development                3,132        1,987        5,119        2,045        1,863        3,908
 General and administrative              9,081        2,075       11,156        6,076        2,110        8,186
                                   -----------  -----------  -----------  -----------  -----------  -----------
   Total                                24,017        7,039       31,056       17,283        7,814       25,097
                                   -----------  -----------  -----------  -----------  -----------  -----------
OPERATING INCOME FROM CONTINUING
OPERATIONS                              33,776        2,062       35,838       24,241        3,153       27,394

OTHER INCOME (EXPENSE):
 Interest income                         1,221          115        1,336          660          307          967
 Interest expense                                       (18)         (18)                     (229)        (229)
 Other, net                                367                       367          186                       186
                                   -----------  -----------  -----------  -----------  -----------  -----------
   Total                                 1,588           97        1,685          846           78          924
INCOME FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES          35,364        2,159       37,523       25,087        3,231       28,318
PROVISION FOR INCOME TAXES              13,127          446       13,573        9,332          702       10,034
                                   -----------  -----------  -----------  -----------  -----------  -----------
INCOME FROM CONTINUING OPERATIONS       22,237        1,713       23,950       15,755        2,529       18,284
LOSS FROM DISCONTINUED OPERATIONS          668                       668          450                       450
                                   -----------  -----------  -----------  -----------  -----------  -----------
NET INCOME                         $    21,569  $     1,713      $23,282  $    15,305  $     2,529  $    17,834
                                   ===========  ===========  ===========  ===========  ===========  ===========
As reported:
 Diluted earnings per share        $      1.09  $      0.34               $      0.80  $      0.53
                                   ===========  ===========               ===========  ===========
 Basic earnings per share          $      1.14  $      0.36               $      0.85  $      0.61
                                   ===========  ===========               ===========  ===========
 Shares used in computing diluted
 earnings per share                     19,761        5,097                    19,072        4,787
                                   ===========  ===========               ===========  ===========
 Shares used in computing basic
 earnings per share                     18,850        4,811                    17,977        4,101
                                   ===========  ===========               ===========  ===========

Pro Forma:
 Diluted earnings per share                                  $      1.13                            $      0.90
                                                             ===========                            ===========
 Basic earnings per share                                    $      1.19                            $      0.96
                                                             ===========                            ===========
 Shares used in computing diluted
 earnings per share                                               20,584                                 19,845
                                                             ===========                            ===========
 Shares used in computing basic
 earnings per share                                               19,627                                 18,639
                                                             ===========                            ===========




                                       JACK HENRY     PEERLESS     COMBINED
                                           FYE          FYE           FYE
                                         6/30/96      6/30/96       6/30/96
                                       -----------  ------------  -----------
REVENUES:
Software licensing & installation      $    18,111  $      7,774  $    25,885
Maintenance/support & service               22,595         6,015       28,610
Hardware                                    26,852         8,222       35,074
                                       -----------  ------------  -----------
Total                                       67,558        22,011       89,569
COST OF SALES:
Cost of  hardware                           17,764         6,149       23,913
Cost of service                             15,829         7,610       23,439
                                       -----------  ------------  -----------
Total                                       33,593        13,759       47,352
                                       -----------  ------------  -----------
GROSS PROFIT                                33,965         8,252       42,217
OPERATING EXPENSES:
Selling and marketing                        7,573         2,784       10,357
Research and development                     1,775         1,576        3,351
General and administrative                   5,411         1,679        7,090
                                       -----------  ------------  -----------
Total                                       14,759         6,039       20,798
                                       -----------  ------------  -----------
OPERATING INCOME FROM CONTINUING
OPERATIONS                                  19,206         2,213       21,419

OTHER INCOME (EXPENSE):
Interest income                                541            91          632
Interest expense                                            (670)        (670)
Other, net                                     126                        126
                                       -----------  ------------  -----------
Total                                          667          (579)          88
INCOME FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES              19,873         1,634       21,507
PROVISION FOR INCOME TAXES                   7,605           111        7,716
                                       -----------  ------------  -----------
INCOME FROM CONTINUING OPERATIONS           12,268         1,523       13,791
LOSS FROM DISCONTINUED OPERATIONS            2,620             -        2,620
                                       -----------  ------------  -----------
NET INCOME                             $     9,648   $     1,523      $11,171
                                       ===========  ============  ===========
As reported:
Diluted earnings per share             $      0.51   $      0.40
                                       ===========   ===========
Basic earnings per share               $      0.55   $      0.73
                                       ===========   ===========
Shares used in computing diluted
earnings per share                          18,726         3,691
                                       ===========   ===========
Shares used in computing basic
earnings per share                          17,656         1,998
                                       ===========  ============

Pro Forma:
Diluted earnings per share                                        $      0.58
                                                                  ===========
Basic earnings per share                                          $      0.62
                                                                  ===========
Shares used in computing diluted
earnings per share                                                     19,322
                                                                  ===========
Shares used in computing basic
earnings per share                                                     17,979
                                                                  ===========

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION


     The accompanying unaudited pro forma combined financial statements have been prepared in accordance with generally accepted accounting principles. In the opinion of management, all adjustments considered necessary for a fair presentation of the unaudited pro forma combined financial statements have been included therein. These financial statements are not necessarily indicative of the results that would have occurred had the Merger occurred on the indicated dates and not necessarily indicative of the results to be expected for future operations. These unaudited pro forma combined financial statements should be read in conjunction with the related historical financial statements and notes thereto of Jack Henry and Peerless, which are incorporated by reference or included elsewhere in this Proxy Statement/Prospectus.


EARNINGS PER SHARE INFORMATION

     Earnings per common share are computed by dividing income by the diluted and basic (as required by FASB No. 128) weighted average number of shares of common stock and dilutive common stock equivalents outstanding for each of the years and twelve-month periods then ended. For all applicable periods presented in the unaudited pro forma combined statements of income, dilutive and basic common stock and common stock equivalents used in the computation of earnings give effect to the Conversion Ratio of 0.16145.

                       DESCRIPTION OF PEERLESS' BUSINESS

GENERAL

     Peerless designs, develops, installs and supports integrated information systems, including proprietary computer software and third party software and hardware, for community banks and credit unions located in the United States and Canada. Peerless was incorporated in 1989 when a group of management executives from EDS purchased EDS' turnkey community bank data processing systems division, which EDS had acquired in 1980. In 1992, Peerless acquired and began offering a credit union information software system. In 1994, Peerless began marketing a check and statement imaging system that is fully integrated with Peerless21, Peerless' flagship banking product. In September 1996, Peerless began operating an outsourcing service bureau. On October 3, 1996, Peerless completed its initial public offering (the "Offering"), resulting in the issuance of 2,440,000 shares and net proceeds to Peerless of approximately $10.1 million.

     Peerless was incorporated under the laws of the State of Texas in 1989 and was reincorporated under the laws of the State of Delaware in 1996.

MARKET

     Peerless' target bank market is comprised of community banks with assets ranging from $50 million to $1 billion. However, most of Peerless' community bank customers have total assets ranging from $100 million to $500 million, and the number of community banks in this size range increased slightly between 1995 and 1996 to approximately 2,580 banks. Most of Peerless' credit union customers have total assets ranging from $5 million to $200 million. As of December 31, 1997, Peerless had more than 350 bank and credit union customers in 38 U.S. states and in Canada. In 1997, approximately 91% of Peerless' total revenue was from community bank customers, and no customer accounted for 10% or more of Peerless' total revenue.

PRODUCTS AND SERVICES

     Peerless' revenues are derived primarily from software license and installation, hardware and equipment sales, and maintenance and services. Software license and installation revenues include fees from the sale of Peerless' own software products and third party software products and the installation of such software products. Hardware and equipment sales relate to the hardware and equipment on which Peerless', as well as other vendors', software products operate. Maintenance and service revenues relate primarily to the processing fees of the outsourcing service bureau operations and revenues derived from maintenance contracts with its customers, under which Peerless provides customers with telephone support 24 hours a day, 7 days a week, and modifications and enhancements to its software products. The following table presents the revenue composition of Peerless for the three years ending December 31, 1997:


                                               Fiscal Year Ended December 31,
                                             ----------------------------------
                                                1997        1996        1995
                                               ------      ------     ---------
        Software licensing and installation     34.3%       37.7%       36.5%

        Maintenance/support and services        28.6%       23.5%       29.3%

        Hardware sales                          37.1%       38.8%       34.2%
                                             -------     -------     -------
        Total Revenues                         100.0%      100.0%      100.0%
                                             =======     =======     =======

     Peerless' two core software products are Peerless21, its proprietary information system for community banks, and PeerlessCU, its proprietary information system for credit unions. Peerless21 and PeerlessCU provide software solutions for substantially all areas of financial institution data processing, customer relationship management, management decision making and product creation and sales. Peerless also offers its customers an ATM transaction processing system and telephone banking using an interactive voice response system that are fully integrated with Peerless21 and PeerlessCU. As a part of its service offerings, Peerless provides its customers with Year 2000 consulting services, comprehensive training and education programs for its systems and continuing customer maintenance and support, as well as business recovery services.

     Peerless' software products run on IBM computing platforms, which are the leading hardware platforms in Peerless' target market. Peerless is an authorized IBM reseller.

     Peerless customers that purchase Peerless21 or PeerlessCU information systems typically enter into three to five year maintenance and service agreements with Peerless at the time of installation. As part of the maintenance and service agreements, customers automatically receive two to three product updates each year.

     Peerless markets a check and statement imaging system that is fully integrated with Peerless21. Peerless' check and statement imaging system enables banks to reduce costs by scanning digital images of checks into a bank's computer system, which can then be printed on checking account statements, thereby eliminating the need to return checks to customers and improving check
processing speeds.   During 1997, revenues from the shipment and installation of check and statement imaging systems accounted for approximately 25% of Peerless' total revenues, compared to 22% in 1996.

     In 1996, Peerless established an outsourcing service bureau to serve those community banks and credit unions that choose to use a service bureau for their information processing and check and statement imaging requirements, a market previously not served by Peerless. During 1997, revenues from outsourcing operations accounted for approximately 4% of Peerless' total revenues, compared to less than 1% in 1996. Peerless currently has 23 outsourcing customer contracts, 13 of which are both check and statement imaging and data processing, three of which are data processing only and seven of which are check imaging or item processing only. Currently, all data processing services are performed at Peerless' facility in Allen, Texas, and at Peerless' processing center in Port Arthur, Texas, and no additional data processing centers are currently expected to be established. Due to the nature of item processing services, Peerless has established five item capture centers in close proximity to the customers serviced and expects to open additional item processing centers as contracts necessary to support such centers are executed. Peerless' outsourcing business is still in the early stages of growth and investment. While management believes this business will reach profitably in 1998, there can be no assurance that Peerless will be successful in this business.

     Peerless offers business recovery services. These services are intended to allow its customers to be back online after a disaster in as little as 24 hours and to satisfy U.S. financial institution regulatory obligations to maintain and annually test a business recovery plan.

SEASONALITY AND CYCLICALITY

     Peerless recognizes a significant portion of its revenues upon the installation of its software. Since its customers generally do not want to have systems installed at or near the end of the calendar year, revenues have generally been lower during the months of December and January than in the remainder of the year. An economic downturn in Peerless' target market could have a materially adverse effect on Peerless' operating results.

PRINCIPAL SUPPLIERS

     Since 1989, Peerless has been a value-added remarketer of IBM products pursuant to standard IBM remarketer agreements. These products include non-IBM software that IBM authorizes Peerless to sell. Peerless does not maintain an inventory of IBM products but purchases such products only upon receipt of a customer order. IBM has sole discretion with respect to the products offered by Peerless pursuant to this agreement.

     Peerless' current remarketing agreement with IBM expires February 28, 1999. Both IBM and Peerless may terminate the agreement, with or without cause, upon three months written notice. Peerless has no indication that IBM will discontinue these remarketing arrangements.

     Since 1993, Peerless has been a value-added remarketer of NCR products pursuant to an NCR value-added remarketer agreement. These products include the hardware on which Peerless' check and statement imaging and processing systems operate. Under its agreement with NCR, Peerless markets and resells or licenses such NCR products, which it purchases from NCR at a volume based discount. Peerless may from time to time purchase NCR products in advance of an order, based on forecasted demand. NCR may add new products or discontinue or change the design of any products subject to the agreement at any time. The agreement has no term, but either party may terminate it upon 90 days' written notice.

     Peerless licenses software for its check and statement imaging and processing systems from Document Solutions, Inc. ("DSI") pursuant to a system integrator agreement. Peerless provides all normal customer support for Peerless' customers, and DSI provides software releases as necessary. Peerless may from time to time purchase DSI products in advance of an order based on forecasted demand.

     Peerless' agreement with DSI extends through December 31, 2001, and automatically renews for two year terms thereafter, unless terminated by either party upon written notice 120 days prior to the expiration of the then current term. During the term of the agreement and for one year following its termination, Peerless may not develop, sell or otherwise distribute products competitive with those of DSI, so long as DSI's products offer competitive features and prices. If DSI cannot suitably enhance its products or reduce its prices within 180 days after notice from Peerless, Peerless may then develop, sell or distribute the competing products.

INTELLECTUAL PROPERTY

     Peerless relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Peerless seeks to protect its software, documentation and other written materials under trade secret and copyright laws. Peerless presently has no patents or patent applications pending.

BACKLOG

     Peerless' backlog of license and installation fees and hardware and equipment sales was approximately $2.0 million at September 30, 1998, compared to approximately $4.5 million at December 31, 1997 and approximately $4.7 million at December 31, 1996. This backlog amount excludes revenues to be derived from long term customer contracts for maintenance and outsourcing activities, which are typically three to five year contract commitments. Peerless' backlog can fluctuate significantly due to many reasons, including, but not limited to, the sales cycle length of varying products, product availability, the duration of the installation period, and customer requested installation date.

COMPETITION

     The financial institution management information systems market is intensely competitive and subject to rapid change. Competitors vary in size and in the scope and breadth of the products and services offered. Peerless believes that the primary competitive factors in system selection are features and functions, flexibility and ease of use, software enhancements and maintenance, technological advantages and customer support and training. The price of the software and related services is also a significant competitive factor which may be determinative, particularly for smaller institutions. Peerless competes with several firms that offer software products that compete with Peerless' products, as well as competing with firms that provide data processing services to financial institutions that desire to outsource that function. These competitors vary in size from large to small and in geographical coverage from national to regional and local operations.

     Peerless' principal competitors in its target market for community banking information management systems are Jack Henry and Fiserv, Inc. Peerless also competes in this market against EDS, ALLTEL Information Systems, Inc. and others.

     The credit union market is highly fragmented, and no one firm has a dominant market share. Peerless' competitors in its target market for credit union information management systems are EDS, Fiserv, Inc., ULTRADATA Corporation and others.

     Additionally, Peerless believes that no one firm may be considered dominant in providing outsourcing processing services to customers in Peerless' marketplace. Peerless believes that EDS, Fiserv, Inc. and The BISYS Group, Inc. are its main outsourcing services competitors.

     Peerless' principal competitors in the check imaging industry are BancTec Financial Systems and Advanced Financial Solutions, Inc.

SALES AND MARKETING

     Peerless markets its products and services throughout the United States through a direct sales force. Peerless maintains separate sales forces for its community bank, credit union, and outsourcing products and services, which allows Peerless' sales representatives to concentrate on each separate customer market.

     Peerless markets its products and services through specific product advertising in trade journals directed at community banks and credit unions, its Internet home page and sales support literature. Peerless also relies on customer referrals, networking, direct mail, trade shows and contacts with independent consultants. The sales cycle associated with the purchase of Peerless' products is typically lengthy and subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews.

YEAR 2000

     Peerless has modified its software products to make them Year 2000 compliant. Peerless' plan to modify its software products was certified by the Information Technology Association of America. Based on currently available information, management estimates that the total costs in implementing the plan are between $1.0 and $2.0 million.

     Peerless also purchases software and hardware from certain vendors, which Peerless resells to its customers. See "-- Principal Suppliers." Peerless is currently evaluating the hardware and software provided by its vendors to identify any systems that need to be made Year 2000 compliant. Peerless' primary vendors have assured Peerless that the systems they provide will be made Year 2000 compliant in a timely fashion, although there can be no assurances made as to these representations.

EMPLOYEES

     As of September 30, 1998, Peerless had a total of 186 employees, compared to 184 at December 31, 1997. None of Peerless' employees are represented by a labor union. Peerless has not experienced any work stoppages and considers its relations with its employees to be satisfactory.

EXECUTIVE OFFICERS

     Set forth below is the name, age, position, term of office and a brief account of the business experience of each person who is an executive officer of Peerless.


             Name                     Age              Position
      ------------------------        ---       --------------------------------

      Rodney L. Armstrong, Jr.        54        Chairman of the Board and
                                                 Chief Executive Officer
      Steven W. Tomson                36        President
      Kevin W. Marsh                  46        Executive Vice President - Sales
      Ann L. Puddister                38        Director of Administration and
                                                 Corporate Secretary
      Douglas K. Hansen               31        Treasurer and Controller

     Rodney L. Armstrong, Jr. is one of Peerless' founders and has been Chairman of the Board and Chief Executive Officer since 1989. Mr. Armstrong was Peerless' President from 1994 to June 1996. Mr. Armstrong has 24 years of experience in the information technology and financial institution marketplace. In 1974, he joined United Virginia Bankshares (now known as Crestar Corporation) as Corporate Planning Officer responsible for the bank holding company's long range strategic planning. Between 1977 and 1989, Mr. Armstrong held various management positions with EDS, where he started and managed its electronic ATM and point of sale networking division and was responsible for corporate development for its Financial and Insurance Group, before initiating the buyout of EDS' turnkey community bank data processing systems division by Peerless in 1989.

     Steven W. Tomson joined Peerless in 1991 as Regional Marketing Manager, Banking. In June 1994, Mr. Tomson left Peerless to work for Bermac Communications, Inc., a software development company, as an Account Manager. Mr. Tomson returned to Peerless in February 1995 and has served as President of Peerless' credit union systems subsidiary and President of Peerless since April 1997. Prior to joining Peerless, Mr. Tomson was employed as an Account Sales Representative by IBM.

     Kevin W. Marsh joined Peerless in 1989 and has served in various capacities since that time, including Vice President of Sales of Peerless' banking systems subsidiary and Vice President of Sales of Peerless' outsourcing subsidiary. Mr. Marsh has served as Executive Vice President - Sales of Peerless since July 1997.

     Ann L. Puddister joined Peerless in 1989. Ms. Puddister has served as Director of Administration since 1992 and Corporate Secretary since 1994. Prior to joining Peerless, Ms. Puddister worked at EDS for 10 years.


     Douglas K. Hansen joined Peerless in 1994 as Controller and has served as Treasurer of Peerless since May 1996. From 1989 to 1994, Mr. Hansen was employed by Ernst & Young, LLP, most recently as an Audit Manager. Mr. Hansen is a certified public accountant.


GOVERNMENT REGULATION

     As a provider of in-house software application systems and hardware, Peerless is not directly subject to Federal or state regulations specifically applicable to financial institutions. As a provider of products to these entities, however, Peerless must take into account such regulations in order to provide products that help its customers comply with such regulations. The implementation of Peerless' products by its customers is reviewed from time to time by government regulators in connection with compliance audits of the customers' operations. Peerless must continually update its products to reflect changes in applicable regulations or the adoption of new regulations. To the extent Peerless provides information services to financial institutions that desire to outsource that function, Peerless is subject to examinations by various Federal and state regulatory agencies.

DESCRIPTION OF PROPERTY


     Peerless' community banking, credit union, outsourcing and check and statement imaging are located in one facility in Allen, Texas with a total size of approximately 82,600 square feet. This facility is leased pursuant to an agreement which expires in August 2013 and provides for monthly rental payments of approximately $84,000 for the first five years. See Note 6 of Notes to Consolidated Financial Statements of Peerless Group, Inc. Peerless leases seven additional facilities totaling approximately 38,000 square feet and that require total monthly rental payments of approximately $38,500.


LEGAL PROCEEDINGS

     From time to time, Peerless has been involved in litigation relating to claims arising out of its operations in the normal course of business. As of the date of this Proxy Statement/Prospectus, Peerless is not a party to any legal proceeding, the adverse outcome of which would, in management's opinion, have a materially adverse effect on Peerless' results of operations or financial position.

                PEERLESS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Peerless' total revenues are derived primarily from software license and installation, hardware and equipment and maintenance and services. Approximately 91% of Peerless' total revenues for 1997 is from its banking customers and, historically, a large part of Peerless' total revenues and growth have been derived from its installed customer base.

     Software license and installation consists of revenue recorded by Peerless on the installation of its software products, which in the case of most of Peerless' contracts, involves the use of the percentage-of-completion method of accounting for revenues, as installation services are performed over several months. Revenues from sales of software licenses not involving installation are recognized upon delivery of the software to the customer. Revenues from hardware and equipment sales are recognized upon shipment by the manufacturer to the customer. Revenues from maintenance contracts are recognized ratably over the periods of the respective contracts, which typically have terms of three to five years. Revenues from services, including processing fees, are recognized in the period in which the services are performed.

     In the case of revenues from software license and installation and hardware and equipment, Peerless generally requires significant deposits and prepayments. Maintenance and service agreements are administered on a calendar year basis with fees generally received in December or January. Deposits received and amounts billed for software licenses, installation and hardware in advance of installation or delivery, and for annual software maintenance prior to performance of related services, are reflected as unearned until such amounts are recognized in accordance with Peerless' revenue recognition policy. See Note 2 of Notes to Consolidated Financial Statements of Peerless Group, Inc.

     Peerless expenses all software development costs as incurred until technological feasibility has been established for the product, at which time the costs are capitalized until the product is available for general release to customers. Peerless has expensed substantially all software development costs since 1994, as primarily all software development efforts have been related to enhancing Peerless' existing products.

SIX MONTHS ENDED JUNE 30, 1998 AND 1997

     Revenues. Revenues for the three months ended June 30, 1998 decreased $1.8 million, or 20.8%, from those in the same period during 1997. Decreases of $213,000 in software license and installation revenues and $2,204,000 in hardware and equipment revenues were offset by an increase of $604,000 in maintenance and services revenues.

     The decreases in software license and installation and hardware and equipment revenues were due primarily to a lower amount of revenues from implementations of check and statement imaging systems during the quarter. Management believes the implementations of check and statement imaging systems were negatively impacted by the delays of customers in the purchasing of new technologies because of the customers' focus on their own Year 2000 compliance issues. In total, revenues from check and statement imaging system implementations accounted for 7.6% of revenues during the period, compared to 37.5% of revenues in the same period of the prior year. The decrease in check and statement imaging revenues was partially offset by revenues associated with the introduction of Year 2000 consulting services.

     The primary reason for the increase of maintenance and services revenues was the additional revenues from Peerless' outsourcing service bureau, which contributed 9.6% of total revenues during the three months ended June 30, 1998, compared to 3.2% of total revenues during the same period of the prior year. This revenue increase is due to an increase in customers in the outsourcing service bureau to 14 at June 30, 1998, compared to six at June 30, 1997.

     Revenues for the six months ended June 30, 1998 decreased $1.8 million, or 10.8%, from those in the same period of the prior year. Decreases of $567,000 in software license and installation revenues and

$2,334,000 in hardware and equipment revenues were offset by an increase of $1,143,000 in maintenance and services revenues. These changes were due to the factors influencing the three month period ended June 30, 1998 discussed above as well as an overall decrease in revenues from installations of Peerless21. Revenues from installations of Peerless21 were $2.1 million for the first six months of 1998 compared to $2.7 million for the same period of the prior year. This decrease was due to a decrease in the average size of Peerless21 implementations during the first three months of 1998. Peerless typically recognizes lower revenues from a Peerless21 implementation for a smaller financial institution than for a larger financial institution.

     Gross Margin. Gross margin for the three months ended June 30, 1998 increased to 36.7% of total revenues from 32.1% for the same period of the prior year. The increase in gross margin was directly related to lower revenues from check and statement imaging systems, which generally have lower margins than Peerless' other products, as well as increased margins realized from Year 2000 consulting services. Gross margin for the six months ended June 30, 1998 decreased to 34.1% of total revenues from 34.8% for the same period of the prior year. This decrease was a result of lower revenues from Peerless21 installations, as discussed above, as well as the impact of the service bureau operations.

     Selling and Marketing. Selling and marketing expenses for the three and six months ended June 30, 1998 decreased $240,000, or 26.9%, and $435,000, or 22.9%, respectively, from the same periods of the prior year. These decreases primarily resulted from a reduction in headcount as compared to the same periods of the prior year and the implementation of certain cost saving initiatives by management.

     Interest Income. Interest income for the three and six months ended June 30, 1998 decreased $70,000, or 73.7%, and $165,000, or 71.4%, from the same periods of the prior year. These decreases were a result of the lower amount of cash and cash equivalents held by Peerless during these periods as compared to the prior year.

YEARS ENDED DECEMBER 31, 1997 AND 1996

     Revenues. Revenues for the year ended December 31, 1997 increased $3.6 million, or 13.6%, over the prior year. Revenues from software license and installation increased $0.4 million, or 3.5%, over the prior year, and revenues from hardware and equipment increased $0.9 million, or 8.4%, over the prior year. Increases in revenues from installations of check and statement imaging systems as well as additional software license and hardware revenues associated with the sales of ancillary products were offset by decreases in revenues from implementations of Peerless21. Shipments and installations of check and statement imaging systems contributed $7.6 million in software license and installation and in hardware and equipment revenues, as compared to $5.9 million in 1996. Revenues from installations of Peerless21 decreased $0.7 million, or 14.5%, from the prior year. This decrease occurred primarily because Peerless made a greater number of Peerless21 installations in 1997 to smaller financial institutions than in 1996. Peerless typically recognizes lower revenues from a Peerless21 implementation for a smaller financial institution than for a larger financial institution. In response to the decrease in Peerless21 revenues, Peerless made certain management changes to better focus its Peerless21 sales strategy. Revenues from maintenance and services increased $2.4 million, or 38.3%, over the prior year, due primarily to data and item processing fees earned during 1997, which was the first full year of operations for Peerless' outsourcing service bureau. Data and item processing revenues from Peerless' outsourcing service bureau were $1.1 million in 1997, compared to $0.1 million in 1996.

     Gross Margin. Gross margin for the year ended December 31, 1997 declined to 32.6% of total revenues from 37.3% for the prior year. Increased shipments of check and statement imaging systems and continuing investment in Peerless' service bureau contributed to the lower margins for the year. Check and statement imaging systems generally have lower margins than other software and hardware products, and investments in service bureau operations may continue to contribute to lower margins in the future. Excluding the service bureau component, gross margin for the year ended December 31, 1997 was 35.3% of total revenues.

     Research and Development. Research and development expenses for the year ended December 31, 1997 increased $308,000, or 18.2%, from the prior year. This increase primarily resulted from Peerless' focus on product upgrades to complete the Year 2000 solution and provide its customers with the most current technology. As a percentage of total revenues, research and development expenses increased slightly to 6.7% for the year from 6.4% for the prior year.

     Selling and Marketing. Selling and marketing expenses for the year ended December 31, 1997 decreased $65,000, or 1.9%, from the prior year. As a percentage of total revenues, selling and marketing expenses decreased to 11.3% for the year from 13.1% for the prior year. This decrease was due to cost control initiatives undertaken by management during the year.

     General and Administrative. General and administrative expenses for the year ended December 31, 1997 increased $704,000, or 46.6%, from the prior year. This increase primarily resulted from additional insurance, professional fees and administrative costs associated with being a public company. As a percentage of total revenues, general and administrative expenses increased to 7.4% for the year from 5.7% for the prior year.

     Interest Expense. Interest expense for the year ended December 31, 1997 decreased $528,000, or 96.4%, from the prior year. This decrease primarily resulted from the repayment of all outstanding debt subsequent to the Offering.

     Interest Income. Interest income for the year ended December 31, 1997 increased $147,000 from the prior year. This increase was a result of the investment of cash obtained from the Offering.

     Basic and Diluted Earnings Per Share. Basic and diluted earnings per share for the year ended December 31, 1997 were negatively impacted by an increase in Peerless' tax rate and an increase in the shares used in computing earnings per share, which resulted from the additional shares issued in the Offering and the exercise of outstanding warrants to purchase Peerless' Common Stock.

YEARS ENDED DECEMBER 31, 1996 AND 1995

     Revenues. Revenues for the year ended December 31, 1996 increased $6.8 million, or 34.7%, over the prior year. Revenues from software license and installation fees increased $2.8 million, or 39.1%, over the prior year, and revenues from hardware and equipment sales increased $3.6 million, or 53.2%, over the prior year. These increases were due primarily to increases in revenue from installations of Peerless21 and shipments and installations of check and statement imaging systems. Installations of Peerless21 contributed $4.7 million in software license and installation fees, as well as additional software license fees and hardware revenues associated with the sales of ancillary products, representing an increase of $1.6 million, or 52.2%, over the prior year. Shipments and installations of check and statement imaging systems contributed $5.9 million in revenues, representing an increase of $2.5 million, or 74.5%, over the prior year.

     Gross Margin. Gross margin for the year ended December 31, 1996 declined slightly to 37.3% of total revenues from 38.4% for the prior year. This decrease was attributable primarily to Peerless hiring and training additional employees to support revenue growth. These margin declines were partially offset by an improvement in the gross margin percentage from hardware and equipment sales, which increased to 24.7% for the year from 21.8% for the prior year, which was primarily attributable to an increase in the margins on check and statement imaging hardware.

     Research and Development. Research and development expenses for the year ended December 31, 1996 increased $298,000, or 21.3%, from the prior year. This increase primarily resulted from hiring additional research and development employees to modify and enhance existing products. As a percentage of total revenues, research and development expenses decreased slightly to 6.4% for the year from 7.1% for the prior year.

     Selling and Marketing. Selling and marketing expenses for the year ended December 31, 1996 increased by $975,000, or 39.0%, from the prior year. This increase primarily resulted from an increase in the number of employees in sales and marketing to support increased revenues and increased compensation levels for existing employees due to increased production. As a percentage of total revenues, selling and marketing expenses increased slightly to 13.1% for the year from 12.7% for the prior year.

     General and Administrative. General and administrative expenses for the year ended December 31, 1996 increased $290,000, or 23.7%, from the prior year. This increase primarily resulted from placement agency fees and other costs associated with the hiring of additional employees, as well as additional insurance and legal costs associated with being a public company. As a percentage of total revenues, general and administrative expenses decreased slightly to 5.7% for the year from 6.2% for the prior year. During 1996, Peerless incurred a severance charge of $341,000 related to the resignation of a former officer ($289,000 of which were noncash compensation charges related to the extension of the exercise period of certain stock options and the acceleration of vesting of restricted stock awards).

     Interest Expense. Interest expense for the year ended December 31, 1996 decreased $64,000, or 10.5%, from the prior year. This decrease primarily resulted from the repayment of all outstanding debt subsequent to the Offering, and was slightly offset by amortization of deferred debt costs associated with Peerless' line of credit, which Peerless obtained in October 1995.

     Basic and Diluted Earnings Per Share. Basic and diluted earnings per share for the year ended December 31, 1996, were negatively impacted by an increase in the shares used in computing earnings per share, resulting from the additional shares issued in the Offering.

PROVISION FOR INCOME TAXES

     Peerless' provision for income taxes for the year ended December 31, 1996 included the Alternative Minimum Tax under the Code and state income taxes. In the fourth quarter of 1996, Peerless eliminated the valuation allowance against its deferred tax assets, resulting in the recording of a Federal deferred tax benefit of approximately $250,000. The majority of Peerless' net operating loss carry forwards for Federal income tax purposes were utilized in late 1996. Peerless' 1997 effective tax rate was favorably impacted by the utilization of research and development tax credits totaling $459,000. The effective tax rate for the year ended December 31, 1997 was 21.9%, up from 6.3% in the prior year.

INVESTMENT IN ONLINE

     In May 1997, Peerless purchased 25,000 shares of the preferred stock of Online Resources & Communications Corporation ("Online"), a private electronic financial services company, for $2.5 million. This preferred stock is convertible into approximately 833,000 shares of Online's common stock. Peerless also received warrants to purchase approximately 333,000 shares of Online's common stock at $3.00 per share. Peerless understands that Online is seeking additional financing. If Online is not able to obtain additional financing, Peerless may be required to write off some or all of this investment.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents at June 30, 1998 were $1.4 million, down from $2.8 million at December 31, 1997. During the six months ended June 30, 1998, cash used in operating activities was $91,000, compared to $1.2 million for the same period of the prior year, primarily due to decreases in trade accounts payable, purchases of inventory and a decrease in unearned revenues, offset by a decrease in trade accounts receivable resulting from the collection of amounts due from customers for annual maintenance fees, which are typically billed at the end of each year and collected during the first quarter of the following year.

     Peerless expects that capital expenditures associated with service bureau operations in 1998 could reach $1.5 million, depending upon the growth of this business. Peerless anticipates that new item processing centers will only be opened as contracts necessary to support such centers are executed.

     Peerless moved into its new facility in Allen, Texas in August, 1998. Peerless anticipates that capital expenditures associated with this new facility will be approximately $1.0 to $1.5 million.

     Peerless has a $2.5 million line of credit (the "Credit Agreement") with State Street Bank and Trust ("State Street") that expires on February 1, 1999. Borrowings under the Credit Agreement bear interest at State Street's prime rate (8.5% at June 30, 1998) plus 1/2% and are secured by the assets and stock of Peerless' wholly owned subsidiaries. Amounts available under the Credit Agreement are reduced by the value of outstanding letters of credit issued by State Street on behalf of Peerless. As of June 30, 1998, no amounts were outstanding under the Credit Agreement, and State Street had issued a letter of credit with a value of $600,000 on behalf of Peerless. The Credit Agreement imposes certain requirements on Peerless, including minimum annual net income and quarterly cash flow and liquidity levels. The Credit Agreement prohibits Peerless from incurring or otherwise becoming liable for any indebtedness for liens on any property owned by Peerless, except for certain trade and other indebtedness. The Credit Agreement also contains other restrictive covenants, including limitations on dispositions of material amounts of assets, capital expenditures, mergers, consolidations, related party transactions, alterations in the nature of Peerless' business, employee compensation, the making of any loans, investments in other entities, entering into any guarantees and the payment of cash dividends. At September 30, 1998, Peerless was not in compliance with a covenant in the Credit Agreement regarding limitations on capital spending. State Street has waived non-compliance with the covenant. There can be no assurance that Peerless will not require additional waivers in the future or, if required, that State Street will grant them.

     Peerless believes that its cash and cash equivalents at June 30, 1998, amounts available under the Credit Agreement and operating cash flows will be sufficient to meet its anticipated capital expenditure requirements at least through the next 12 months.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     Statement of Position 97-2. In October 1997, the Accounting Standards Executive Committee of the American Institute of Public Accountants issued Statement of Position (SOP) 97-2, Software Revenue Recognition, which supersedes SOP 91-1. Peerless was required to adopt SOP 97-2 for software transactions entered into beginning January 1, 1998, and retroactive application to years prior to adoption was prohibited. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements (i.e., software products, upgrades/enhancements, post-contract customer support, installation, training, etc.) to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence which is specific to the vendor. The revenue allocated to software products (including specified upgrades/enhancements) generally is recognized upon delivery of the products. The revenue allocated to post-contract customer support generally is recognized ratably over the term of the support and revenue allocated to service elements (such as training and installation) generally is recognized as the services are performed. If a vendor does not have evidence of the fair value for all elements in a multiple-element arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. The adoption of SOP 97-2 has not had, and Peerless' management anticipates that it will not have, a material impact on Peerless' results of operations.

     Statement of Financial Accounting Standards No. 131. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for years beginning after December 15, 1997. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Peerless will adopt the new requirements retroactively in 1998. Management of Peerless anticipates that the adoption of Statement 131 will not affect results of operations or financial position, but will affect the disclosure of segment information.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                       OWNERS AND MANAGEMENT OF PEERLESS

     The following table sets forth information, as of September 30, 1998, regarding the beneficial ownership of Peerless Common Stock (which includes shares held of record and shares which may be acquired within 60 days pursuant to the exercise of options) by each director of Peerless, Peerless' Chief Executive Officer, each of the Peerless' four most highly compensated executive officers other than the Chief Executive Officer who earned more than $100,000 in salaries and bonuses and who were serving as executive officers at the end of 1997, and any person who served as an executive officer during 1997 and would have been considered one of the four most highly compensated executive officers had that person been serving as such at the end of 1997, based on salary and bonus earned during 1997 (collectively, the "Peerless Executive Officers"), the directors and Peerless Executive Officers as a group and each person known by Peerless to own 5% or more of the outstanding shares of Peerless Common Stock. The persons named in the table have sole voting and investment power with respect to all shares of Peerless Common Stock owned by them, except as otherwise noted.


                                          Number of Shares          Percentage of Shares
    Name of Beneficial Owner             Beneficially Owned         Beneficially Owned(1)
---------------------------------        ------------------         ---------------------
Rodney L. Armstrong, Jr.(2).........         798,640(3)                    16.13

Gary J. Austin......................               0(4)                        *

Steven W Tomson(2)..................          54,799(5)                     1.11

Kevin W. Marsh(2)...................         235,800(6)                     4.78

Allen D. Fleener(7).................         150,800(8)                     3.06

William F. Dunbar(9)................           7,000(10)                       *

David A. O'Connor(11)...............           6,500(10)                       *

Jane C. Walsh(12)...................           4,000(10)                       *

All directors and executive officers
as a group (total of 9 persons).....       1,295,414(13)                   25.80

Allied Investment Corporation(14)...         307,889(15)                    6.03

Allied Capital Corporation(14)......         253,240                        5.14

Fleet Financial Group, Inc.(16).....         305,000(17)                    6.20

Hathaway Partners Investment
Limited Partnership(18).............         300,000                        6.09

----------------------------

*    Less than 1%.

(1) Percentage of outstanding shares that the named person, entity or group would beneficially own if such person, entity or group, and only such person, entity or group, exercised all warrants and options held that are exercisable within 60 days.

(2)  1021 Central Expressway South, Allen, Texas 75013.

(3) Includes options to purchase 29,200 shares of Common Stock. Mr. Armstrong has shared voting and investment power with respect to 55,900 of the shares beneficially owned by him.

(4) Mr. Austin retired from his positions as the Vice-Chairman and Chief Operating Officer of Peerless on February 28, 1998.

(5)  Includes options to purchase 24,400 shares of Common Stock.

(6)  Includes options to purchase 12,600 shares of Common Stock.

(7)  15301 Dallas Parkway, Suite 840, Dallas, Texas 75248.

(8)  Includes options to purchase 11,600 shares of Common Stock.

(9)  4350 North Fairfax Drive, Suite 480, Arlington, Virginia 22203.

(10) Includes options to purchase 2,000 shares of Common Stock.

(11) 800 Linkhorn Drive, Virginia Beach, Virginia 23451.

(12) 89 Turnpike Street, North Andover, Massachusetts 01845-5045.


(13) Includes options to purchase 98,880 shares of Common Stock.


(14) 1919 Pennsylvania Avenue, Third Floor, Washington, D.C. 20006.
     Information with respect to beneficial ownership of shares of Common Stock by Allied Investment Corporation and Allied Capital Corporation is based solely upon information provided to Peerless by both Allied entities.

(15) Includes warrants to purchase 181,654 shares of Common Stock.


(16) One Federal Street, Boston, Massachusetts 02110. Information with respect to beneficial ownership of shares of Common Stock by Fleet Financial Group, Inc. is based solely upon the latest report of Fleet Financial Group, Inc. on Schedule 13G dated February 13, 1998, as filed with the SEC.


(17) Fleet Financial Group, Inc. has sole voting power with respect to 250,000 of such shares.

(18) 119 Rowayton Avenue, Rowayton, Connecticut 06853. Information with respect to beneficial ownership of shares of Peerless Common Stock by Hathaway Partners Investment Limited Partnership is based solely upon the latest report of Hathaway Partners Investment Limited Partnership on
     Schedule 13D dated April 18, 1997, as filed with the SEC.

                      DESCRIPTION OF JACK HENRY'S BUSINESS

OVERVIEW

     Jack Henry was incorporated in Missouri in 1977 and was privately held until November 1985 when it sold 725,000 shares of its common stock to the public (along with 375,000 shares sold by stockholders). Jack Henry also reincorporated in Delaware at that time. Jack Henry became subject to periodic reporting and certain other requirements of the Exchange Act as a result of that initial public stock offering. The common stock was then qualified for quotation on the National Market System of the NASDAQ interdealer quotation system under the stock symbol "JKHY."

     Jack Henry provides integrated computer systems for in-house and service bureau data processing to banks and other financial institutions. Jack Henry has developed several banking applications software systems which it markets, along with the computer hardware, to financial institutions throughout the United States. Jack Henry also performs data conversion, software installation and software customization for the implementation of its systems, and provides continuing customer maintenance/support services after the systems are installed.

     Over the last five years, Jack Henry's revenues have grown from $32.6 million to $113.4 million; and earnings have grown from $6.3 million to $21.6 million. Jack Henry's growth has resulted from both acquisitions and internal expansion. This growth has allowed Jack Henry to develop new products and expand its core systems customer base from 837 to 1,150, while increasing the number of employees from 154 to 605 during this same period.

MARKETS AND COMPETITION

     Jack Henry's primary market consists of the approximately 9,200 commercial banks in the United States with less than $10 billion in total assets. Community banks account for approximately 9,100 of that number. The population of community banks decreased by 3% in 1997. In 1997, statistics reported in "Automation in Banking 1998" showed that financial institutions spent approximately $31 billion on hardware, software, services and telecommunications. In-house vendors have 58% of the commercial banks as customers. Centralized off-site service bureaus provide data processing for 37% of the banks, down from two-thirds in the mid 1980's. Many organizations provide data processing to banks through a service bureau approach. Some service bureaus are affiliated with large financial institutions which may have other relationships with potential bank customers, but this is less prevalent than in the past. Typically, a bank which is making a data processing decision will consider both service bureau and in-house alternatives.

     Of the small-to-mid-size banks with in-house installations, 43% utilize IBM hardware, 26% NCR and 20% Unisys Corporation, respectively. All other vendors had under 5% shares of the in-house community bank market. In 1997, eight of the top ten software providers in this market, ranked by number of installed customers, offered their products on IBM hardware. According to that survey, Jack Henry had the most installed customers (approximately 1150 at 12-31-97) of the IBM providers. Only one other software provider had a larger customer base than Jack Henry. Although the top ten software providers accounted for about 89% of in-house systems installed, the study identified 20 other software vendors in this arena. That number has been declining in recent years.

     Jack Henry believes that the primary competitive factors in software selection are comprehensiveness of applications, features and functions, flexibility and ease of use, customer support, references of existing customers, and hardware preferences and pricing. The price of the software and the related services is also a significant competitive factor which may be determinative, particularly for smaller banks. Jack Henry's management believes that Jack Henry's results and the size of its customer base indicate that Jack Henry generally compares favorably in the competitive factors. However, the in-house banking software industry includes several


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


competitors, based upon the size of their respective customer bases. Over half of the most successful competitors utilize IBM hardware.

PRODUCTS AND SERVICES

     Jack Henry's business and operations include three major categories which are software and installation, maintenance/support and services and hardware sales. Software includes the development and licensing of applications software systems and the conversion, installation and customization services required for the customer's installation of the systems. Maintenance/support consists of the ongoing services to assist the customer in operating the systems and to modify and update the software to meet changes in banking. Hardware sales (often referred to as remarketing) include both the computer equipment and the equipment maintenance on which the Jack Henry software systems operate. Also, included in hardware is the resale of forms and supplies. The following table illustrates the significance of each of these three areas, expressed as a percentage of total revenues:

                                                   Fiscal Year Ended June 30,
                                                   -------------------------
                                                   1998       1997      1996
         Software licensing and installation        29%        28%       27%
         Maintenance/support and services           31%        33%       33%
         Hardware sales                             40%        39%       40%
                                                   ---        ---       ---
         Total Revenues                            100%       100%      100%
                                                   ===        ===       ===

     Jack Henry's primary banking software systems are CIF 20/20(TM) and the Silverlake System(R). CIF 20/20 is the latest version of a series of systems that has evolved from Jack Henry's original system which was first installed in 1977. It is written using the RPG/400 language to take advantage of the relational data base features and functions of the IBM AS/400(TM ) computer. CIF/36, CIF/34 and CIF/32 are all predecessors of this software system, which ran on IBM System 36, 34 and 32 hardware. CIF 20/20 operates on IBM AS/400 and IBM System 36 hardware and is designed primarily for financial institutions with total assets ranging up to $300 million. The Silverlake System was developed (rather than having been migrated from equipment with other architecture) by Jack Henry in 1986 and 1987 to take advantage of the relational data base characteristics of IBM System 38 and AS/400 hardware. It is designed generally for somewhat larger banks than CIF 20/20 and multi-bank groups ranging up to $10 billion in total assets. The computer equipment now being offered extends this system into the low end of the large bank arena, previously limited to "mainframe" computer systems. Jack Henry is one of the few vendors that offers its customers truly native software products for use on the AS/400.

     Each of the systems consists of several fully integrated applications software modules, such as Deposits, Loans, General Ledger, and the Customer Information File (which is a centralized file containing customer data for all applications). The systems make extensive use of parameters established by the customer. The systems can be interfaced with (connected to) a variety of peripheral devices used in bank operations including teller machines, on-line teller terminals and magnetic character readers. Jack Henry software is designed to provide maximum flexibility in meeting a bank's data processing requirements within a single system, thereby minimizing data entry.

     Jack Henry devotes significant effort and expense to develop and continually upgrade and enhance its software. Upgrades and enhancement efforts are directed primarily through prioritized lists prepared by its national users organization and in response to changes in the banking environment. Bank regulation, by federal and state banking agencies, has a significant impact on Jack Henry's software since Jack Henry must maintain its systems in compliance with those regulations. Jack Henry's research and development expenditures were $3,107,000, $2,019,000 and $2,047,000 in FY '98,
'97 and '96, respectively. Portions of the expenditures are required to be capitalized when incurred and then amortized in subsequent periods. Including the effect of this amortization, the amount of research and development costs charged to expense in those years is $3,132,000, $2,045,000 and $1,775,000, respectively.

     Jack Henry licenses CIF 20/20 and the Silverlake System under standard license agreements which provide the customer with a fully-paid, nonexclusive, nontransferable right to use the software for a term of 25 years on a single computer and for a single financial institution location upon payment of the license fee. Generally, license fees are payable 25% upon execution of a license agreement, 65% upon delivery of the software, and the balance at the installation of the last application module. Jack Henry provides a limited warranty for its unmodified software for a period of 60 days from delivery. Under the warranty, Jack Henry will correct any program errors at no additional charge to the customer.

     Jack Henry claims a proprietary interest in its software programs, documentation, methodology and know-how. It also utilizes copyright protection, trademark registration, trade secret laws and contract restrictions to protect its interest in these products.

     Jack Henry provides data conversion and software installation services to assist its customers in implementing their Jack Henry software system. Jack Henry provides these services on an hourly or a fixed-fee basis, depending on the customers' preference. After a customer installation is complete, the customer is encouraged (but not required) to contract with Jack Henry for software maintenance/support. These services, which are provided for an annual fee, include updates of the software to meet regulatory requirements and telephone support to assist the customer in operating the system. Jack Henry also offers maintenance services for hardware, providing customers who have contracted for this service with "one-call" system support covering hardware, system software and applications software. The hardware maintenance contract is between Jack Henry and its customer. The actual hardware maintenance is performed by the hardware manufacturer under a contract between the manufacturer and Jack Henry.

     Hardware manufacturers enter into marketing and other arrangements with software companies, such as Jack Henry, because each depends upon the products of the other. These arrangements generally include financial incentives paid by the manufacturer to the software company. They may be structured as hardware commissions based upon hardware sold by the manufacturer in conjunction with Jack Henry's software or as a remarketer arrangement. A remarketer arrangement allows the software company to purchase hardware from the manufacturer at a discount and sell (remarket) it to customers along with Jack Henry's software. Remarketer arrangements usually require the software company to assume more of the marketing and customer contact responsibilities. The margin earned by a remarketer on hardware it sells is generally greater than the amounts received on commission arrangements. Only a minor portion of Jack Henry's revenues are realized from commission arrangements. Remarketer arrangements are generally not exclusive. All of the major hardware manufacturers, except one, have more than one software company as remarketers of their hardware in the banking industry. Effective January 1, 1997, Jack Henry renewed its industry remarketer
(IR) agreement with IBM for a two year term. Jack Henry continues to operate under the IBM Business Partner marketing program.

     The IR agreement allows Jack Henry to sell IBM's newest mid-range computer system, the AS/400, along with its banking software system. It also allows Jack Henry to provide upgraded and additional equipment to its existing IBM customers. IBM hardware maintenance will also continue to be offered by Jack Henry to customers, providing "one-call" customer support service for hardware, system software and applications software support.

     Jack Henry offers outsourcing solutions to customers through service bureaus, which give the customers the same data and item processing capabilities as the in-house offering. Customers pay monthly usage fees on the multi-year service contracts for these services.

     Jack Henry offers automatic teller machine (ATM) software and provides regional and national switching services for various electronic fund transactions. Customers pay license and maintenance fees for the software and monthly usage and item processing fees for the switching services.

     Jack Henry also offers emergency facilities backup to its CIF 20/20 and Silverlake System customers using its Bank Business Recovery Services. Jack Henry has established six locations, strategically located geographically, to provide backup to its customers. Each location contains the computer equipment needed to provide bank data processing in the event a subscriber's equipment is destroyed in a fire or natural disaster.

     The service bureau, electronic funds switching services and bank business recovery services provided by Jack Henry are subject to specific review by various banking regulatory agencies.

     Silverlake System(R) is a registered trademark of Jack Henry & Associates, Inc. CIF 20/20(TM) is a trademark of Jack Henry & Associates, Inc. AS/400(TM) is a trademark of International Business Machines Corporation.

MARKETING AND SALES

     Jack Henry markets its products (including Silverlake System, CIF 20/20 and its other ancillary products) throughout the United States using sales representatives who are employed by and work directly for Jack Henry. Jack Henry's primary market is commercial banks. Jack Henry has not devoted significant marketing and sales efforts to other financial institutions such as savings and loans or credit unions. While Jack Henry does serve a limited number of savings and loan and savings bank customers, most of these customers operate more like a commercial bank than a traditional thrift institution. With its current range of products, Jack Henry systems are appropriate for all but the largest regional money center banks. Most of the sales effort and success has been in banks with $2 million to $2 billion in total assets.

     Jack Henry also has installations in the Caribbean and one in West Africa through the marketing efforts of its small foreign sales corporation, Jack Henry International Limited ("JHI"). JHI's sales have historically accounted for substantially less than 5% of Jack Henry's revenues.

BACKLOG

     Jack Henry's backlog of business was $56,742,000 and $29,671,000 at June 30, 1998 and 1997. Backlog at September 30, 1998 was $64,132,000.

FACTORS AFFECTING JACK HENRY'S BUSINESS AND PROSPECTS

     There are numerous factors that may affect Jack Henry's business and the results of its operations. These factors include general economic and business conditions; the level of demand for banking software; the level and intensity of competition in the banking software and financial services industry and the pricing pressures that may result; the ability of Jack Henry to timely and effectively manage periodic product transitions and hardware availability; the ability of Jack Henry to keep pace with new or evolving technology; its ability to continue to improve its infrastructure (including personnel and systems) to keep pace with the growth in its overall business activities; and Jack Henry's ability to ensure its products and information systems and those of its third party providers will be Year 2000 compliant. For a discussion of these and other factors affecting Jack Henry's business, see "Certain Risk Factors and Investment Considerations".

SUBSIDIARIES

Jack Henry currently has the following subsidiaries:


                                        Percent
                 Company               Ownership               Comments
                 -------               ---------               --------
     Jack Henry International, Ltd.      100%      Markets Jack Henry products outside the U.S.
     BankVision Software, Ltd.           100%      Marketed banking products outside the U.S.
     CommLink Corp.                      100%      Markets ATM switching products and services
     GG Pulley & Associates, Inc.        100%      Markets image and item processing products and services
     Financial Software Systems, Inc.    100%      Markets payroll software and services
     Vertex, Inc.                        100%      Markets teller software and services
     Hewlett Computer Services, Inc.     100%      Provides data processing services to banks

EMPLOYEES

     As of August 14, 1998, Jack Henry had 605 full-time employees. Jack Henry's employees are not covered by a collective bargaining agreement and there have been no labor-related work stoppages. Jack Henry considers its employee relations to be good.

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is the name, age, position, term of office and a brief account of the business experience of each person who is a director or executive officer of Jack Henry.



        Name                    Age         Position
        ----                    ---         --------
    Michael E. Henry            37      Chairman of the Board and
                                          Chief Executive Officer
    Michael R. Wallace          37      President, Chief Operating Officer
                                         and Director
    John W. Henry               63      Vice Chairman, Senior Vice President
                                          and Director
    Jerry D. Hall               55      Executive Vice President and Director
    James J. Ellis              64      Director
    Burton O. George            71      Director
    George R. Curry             73      Director
    Terry W. Thompson           48      Vice President, Chief Financial Officer
                                          and Treasurer
    Marguerite P. Butterworth   50      Vice President

     Michael E. Henry, the son of John W. Henry and a director of Jack Henry since 1986, has served as Jack Henry's Chairman of the Board and Chief Executive Officer since October, 1994. He previously served as Vice Chairman and Senior Vice President since 1993. Previous to that he served as Manager of Research and Development since 1983. He joined Jack Henry in 1979.

     Michael R. Wallace, a director of Jack Henry since 1991, has served as President since 1993 and as the Chief Operating Officer since October, 1994. He previously served as Manager of Installation Services since 1986. He joined Jack Henry in 1981.

     John W. Henry, a founder and principal stockholder of Jack Henry, has served as Vice Chairman since October, 1994. He previously served as Chairman of the Board from 1977 through 1994. He also has been a director since Jack Henry's inception in 1977. He previously served as Chief Executive Officer from 1977 through 1988 and as President until 1989.

     Jerry D. Hall, a principal stockholder of Jack Henry, has served as Executive Vice President since October, 1994. He previously served as Chief Executive Officer from 1990 through 1994. He also has been a director since Jack Henry's inception in 1977. He previously served as President from 1989 through 1993 and as Vice President-Operations from 1977 through 1988.

     James J. Ellis, a director of Jack Henry since 1985, has been Managing Partner of Ellis/Rosier Financial Services since 1992. Mr. Ellis served as general manager of MONY Financial Services, Dallas, Texas, from 1979 until his retirement in 1992. Mr. Ellis also serves as a director of Merit Medical Systems, Inc.

     Burton O. George, a director of Jack Henry since 1987, is retired. He previously had been in the banking business since 1958, and most recently served as Chairman of the Board and Chief Executive Officer of First National Bank of Berryville, Berryville, Arkansas from 1985 through 1989.

     George R. Curry, a director of Jack Henry since 1989, is Chairman of Central Bank, Lebanon, Missouri, with which he has been affiliated since 1949, as well as President of Central Shares, Inc., a bank holding company.

     Terry W. Thompson has served as Vice President, Chief Financial Officer and Treasurer of Jack Henry since 1990.

     Marguerite P. Butterworth has served as Vice President since February of 1993. Ms. Butterworth joined Jack Henry in 1983 and has been Hardware Manager since 1984.

YEAR 2000


     The Year 2000 will have a broad impact on the business environment in which Jack Henry operates due to the possibility that many computerized systems across the banking and financial services industries will be unable to process information containing dates beginning in the Year 2000. Jack Henry has established a Year 2000 Committee to review and analyze Jack Henry's exposure to Year 2000 issues. This Committee has prepared a documented, systematic approach (the "Y2K Plan") to review all products and internal systems for Year 2000 compliance. The Jack Henry Board has reviewed and approved the Y2K Plan as required by the banking regulators of all service bureau providers. Jack Henry believes the products it currently sells to be Year 2000 ready and that the majority, if not all, of its internal systems will be Year 2000 ready by March 31, 1999. The estimated cost of the above efforts is not reasonably determinable at the current time and is not expected to be material to Jack Henry's business or financial condition.


     In addition, Jack Henry is communicating with key suppliers, vendors and customers in order to assess their ability to maintain normal business operations in the Year 2000. To the extent that Jack Henry is not satisfied with the status of a vendor's Year 2000 compliance, Jack Henry expects to develop and implement appropriate contingency plans.


     For a further discussion of the risks and uncertainties associated with the Year 2000 issue, see "Certain Risk Factors and Investment Consideration -- Year 2000 Compliance," above.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS
                           OF PEERLESS AND JACK HENRY

     At the Effective Time, the stockholders of Peerless will become stockholders of Jack Henry. As stockholders of Jack Henry, their rights will be governed by the DGCL and Jack Henry's Certificate of Incorporation (the "Jack Henry Certificate") and Bylaws (the "Jack Henry Bylaws"). Following are summaries of certain differences between the rights of Peerless stockholders and Jack Henry stockholders. The summaries do not purport to be complete and are qualified in their entirety by reference to the Jack Henry Certificate and Jack Henry Bylaws and Peerless' Certificate of Incorporation (the "Peerless Certificate") and Bylaws (the "Peerless Bylaws"), as applicable.

     Jack Henry and Peerless are each organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Jack Henry Common Stock, on one hand, and Peerless Common Stock, on the other hand, arise solely from differences in their respective certificates of incorporation and bylaws.

AUTHORIZED AND ISSUED CAPITAL STOCK


     The Peerless Certificate authorizes the issuance of 15,000,000 shares of capital stock, consisting of 10,000,000 shares of Peerless Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share ("Peerless Preferred Stock"). The Jack Henry Certificate, as amended, authorizes the issuance of 50,500,000 shares of capital stock, consisting of 50,000,000 shares of Jack Henry Common Stock, par value $.01 per share, and 500,000 shares of preferred stock, par value $1.00 per share ("Jack Henry Preferred Stock"). At October 30, 1998, 4,922,660 shares of Peerless Common Stock were issued and outstanding and no shares of Peerless Preferred Stock were issued and outstanding. At October 30, 1998, 19,072,498 shares of Jack
Henry Common Stock were issued and outstanding, and no shares of Jack Henry Preferred Stock were issued and outstanding.


NUMBER OF DIRECTORS

     Under the DGCL, the certificate of incorporation and bylaws of a corporation may specify the number of directors. The Jack Henry Bylaws provide that the number of Jack Henry directors shall consist of eight members, or such other number as determined by the Jack Henry Board; provided that such number is at least one. The Jack Henry Board currently consists of seven directors. The Peerless Certificate provides that the number of directors shall be not less than three nor more than nine, as determined exclusively by the Peerless Board. The Peerless Board currently consists of five directors.

ELECTION OF DIRECTORS

     The Jack Henry Bylaws provide that each director shall be elected to serve until the next annual meeting of stockholders or until his successor shall be elected and qualified. The Peerless Certificate, in contemplation of a classified Board of Directors, provides that each director shall be elected to serve until the third succeeding annual meeting of stockholders or until his successor shall be elected and qualified.

SPECIAL STOCKHOLDER MEETINGS

     The Jack Henry Bylaws provide that a special meeting of stockholders may be called at any time by the chairman of the board, president, secretary, board of directors, or if requested in writing by stockholders owning at least two-thirds (2/3) of the stock entitled to vote. The Peerless Certificate provides that a special meeting of stockholders may be called at any time by the chairman of the board, president, board of directors or holders of not less than a majority of stock entitled to vote.

ADVANCE NOTICE REQUIREMENTS FOR NOMINATIONS OF DIRECTORS AND STOCKHOLDER
PROPOSALS

     The Peerless Certificate provides that nominations of directors and proposals for business at a meeting of Peerless stockholders may be made by any Peerless stockholder who submits written notice thereof to the Secretary of Peerless at least 60 days prior to the meeting of the Peerless stockholders. In the event that less than 70 days notice of the date of the meeting is given to the Peerless stockholders, the Peerless stockholder's nominations or proposals must be received no later than the 10th day following the date on which notice of the meeting was mailed or public disclosure of the meeting was made.

     The Jack Henry Bylaws provide that a Jack Henry stockholder may make nominations for the election of directors or submit a proposal for business at an annual meeting of stockholders by providing written notice thereof to the Secretary of Jack Henry between 70 and 90 days prior to the anniversary date of the preceding year's annual meeting, except that if the date of the upcoming annual meeting is advanced by more than 20 days, or is delayed by more than 70 days from the anniversary date, the notice must be delivered not earlier than the 90th day prior to the upcoming annual meeting and not later than the close of business following the day on which the meeting was publicly announced. If the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board at least 80 days prior to the anniversary of the preceding year's annual meeting, the Jack Henry Bylaws provide that a stockholder may make a nomination for any new positions created by the increase in the board size by delivering the nomination to the Secretary no later than the close of business on the 10th day following the day on which the public announcement was first made. The Jack Henry Bylaws provide that a Jack Henry stockholder may make nominations for the election of directors at a special meeting of stockholders by providing written notice thereof to the Secretary of Jack Henry not earlier than the 90th day prior to the special meeting and not later than the later of the 70th day prior to the special meeting or the 10th day following the date on which public announcement is first made of the date of the special meeting.

PROVISIONS AFFECTING BUSINESS COMBINATIONS WITH INTERESTED PERSONS

     The Peerless Certificate requires that any "business combination" (as defined in the Peerless Certificate) with an "interested stockholder" requires the affirmative vote of the holders of not less than 80% in interest of the outstanding voting shares of Peerless Common Stock unless the following conditions are satisfied: (i) the "business combination" has been approved prior to consummation by a majority of directors not associated with the "interested stockholder" or (ii) the consideration received in the "business combination" satisfies certain specified minimum price requirements. The Jack Henry Certificate has no corresponding provision to the foregoing requirement, but Jack Henry is subject to Section 203 of the DGCL pertaining to business combinations with interested stockholders.

ACTION BY WRITTEN CONSENT

     Under Delaware law, unless the certificate of incorporation provides otherwise, any action that can be taken by stockholders at a meeting can be taken without a meeting, without prior notice, and without a vote, if the stockholders having the number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted consent to the action in writing. Both the Jack Henry Certificate and the Peerless Certificate eliminate the stockholders' right to take action by written consent.

AMENDMENT TO CERTIFICATE OF INCORPORATION

     The Jack Henry Certificate provides that any proposed amendment must be approved by stockholders owning at least two-thirds of the stock entitled to vote. However, in the event any amendments are recommended to the stockholders by at least two-thirds of the Jack Henry Board, then only the vote of a simple majority of the stock entitled to vote is required to approve the amendment. The Peerless Certificate provides that amendments to certain provisions of the Peerless Certificate concerning preferred stock terms, stockholder meetings, amendments to the Bylaws and the Peerless Board must be approved by a two-thirds vote of the stock entitled to vote. The remaining provisions of the Peerless Certificate can be amended by the affirmative vote of the holders of a majority of the stock entitled to vote.

REMOVAL OF DIRECTORS

     The Jack Henry Bylaws provide that any director may be removed from office at any time, but only for cause or upon the affirmative vote of the holders of at least two-thirds of the corporation's stock entitled to vote thereon. The Peerless Certificate states that directors can be removed by an affirmative vote of the holders of at least two-thirds of the voting power of the voting stock only if the director is convicted of a felony, adjudged to be liable for gross negligence or misconduct in the performance of the director's duties, or has missed four consecutive meetings of the Peerless Board.

DIRECTOR INDEMNIFICATION

     Under Section 145 of the DGCL, a Delaware corporation may indemnify fully its directors, officers, employees, and agents if such persons have acted in good faith and in a manner that such persons reasonably believed was in, or not opposed to, the best interests of the corporation. A Delaware corporation also may indemnify fully such individuals with respect to criminal actions or proceedings, provided that such individual had no reasonable cause to believe such conduct was unlawful. The Peerless Certificate provides that Peerless shall indemnify, to the fullest extent authorized by the DGCL, its directors, officers, employees, and agents. If a claim for indemnification or advancement of expenses is not paid by Peerless within 60 days after Peerless receives a written claim, the claimant is authorized by the Peerless Certificate to bring suit to recover the unpaid amount of the claim. The Jack Henry Certificate contains a similar provision indemnifying Jack Henry's directors and officers to the fullest extent authorized by the DGCL. However, the Jack Henry Certificate does not contain a provision similar to the provision in the Peerless Certificate authorizing the claimant to sue to recover a claim not paid within a certain period of time. The Jack Henry Certificate further permits Jack Henry to maintain insurance on behalf of any director, officer, employee, or agent of Jack Henry against any liability incurred by such person in any such capacity or arising out of such person's position, whether or not Jack Henry would have the power to indemnify such person against such liability under the DGCL.

AMENDMENT, REPEAL OF BYLAWS

     The Jack Henry Bylaws may be amended, altered or repealed by the Jack Henry Board and at any special meeting of the stockholders if duly called for that purpose or at any annual meeting, by the affirmative vote of the holders of at least two-thirds of the corporation's stock entitled to vote thereon. The Peerless Certificate provides that the Peerless Bylaws may generally be altered or amended or new bylaws adopted by the Peerless Board. However, the Peerless Certificate provides that if a proposed amendment to the Peerless Bylaws would be inconsistent with certain provisions of the Peerless Certificate (the same provisions which can only be amended in the Peerless Certificate if the amendment is approved by two-thirds of the stock entitled to vote thereon), the amendment must be approved by at least two-thirds of the stock entitled to vote thereon.


                   DESCRIPTION OF JACK HENRY CAPITAL STOCK

     The summary of the terms of the capital stock of Jack Henry set forth below does not purport to be complete and is qualified by reference to the Jack Henry Certificate and Jack Henry Bylaws. Copies of the Jack Henry Certificate and Jack Henry Bylaws are incorporated by reference herein and will be sent to holders of shares of Peerless Common Stock upon request. See "Where You Can Find More Information".

AUTHORIZED CAPITAL STOCK

     Under the Jack Henry Certificate, Jack Henry's authorized capital stock consists of 50,000,000 shares of Jack Henry Common Stock and 500,000 shares of Jack Henry Preferred Stock.

JACK HENRY COMMON STOCK

     The holders of Jack Henry Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Jack Henry Preferred Stock, holders of Jack Henry Common Stock are entitled to receive ratably such dividends as may be declared by the Jack Henry Board out of funds legally available therefor. In the event of a liquidation or dissolution of Jack Henry, holders of Jack Henry Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Jack Henry Preferred Stock.

     Holders of Jack Henry Common Stock have no preemptive rights and have no rights to convert their Jack Henry Common Stock into any other securities. All of the outstanding shares of Jack Henry Common Stock are, and the shares of Jack Henry Common Stock issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable.

JACK HENRY PREFERRED STOCK

     The Jack Henry Board is authorized to designate any series of Jack Henry Preferred Stock and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of Jack Henry Common Stock. As of the Record Date, no shares of Jack Henry Preferred Stock were issued or outstanding.

     The Jack Henry Board may create and issue a series of Jack Henry Preferred Stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of Jack Henry Common Stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Jack Henry by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Jack Henry's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Jack Henry without any further action by the stockholders of Jack Henry. Jack Henry has no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

TRANSFER AGENT AND REGISTRAR

     UMB Bank, N.A. is the transfer agent and registrar for the Jack Henry Common Stock.

NASDAQ LISTING; DELISTING AND DEREGISTRATION OF PEERLESS COMMON STOCK

     It is a condition to the Merger that Jack Henry provide notification to the NASDAQ for listing of the shares of Jack Henry Common Stock to be issued in the Merger on or prior to the Effective Time. If the Merger is consummated, Peerless Common Stock will cease to be listed on the NASDAQ.


                            STOCKHOLDER PROPOSALS

     As described in Peerless' proxy statement relating to its 1998 Annual Meeting of Stockholders, SEC Regulations provide that Peerless is entitled to omit any proposal that a stockholder intends to present at Peerless' 1999 Annual Meeting (if the Merger is not consummated) from Peerless' proxy statement unless the proposal is received by Peerless at its principal executive offices by November 23, 1998. Such proposals should be directed to Peerless Group, Inc., 1021 Central Expressway South, Allen, Texas 75013, Attention: Chief Executive Officer.

     The Peerless Certificate requires any Peerless stockholders desiring to bring business before a stockholder meeting to give notice to the Peerless Secretary at least 60 days prior to the stockholder meeting. In the event that less than 70 days notice of the date of the meeting is given to the Peerless stockholders, the notice from a Peerless stockholder desiring to bring business before the meeting must be received no later than the 10th day following the date on which notice of the meeting was mailed or public disclosure of the meeting was made.


                                 LEGAL MATTERS


     The validity of the shares of Jack Henry Common Stock to be issued in connection with the Merger have been be passed upon for Jack Henry by Shughart Thomson & Kilroy, P.C., Kansas City, Missouri. The federal income tax consequences of the Merger have been passed upon for Peerless by Haynes and Boone, LLP, Dallas, Texas.



                                    EXPERTS

     The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference from Jack Henry's Annual Report on Form 10-K as of and for the years ended June 30, 1998 and 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. The consolidated financial statements of Jack Henry for the year ended June 30, 1996 appearing in Jack Henry's Annual Report on form 10-K for the year ended June 30, 1998 have been audited by Baird, Kurtz & Dobson, independent accountants, as set forth in their report included therein
and incorporated herein by reference.   Such consolidated financial statements
are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of Peerless at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in the Proxy Statement of Peerless and the Registration Statement and Prospectus of Jack Henry, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     Peerless and Jack Henry file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The companies' SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     Jack Henry filed a Registration Statement on Form S-4 to register with the SEC the Jack Henry Common Stock to be issued to Peerless stockholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Jack Henry in addition to being a proxy statement of Peerless for the Special Meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows Jack Henry to "incorporate by reference" information into this Proxy Statement/Prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in (or incorporated by reference in) this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Jack Henry and its finances.



JACK HENRY SEC FILINGS (FILE NO. 0-14112)       PERIOD
Annual Report on Form 10-K                      Year ended June 30, 1998.
Current Reports on Form 8-K                     As Filed.
Proxy Statement on Schedule 14A for 1998        Dated September 23, 1998.
Annual Meeting

     Jack Henry is also incorporating by reference additional documents that it may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

     Jack Henry has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Jack Henry, and Peerless has supplied all such information relating to Peerless. Documents incorporated by reference are available from Jack Henry without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. Peerless stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from Terry W. Thompson at the following address:

                         Jack Henry & Associates, Inc.
                         663 Highway 60
                         P.O Box 807
                         Monett, Missouri 65708
                         (417) 235-6652

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY DECEMBER 7, 1998 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.



     You should rely only on the information contained or incorporated by reference in this Proxy Statement/Prospectus to vote on the approval of the Merger Agreement and the Merger. Neither Peerless nor Jack Henry has authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated November 10, 1998. You should not assume that the information contained in the Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Proxy Statement/Prospectus to stockholders nor the issuance of Jack Henry Common Stock in the Merger shall create any implication to the contrary.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                            OF PEERLESS GROUP, INC.



                                                                                         PAGE
Report of Ernst & Young LLP, Independent Auditors . . . . . . . . . . . . . . . . . . . . F-2
Audited Financial Statements:
-----------------------------
Consolidated Balance Sheets as of December 31, 1997
 and 1996. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-3
Consolidated Statements of Income for the years ended
 December 31, 1997, 1996 and 1995. . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the
 years ended December 31, 1997, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . .F-5
Consolidated Statements of Cash Flows for the years
 ended December 31, 1997, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . .F-6
Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .F-7

Unaudited Financial Statements:
-------------------------------
Consolidated Balance Sheets as of June 30, 1998
 and December 31, 1997 . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-17
Consolidated Statements of Income for three months
 and six months ended June 30, 1998 and 1997 . . . . . . . . . . . . . . . . . . . . . . .F-18
Consolidated Statements of Cash Flows for six
 months ended June 30, 1998 and 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . .F-19
Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .F-20

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Peerless Group, Inc.

     We have audited the accompanying consolidated balance sheets of Peerless Group, Inc. (the Company), as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows, and stockholders' equity (deficit) for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peerless Group, Inc., at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                ERNST & YOUNG, LLP

Dallas, Texas
January 20, 1998

                              PEERLESS GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                ASSETS (NOTE 4)

                                                   DECEMBER 31,
                                                    1997          1996
                                            ------------  ------------
Current assets:
  Cash and cash equivalents                       $2,845        $8,378
  Trade accounts receivable                        9,346         5,712
  Prepaid expenses and other current assets        1,152           541
                                               ---------     ---------
   Total current assets                           13,343        14,631
 Computer and other equipment, at cost             4,337         2,335
 Less accumulated depreciation                     1,135           589
                                               ---------     ---------
                                                   3,202         1,746
Computer software, maintenance contracts,
 and other assets, net of accumulated
 amortization of $396 and $1,482 at
 December 31, 1997 and 1996, respectively            897           982
Investment in preferred stock, at cost             2,500             -
                                               ---------     ---------
   Total assets                                  $19,942       $17,359
                                               =========     =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                 $3,014        $1,865
 Accrued liabilities                               1,002         1,041
 Sales tax payable                                   646           568
 Unearned revenues                                 7,121         7,573
                                               ---------     ---------
   Total current liabilities                      11,783        11,047
Commitments (Note 6)
Stockholders' equity (Notes 4 and 8):
 Preferred stock, $.01 par value:
  Authorized shares-5,000
  Issued shares-none
 Common stock, $.01 par value:
  Authorized shares-10,000
  Issued shares-4,948 and 4,598 at December
  31, 1997 and 1996,
  respectively                                        49            46
 Additional paid-in capital                        7,958         7,720
 Retained earnings (deficit)                         649        (1,254)
 Treasury stock, at cost (73 and 1 at
 December 31, 1997 and 1996, respectively)          (379)           (1)
 Unearned compensation                              (118)         (199)
                                               ---------     ---------
   Total stockholders' equity                      8,159         6,312
                                               ---------     ---------
   Total liabilities and stockholders' equity    $19,942       $17,359
                                               =========     =========

                             See accompanying notes

                              PEERLESS GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                      YEAR ENDED DECEMBER 31,
                                                                   ----------------------------
                                                                     1997      1996      1995
                                                                   --------  --------  --------
Revenues:
 Software license and installation...............................   $ 10,339  $  9,987  $  7,181
 Hardware and equipment..........................................     11,171    10,303     6,727
 Maintenance and services........................................      8,621     6,235     5,782
                                                                    --------  --------  --------
   Total revenues................................................     30,131    26,525    19,690

Cost of revenues:
 Hardware and equipment..........................................      8,528     7,754     5,258
 Software license and installation, maintenance and
 services........................................................     11,794     8,882     6,872
                                                                    --------  --------  --------
   Total cost of revenues........................................     20,322    16,636    12,130
                                                                    --------  --------  --------
Gross margin.....................................................      9,809     9,889     7,560
Operating costs and expenses:
 Research and development........................................      2,004     1,696     1,398
 Selling and marketing...........................................      3,412     3,477     2,502
 General and administrative......................................      2,216     1,512     1,222
 Severance charge (Note 11)......................................         --       341        --
                                                                    --------  --------  --------
   Total operating costs and expenses............................      7,632     7,026     5,122
                                                                    --------  --------  --------
Income from operations...........................................      2,177     2,863     2,438
Other income (expense):
 Interest expense................................................        (20)     (548)     (612)
 Interest income.................................................        280       133        68
                                                                    --------  --------  --------
  Total other income (expense)...................................        260      (415)     (544)
                                                                    --------  --------  --------
Income before income taxes.......................................      2,437     2,448     1,894
Provision for income taxes.......................................        534       155        64
                                                                    --------  --------  --------
Net income.......................................................   $  1,903  $  2,293  $  1,830
                                                                    ========  ========  ========
Basic earnings per share.........................................   $   0.40  $   0.82  $   0.90
                                                                    ========  ========  ========
Diluted earnings per share.......................................   $   0.37  $   0.55  $   0.49
                                                                    ========  ========  ========
Shares used in computing basic earnings per share................      4,712     2,745     1,976
Shares used in computing diluted earnings per share..............      5,130     4,055     3,648

                            See accompanying notes.

                              PEERLESS GROUP, INC

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)







                                          COMMON STOCK                                      TREASURY STOCK
                                          ------------                                      --------------
                                                              ADDITIONAL  RETAINED        NUMBER
                                        NUMBER OF               PAID-IN   EARNINGS          OF                     UNEARNED
                                         SHARES     AMOUNT      CAPITAL   (DEFICIT)       SHARES      AMOUNT      COMPENSATION
                                        ---------   ------    ----------  ---------       --------    ------      -------------
Balance at December 31, 1994 ......      2,080       $  20    $ (3,948)   $ (5,377)        237       $(281)          $  --
  Net income ......................       --          --          --         1,830        --          --                --
  Common stock issued, net of
    unearned compensation .........        162           2         291        --          --          --                (195)
  Common stock repurchased ........       --          --           141        --            67        (154)             --
  Accretion of redeemable
    common stock...................       --          --           (58)       --          --          --                --
                                      --------       -----    --------    --------    --------       -----          --------
Balance at December 31, 1995 ......      2,242          22      (3,574)     (3,547)        304        (435)             (195)
   Net income......................       --          --          --         2,293        --          --                --
   Common stock issued upon
      exercise of warrants ........        506           5           8        --          --          --                --
   Common stock issued upon
      exercise of options .........         79           1          79        --          --          --                --
   Common stock issued, net of
      unearned compensation .......         45           1         295        --          --          --                  (4)
   Common stock repurchased .......        --          --          --         --             8          (9)             --
   Cancellation of treasury
      stock upon
      change-of-domicile merger ...       (311)         (3)       (440)       --          (311)        443              --
   Common stock issued upon
      initial public offering .....      2,037          20      10,117        --          --          --                --
   Accretion of redeemable
       common stock ...............       --          --           (44)       --          --          --                --
   Compensation expense on
      options .....................       --          --           268        --          --          --                --
   Reclassification of
      redeemable common stock
      upon exercise of underlying
      options .....................       --          --         1,011        --          --          --                --
                                      --------       -----    --------    --------    --------       -----          --------

Balance at December 31, 1996 ......      4,598          46       7,720      (1,254)          1          (1)             (199)
   Net income .....................       --          --          --         1,903        --          --                --
   Common stock issued upon
      exercise of warrants ........        182           2           3        --          --          --                --
   Common stock issued upon
      exercise of options .........        168           1         247        --          --          --                --
   Common stock issued, net of
      unearned compensation .......       --          --             1        --            (2)         10                72
   Common stock issued,
      employee stock purchase
      plan ........................       --          --           (13)       --           (30)        202              --
   Common stock repurchased .......       --          --          --          --           104        (590)                9
                                      --------       -----    --------    --------    --------       -----          --------
Balance at December 31, 1997 ......      4,948       $  49    $  7,958    $    649          73       $(379)         $   (118)
                                      ========       =====    ========    ========    ========       =====          ========


                            See accompanying notes

                              PEERLESS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                                 1997      1996      1995
                                                                -------   -------   -------
OPERATING ACTIVITIES
Net income...................................................   $ 1,903   $ 2,293   $ 1,830
Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
   Depreciation and amortization.............................     1,052       757       523
   Compensation expense......................................        83       366        54
   Changes in operating assets and liabilities:
      Trade accounts receivable..............................    (3,634)   (1,506)     (584)
      Prepaid expenses and other current assets..............      (660)     (451)       34
      Accounts payable and accrued liabilities...............     1,188       812       939
      Unearned revenues......................................      (452)     (594)      (87)
                                                                -------   -------   -------
Net cash provided by (used in) operating activities..........      (520)    1,677     2,709

INVESTING ACTIVITIES
Additions to computer and other equipment....................    (2,246)   (1,419)     (381)
Investment in preferred stock................................    (2,500)        -         -
Other........................................................      (120)     (160)        -
                                                                -------   -------   -------
Net cash used in investing activities........................    (4,866)   (1,579)     (381)

FINANCING ACTIVITIES
Note receivable from officer.................................         -       271         -
Proceeds from borrowings.....................................         -         -     4,111
Payments on borrowings.......................................         -    (3,627)   (5,953)
Issuance of common stock.....................................       297        94        30
Purchase of treasury stock...................................      (436)       (9)     (140)
Net proceeds from initial public offering....................         -    10,137         -
Other........................................................        (8)       20       (63)
                                                                -------   -------   -------
Net cash provided by (used in) financing activities..........      (147)    6,886    (2,015)
                                                                -------   -------   -------
Net increase (decrease) in cash and cash equivalents.........    (5,533)    6,984       313
Cash and cash equivalents at beginning of period.............     8,378     1,394     1,081
                                                                -------   -------   -------
Cash and cash equivalents at end of period...................   $ 2,845   $ 8,378   $ 1,394
                                                                =======   =======   =======
SUPPLEMENTAL CASH FLOWS INFORMATION
Cash paid for interest.......................................   $    19   $   542   $   737
                                                                =======   =======   =======
Cash paid for income taxes...................................   $   545   $   265   $    38
                                                                =======   =======   =======

                            See accompanying notes.

                              PEERLESS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

DESCRIPTION OF THE COMPANY

     Peerless Group, Inc., formerly known as TPG Holdings, Inc. (the "Company"), is a computer software company which develops and provides banking and credit union software systems and services. The Company markets these systems along with the computer equipment (hardware) to financial institutions primarily located in the United States and Canada and provides conversion, support, and maintenance and outsourcing services to customers using the systems. In conjunction with the initial public offering of its common stock on October 3, 1996 (the "Offering"), TPG Holdings, Inc. formed a new wholly-owned Delaware subsidiary, Peerless Group, Inc., and TPG Holdings, Inc., was merged into this new corporation. The financial statements included herein reflect the merger and resulting change in capitalization as all share and per share amounts have been retroactively restated to reflect the merger. In conjunction with this change in capitalization, all treasury shares outstanding were canceled.

     The consolidated financial statements of the Company include the accounts of the Company and all its subsidiaries. All significant intercompany transactions and balances are eliminated.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of money market funds, certificates of deposit and Treasury Bills with original purchased maturities of three months or less.

DEPRECIATION

     Depreciation is provided on computer and other equipment using the straight-line method over a five- to ten-year estimated useful life.

COMPUTER SOFTWARE AND MAINTENANCE CONTRACTS

     Computer software and maintenance contracts consist of fair values assigned to acquired software and maintenance contracts. The amounts are being amortized on a straight-line basis over the estimated economic benefit period of five years. The amounts amortized and charged to cost of sales were approximately $358,000, $403,000, and $308,000 in 1997, 1996 and 1995,
respectively.

CAPITALIZED SOFTWARE

     The Company expenses all software development costs as incurred until technological feasibility has been established for the product, at which time the costs are capitalized until the product is available for general release to customers.

                              PEERLESS GROUP, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

     The Company's sources of revenue and the methods of revenue recognition are as follows:

     Software license and installation-Revenues from software contracts involving installation are recognized when the installation is performed according to contractual terms, which, in the case of long-term contracts, involves the use of the percentage-of-completion method of accounting. Progress towards completion is measured based upon the percentage relationship that costs incurred to date bear to total estimated costs to complete the installation. Revenues from license fees not involving installation are recognized upon delivery of the software to the customer when no significant vendor obligations remain.

     Hardware and equipment-Commissions and revenues from hardware and equipment sales are recognized upon shipment by the manufacturer.

     Maintenance and services-Revenues from maintenance and service contracts are recognized ratably over the periods of the respective contracts. Revenues from data and check and statement imaging processing services are recognized in the period in which the services are performed.

UNEARNED REVENUES

     Deposits received and amounts billed for software licenses, installation and hardware in advance of installation or delivery, and for annual software maintenance prior to performance of related services, are reflected as unearned until such amounts are recognized in accordance with the Company's revenue recognition policy.

FINANCIAL INSTRUMENTS AND RISK CONCENTRATION

     Cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and unearned revenues are stated at expected settlement values which approximate fair value.

     Accounts receivable potentially subject the Company to concentrations of credit risk as the Company markets its products and services primarily to financial institutions throughout the United States and Canada. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral; however, deposits for future services or products are frequently required.

STOCK OPTIONS

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed in Note 9, the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation (Statement 123), requires use of option valuation models that were not developed for use in valuing employee stock options.

                              PEERLESS GROUP, INC.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statement, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (Statement 128). Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (Statement 131), which is effective for years beginning after December 15, 1997. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will adopt the new requirements retroactively in 1998. Management has not completed its review of Statement 131, but does not anticipate that the adoption of this statement will affect results of operations or financial position, but will affect the disclosure of segment information.

     In October 1997, the Accounting Standards Executive Committee of the American Institute of Public Accountants issued Statement of Position (SOP) 97-2, Software Revenue Recognition, which supersedes SOP 91-1. The Company will be required to adopt SOP 97-2 for software transactions entered into beginning January 1, 1998. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements (i.e., software products, upgrades/enhancements, postcontract customer support, installation, training, etc.) to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence which is specific to the vendor. The revenue allocated to software products (including specified upgrades/enhancements) generally is recognized upon delivery of the products. The revenue allocated to postcontract customer support generally is recognized ratably over the term of the support and revenue allocated to service elements (such as training and installation) generally is recognized as the services are performed. If a vendor does not have evidence of the fair value for all elements in a multiple-element arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. The Company's management anticipates that the adoption of SOP 97-2 will not have a material impact on the Company's results of operations.

                              PEERLESS GROUP, INC.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CHANGES IN PRESENTATION

     Certain prior year amounts have been reclassified to conform to current year presentation.

3.   INVESTMENT IN PREFERRED STOCK

     In May 1997, the Company purchased 25,000 shares of the preferred stock of Online Resources & Communications Corporation ("Online"), a private electronic financial services company, for $2.5 million. This preferred stock is convertible into approximately 833,000 shares of Online's common stock. The Company also received warrants to purchase approximately 333,000 shares of Online's common stock at $3.00 per share. The Company understands that Online is seeking additional financing. If Online is not able to obtain additional financing, the Company may be required to write off some or all of this investment.

4.   DEBT AND CREDIT AGREEMENTS

LINE OF CREDIT

     In January 1997, the Company amended its line of credit agreement with a bank that provides for borrowings up to $2,500,000, reduced by the value of outstanding letters of credit issued by the bank on behalf of the Company. Borrowings using this line of credit bear interest at the bank's prime rate (8.50% at December 31, 1997) plus 1 2% and are collateralized by the assets of the Company's wholly owned subsidiaries. The facility will expire on February 1, 1999. No amounts were outstanding on the line of credit at December 31, 1997, and a letter of credit in the amount of $600,000 was issued by the bank on behalf of the Company at that date.

     The line of credit agreement contains restrictive covenants, the most significant of which relate to minimum defined annual net income, quarterly cash flow and the restriction on the payment of cash dividends. At December 31, 1997, the Company was in compliance with such covenants.

     Under the terms of the line of credit agreement, the bank was issued a warrant to purchase at any time on or before October 1, 2002, 115,680 shares of the Company's common stock at a purchase price of $5.42 per share. Included in the warrant agreement was a provision allowing the bank to put the warrant back to the Company at any time after October 1, 1999, at a price equal to the then-current market price of the Company's common stock. No value was assigned to the warrant at the date of issuance and no accretion was recorded, as the Company determined that there was no significant value separately assignable to the warrant and put option. In June 1996, the line of credit agreement was amended such that the provision allowing the bank to put the warrant back to the Company was terminated.

                              PEERLESS GROUP, INC.

LONG-TERM DEBT DUE TO RELATED PARTIES

     The Company repaid all of its debt upon completion of the Offering. In prior years, the terms of certain Subordinated Debentures and Acquisition notes included warrants to purchase up to 65% of the Company's common stock by the holders of the Subordinated Debentures (the "Holders"). After giving effect to several transactions, including the repurchase of warrants for $3,776,000 in cash and notes, which were recorded as reductions to additional paid-in-capital, the Holders had warrants to purchase 37.5% of the outstanding common stock of the Company at December 31, 1995. In June 1996, the Holders exercised warrants to purchase 505,710 shares of the Company's common stock, and in October 1996, in conjunction with the Offering, they sold warrants to the underwriters to purchase 597,360 shares of the Company's common stock. In December 1997, the Holders exercised warrants to purchase an additional 181,654 shares of the Company's common stock. Therefore, at December 31, 1997, the Holders own warrants to purchase 181,654 shares of the Company's common stock. The warrants are exercisable at a price of $0.025 per share and expire in October, 2000.

5.   INCOME TAXES

     The Company uses the liability method in accounting for income taxes as required by Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes. The components of the provision for income taxes are as follows (in thousands):


                                       DECEMBER 31,
                                    1997  1996   1995
                                    ----  ----   ----
Current:
  Federal. . . . . . . . . . . . .  $312  $ 51   $ 38
  State. . . . . . . . . . . . . .   124   362     26
                                    ----  ----   ----
Total current. . . . . . . . . . .   436   413     64
  Deferred:
  Federal. . . . . . . . . . . . .    70  (245)     -
  State. . . . . . . . . . . . . .    28   (13)     -
                                    ----  ----   ----
Total deferred . . . . . . . . . .    98  (258)     -
                                    ----  ----   ----
Total provision for income taxes .  $534  $155   $ 64
                                    ====  =====  ====

                              PEERLESS GROUP, INC.

5.   INCOME TAXES (CONTINUED)

     The effective income tax rate on income before income taxes differed from the Federal income tax statutory rate for the following reasons (in thousands):


                                      YEAR ENDED DECEMBER 31,
                                      -----------------------
                                      1997      1996      1995
                                      ----      ----      ----
Income tax charge:
 At Federal statutory rate . . . . .    $824      $832      $644
 Unbenefitted (utilized) net
  operating losses . . . . . . . . .       -      (832)     (644)
 Benefit of research and
  development tax credits. . . . . .    (459)        -         -
 Federal alternative minimum tax . .       -        48        38
 Deferred federal benefit
  relating to the elimination of
  the valuation allowance. . . . . .       -      (245)        -
 State income tax. . . . . . . . . .      96       271        26
 Other . . . . . . . . . . . . . . .      73        81         -
                                     -------   -------   -------
                                        $534      $155       $64
                                     =======   =======   =======


     Given the historical trends in generating taxable income and the expected future earnings, in the fourth quarter of 1996 the Company determined that it was more likely than not that its net deferred tax assets would be realized. As a result of the Company's judgement, the valuation allowance was eliminated and a deferred tax benefit of approximately $250,000 was recorded.

     During the three months ended September 30, 1997, the Company identified research and development tax credits totaling $459,000. As a result, the estimated effective tax rate for the fiscal year was lowered to 21.9%. As of December 31, 1997, the Company had $302,000 of research and development tax credits available for carryforward to future periods. These credits begin to expire in 2008.

     The significant components of the Company's deferred tax assets and liabilities consist of the following (in thousands):


                                                  DECEMBER 31,
                                                  ------------
                                                  1997    1996
                                                  ----    ----
Deferred tax assets:
 Alternative minimum tax credit carryforward .       $-     $85
 Net operating loss carryforwards. . . . . . .        -      65
 Compensation expense on options . . . . . . .        -     103
 Research and development tax credits. . . . .      302       -
 Allowance for bad debts . . . . . . . . . . .       52       -
 Other . . . . . . . . . . . . . . . . . . . .       43      24
                                                ------- -------
Total deferred tax assets. . . . . . . . . . .      397     277
Deferred tax liabilities:
 Prepaid expenses. . . . . . . . . . . . . . .      185       -
 Amortization. . . . . . . . . . . . . . . . .       51      19
                                                ------- -------
Total deferred tax liabilities . . . . . . . .      236      19
                                                ------- -------
Deferred income tax assets, net of
 deferred income tax liabilities . . . . . . .     $161    $258
                                                ======= =======

                              PEERLESS GROUP, INC.

6.   LEASE COMMITMENTS

     In May 1997, the Company entered into an agreement to lease a building and certain real property for fifteen years. This operating lease requires monthly base rent payments of approximately $84,000 plus operating expenses and taxes, with the monthly base rent amount escalating every five years during the lease term. The lease is expected to commence in the third quarter of 1998. The Company intends to sublease certain of its existing facilities upon moving to the new facility.

     Minimum noncancelable lease payments required under operating leases for the years subsequent to December 31, 1997, are as follows (in thousands):


YEAR                       NEW LEASE  EXISTING LEASES  TOTAL
----                       ---------  ---------------  ------
1998 . . . . . . . . . . .   $   505     $  396       $   901
1999 . . . . . . . . . . .     1,009        356         1,365
2000 . . . . . . . . . . .     1,009        320         1,329
2001 . . . . . . . . . . .     1,009        160         1,169
2002 . . . . . . . . . . .     1,009         65         1,074
Thereafter . . . . . . . .    12,994          6        13,000

     Rental expense totaled approximately $323,000, $269,000, and $247,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

7.   EMPLOYEE 401(K) PLAN

     The Company has a plan which provides retirement benefits under the provisions of Section 401(k) of the Internal Revenue Code (the "Plan") for substantially all employees who have completed a specified term of service. The Company's contributions equal 50% of employee contributions, up to a maximum of 6% of eligible employee compensation, as defined. Benefits under the Plan are limited to the assets of the Plan. Contributions by the Company charged to expense during the years ended December 31, 1997, 1996 and 1995, were approximately $128,000, $122,000, and $90,000, respectively.

8.   COMMON STOCK

     In July 1996, the Company adopted an employee stock purchase plan under
Section 423 of the Internal Revenue Code of 1986, as amended. Under the employee stock purchase plan, employees may make annual purchases of the Company's common stock at a price equal to 85% of the market value of the common stock on certain specified dates. The Company has reserved 250,000 shares of its common stock for issuance under the employee stock purchase plan.

     During 1997 and 1996, the Company issued 1,675 and 19,620 shares, respectively, of restricted stock to employees at weighted-average fair values of $6.38 and $5.38 per share, respectively. The Company recorded approximately $10,000 and $102,000, respectively, of unearned compensation for the excess of the deemed value for accounting purposes of the common stock issued over the proceeds received upon issuance. The unearned compensation is charged to expense ratably over the vesting period of the common stock. During 1997 and 1996, approximately $83,000 and $98,000 was charged to operations.

                              PEERLESS GROUP, INC.

9.   STOCK OPTIONS

     The Board of Directors and the stockholders of the Company approved the Peerless Group, Inc. 1997 Stock Option Plan (the "Plan") effective as of April 22, 1997. The Plan reserves 450,000 shares of the Company's common stock for future issuance. Each option to be granted under the Plan will be exercisable as provided by the terms of each option, but in no case longer than ten years from the date of the option's grant. Historically, the Company's options have generally vested 20% on the date of grant and 20% each year for the following four years, with an exercise period of five years from the date of grant.

     A summary of the Company's stock option activity and related information for the years ended December 31 follows (in thousands except for per share data):



                                 1997                                     1996                               1995
                                              WEIGHTED                            WEIGHTED                            WEIGHTED
                               NUMBER         AVERAGE             NUMBER          AVERAGE           NUMBER            AVERAGE
                                 OF           EXERCISE              OF            EXERCISE            OF              EXERCISE
                              OPTIONS          PRICE             OPTIONS           PRICE           OPTIONS             PRICE
                              -------        -------------     ---------------   -------------   ---------------     -------------

Outstanding at
   beginning of year . . .     433               $4.14                348              $1.76              299               $1.09
Granted-Exercise
   price exceeds
   market price on
   date of grant . . . . .     170                8.05                 10               8.80               24                2.87
Granted-Exercise
   price equals market
   price on date of
   grant . . . . . . . . .      10                4.50                154               7.60               95                2.74
Exercised. . . . . . . . .    (168)               1.48                (79)              1.01              (60)               0.44
Forfeited. . . . . . . . .     (39)               8.00                  -                  -              (10)               1.93
                              ----                               --------                            --------
Outstanding at end
   of year . . . . . . . .     406                6.51                433               4.14              348                1.76
                              ====                              =========                            ========
Exercisable at end
   of year . . . . . . . .     148               $5.67                241              $2.53              148               $1.48
Weighted average
   fair value of
   options
   granted-Exercise
   price exceeds
   market price on
   date of grant . . . . .                       $1.83                                 $1.98                                $0.86
Weighted average
   fair value of
   options
   granted-Exercise
   price equals market
   price on date of
   grant . . . . . . . . .                       $1.97                                 $2.22                                $0.99

                              PEERLESS GROUP, INC.

     The total options outstanding at December 31, 1997, included 96,000 options with exercise prices ranging from $2.60 to $2.87 and a weighted-average remaining contractual life of 2.0 years; and 310,000 options with exercise prices ranging from $4.50 to $8.80 and a weighted-average remaining contractual life of 4.2 years. Exercisable options at December 31, 1997, included 58,800 options with exercise prices ranging from $2.60 to $2.87 and a weighted-average exercise price of $2.67; and 89,540 options with exercise prices ranging from $4.50 to $8.80 and a weighted-average exercise price of $7.64. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1996 and 1995 respectively: risk-free interest rates of 5.82%, 5.79% and 7.37%; volatility factors of the expected market price of the Company's common stock of .502, .347 and .447; and no dividend yields. In addition, the fair value of these options was estimated based on an expected life of one year from the vesting date using the multiple option method.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except for earnings per share information):


                                            1997    1996    1995
Pro forma net income. . . . . . . . . . . .$1,698  $2,170  $1,789
Pro forma basic earnings per share. . . . . $0.36   $0.77   $0.88
Pro forma diluted earnings per share. . . . $0.34   $0.53   $0.48

     The pro forma disclosures only include the effect of options granted subsequent to December 31, 1994. Accordingly, the pro forma information does not reflect the pro forma effect of all previous stock option grants of the Company, and thus is not indicative of future amounts until Statement No. 123 is applied to all outstanding stock options.

10.   OPERATIONS

     The Company is dependent upon International Business Machines Corporation
(IBM) as its principal computer hardware vendor for its financial institution applications systems. Additionally, operating systems on which the Company's products function have been developed by IBM. Since its inception in 1989, the Company has been a value-added remarketer of IBM products pursuant to standard IBM Remarketer Agreements. The Company's current remarketing agreement with IBM expires on February 28, 1999. Both IBM and the Company may, with or without cause, upon three months written notice, terminate the agreement. The Company has no indication that IBM will discontinue the remarketing agreement. The Company believes that its relationships with IBM are good.

                              PEERLESS GROUP, INC.

11.   SEVERANCE CHARGE

     During the year ended December 31, 1996, the Company incurred a severance charge of $341,000 related to the resignation of a former officer ($289,000 of which were non-cash compensation charges related to the extension of the exercise period of certain stock options and the acceleration of vesting of restricted stock awards).

12.   EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share (amounts in thousands except for earnings per share amounts):


                                                           1997    1996    1995
                                                           ----    ----    ----
Numerator:
 Net income. . . . . . . . . . . . . . . . . . . . . . .  $1,903  $2,293  $1,830
 Accretion on redeemable common stock. . . . . . . . . .       -     (44)    (58)
                                                          ------  ------  ------
Numerator for basic and diluted earnings per share . . .  $1,903  $2,249  $1,772
                                                          ======  ======  ======

Denominator:
 Denominator for basic earnings per share-weighted
  average shares . . . . . . . . . . . . . . . . . . . .   4,712   2,745   1,976
Effect of dilutive securities:
 Stock options . . . . . . . . . . . . . . . . . . . . .      76     266     169
 Warrants. . . . . . . . . . . . . . . . . . . . . . . .     365   1,072   1,503
 Employee stock purchase plan. . . . . . . . . . . . . .       4       -       -
 Non-vested stock. . . . . . . . . . . . . . . . . . . .     (27)    (28)      -
                                                          ------  ------  ------
Dilutive potential common shares . . . . . . . . . . . .     418   1,310   1,672
                                                          ======  ======  ======

Denominator for diluted earnings per
 share-adjusted weighted average shares and
 assumed conversions . . . . . . . . . . . . . . . . . .   5,130   4,055   3,648
                                                          ======  ======  ======
Basic earnings per share . . . . . . . . . . . . . . . .   $0.40   $0.82   $0.90
Diluted earnings per share . . . . . . . . . . . . . . .   $0.37   $0.55   $0.49

     Options to purchase 251,200 shares of common stock at $8.00 per share and 20,000 shares of common stock at $8.80 per share were outstanding during 1997 but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

                              PEERLESS GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                 JUNE 30,    DECEMBER 31,
                                                                                   1998          1997
                                                                                -----------  ------------
                                    ASSETS                                      (UNAUDITED)
Current assets:
 Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 1,377       $ 2,845
 Trade accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . .        5,789         9,346
 Finished goods inventory. . . . . . . . . . . . . . . . . . . . . . . . . . .        1,441           409
 Prepaid expenses and other current assets . . . . . . . . . . . . . . . . . .          944           743
                                                                                    -------       -------
    Total current assets . . . . . . . . . . . . . . . . . . . . . . . . . . .        9,551        13,343
Computer and other equipment, at cost. . . . . . . . . . . . . . . . . . . . .        5,608         4,337
Less accumulated depreciation. . . . . . . . . . . . . . . . . . . . . . . . .        1,545         1,135
                                                                                    -------       -------
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4,063         3,202
Computer software, maintenance contracts, and other assets, net of accumulated amortization of $511 and $396 at June 30, 1998 and December 31, 1997,
 respectively. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          778           897
Investment in preferred stock, at cost . . . . . . . . . . . . . . . . . . . .        2,500         2,500
                                                                                    -------       -------
     Total assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $16,892       $19,942
                                                                                    =======       =======

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 1,265       $ 3,014
 Accrued liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,248         1,002
 Sales tax payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          418           646
 Unearned revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4,849         7,121
                                                                                    -------       -------
     Total current liabilities . . . . . . . . . . . . . . . . . . . . . . . .        7,780        11,783
Commitments
Stockholders' equity:
 Preferred stock, $.01 par value:
  Authorized shares--5,000
  Issued shares--none
Common stock, $.01 par value:
  Authorized shares--10,000
  Issued shares--4,977 and 4,948 at June 30, 1998 and December 31, 1997,
   respectively .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           50            49
Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . . .        8,018         7,958
Retained earnings .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,496           649
Treasury stock, at cost--74 and 73 at June 30, 1998 and December 31, 1997,
 respectively .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (382)         (379)
Unearned compensation .. . . . . . . . . . . . . . . . . . . . . . . . . . . .          (70)         (118)
                                                                                    -------       -------
    Total stockholders' equity . . . . . . . . . . . . . . . . . . . . . . . .        9,112         8,159
                                                                                    -------       -------
    Total liabilities and stockholders' equity . . . . . . . . . . . . . . . .      $16,892       $19,942
                                                                                    =======       =======

     See accompanying notes to unaudited consolidated financial statements.

                              PEERLESS GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                         THREE MONTHS ENDED           SIX MONTHS ENDED
                                                         -------------------         -----------------------
                                                              JUNE 30,                    JUNE 30,
                                                         -------------------         -----------------------
                                                         1998          1997            1998           1997
                                                         -----         -----         ---------      --------
Revenues:
  Software license and installation . . . . . . . . . . .  $3,041        $3,254        $5,475         $6,042
  Hardware and equipment. . . . . . . . . . . . . . . . .   1,204         3,408         3,960          6,294
  Maintenance and services. . . . . . . . . . . . . . . .   2,650         2,046         5,066          3,923
                                                          -------       -------       -------        -------
    Total revenues  . . . . . . . . . . . . . . . . . . .   6,895         8,708        14,501         16,259
Cost of revenues:
  Hardware and equipment  . . . . . . . . . . . . . . . .     939         2,683         3,037          4,779
  Software license and installation, maintenance and
  services  . . . . . . . . . . . . . . . . . . . . . . .   3,428         3,231         6,513          5,821
                                                          -------       -------       -------        -------
    Total cost of revenues . . . . . . . . .. . . . . . .   4,367         5,914         9,550         10,600
                                                          -------       -------       -------        -------
Gross margin. . . . . . . . . . . . . . . . . . . . . . .   2,528         2,794         4,951          5,659
Operating costs and expenses:
  Research and development .. . . . . . . . . . . . . . .     546           524           990          1,007
  Selling and marketing . . . . . . . . . . . . . . . . .     652           892         1,464          1,899
  General and administrative .. . . . . . . . . . . . . .     586           599         1,170          1,311
                                                          -------       -------       -------        -------
    Total operating costs and expenses  . . . . . . . . .   1,784         2,015         3,624          4,217
                                                          -------       -------       -------        -------

Income from operations .. . . . . . . . . . . . . . . . .     744           779         1,327          1,442
Other income:
  Interest expense. . . . . . . . . . . . . . . . . . . .      (4)           (5)           (8)           (10)
  Interest income . . . . . . . . . . . . . . . . . . . .      25            95            66            231
                                                          -------       -------       -------        -------
    Total other income .. . . . . . . . . . . . . . . . .      21            90            58            221
                                                          -------       -------       -------        -------
Income before income taxes .. . . . . . . . . . . . . . .     765           869         1,385          1,663
Provision for income taxes. . . . . . . . . . . . . . . .     300           326           538            626
                                                          -------       -------       -------        -------
Net income. . . . . . . . . . . . . . . . . . . . . . . .  $  465        $  543        $  847         $1,037
                                                          =======       =======       =======        =======
Basic earnings per share                                   $ 0.09        $ 0.11        $ 0.17         $ 0.22
                                                          =======       =======       =======        =======
Diluted earnings per share                                 $ 0.09        $ 0.11        $ 0.17         $ 0.20
                                                          =======       =======       =======        =======
Shares used in computing basic earnings per share. . . .    4,903         4,745         4,895          4,695
Shares used in computing diluted earnings per share. . .    5,102         5,161         5,088          5,150

     See accompanying notes to unaudited consolidated financial statements.

                              PEERLESS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                                         SIX MONTHS ENDED
                                                                                             JUNE 30,
                                                                                       --------------------
                                                                                        1998        1997
                                                                                       -------     -------
OPERATING ACTIVITIES
Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   847     $ 1,037
Adjustments to reconcile net income to net cash used in operating activities:
  Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . . . . . .        604         525
  Compensation expense. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         48          42
  Changes in operating assets and liabilities:
    Trade accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,557         430
    Prepaid expenses and other current assets . . . . . . . . . . . . . . . . . . .       (197)       (144)
    Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (1,032)       (115)
    Accounts payable and accrued liabilities. . . . . . . . . . . . . . . . . . . .     (1,646)        666
    Unearned revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (2,272)     (3,650)
                                                                                       -------     -------
Net cash used in operating activities . . . . . . . . . . . . . . . . . . . . . . .        (91)     (1,209)

INVESTING ACTIVITIES
Additions to computer and other equipment. . . . . . . . . . . . . . . . . . . . .      (1,353)     (1,439)
Investment in preferred stock. . . . . . . . . . . . . . . . . . . . . . . . . . .           -      (2,500)
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           -        (120)
                                                                                       -------     -------
Net cash used in investing activities. . . . . . . . . . . . . . . . . . . . . . .      (1,353)     (4,059)

FINANCING ACTIVITIES
Issuance of common stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          12         108
Purchase of treasury stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (36)        (50)
Other .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           -          (8)
                                                                                       -------     -------
Net cash provided by (used in) financing activities. . . . . . . . . . . . . . . .         (24)         50
                                                                                       -------     -------
Net decrease in cash and cash equivalents. . . . . . . . . . . . . . . . . . . . .      (1,468)     (5,218)
Cash and cash equivalents at beginning of period . . . . . . . . . . . . . . . . .       2,845       8,378
                                                                                       -------     -------
Cash and cash equivalents at end of period . . . . . . . . . . . . . . . . . . . .     $ 1,377     $ 3,160
                                                                                       =======     =======



     See accompanying notes to unaudited consolidated financial statements.

                              PEERLESS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

DESCRIPTION OF THE COMPANY

     Peerless Group, Inc. (the "Company") designs, develops, installs and supports integrated information systems, including proprietary computer software and third-party software and hardware, for community banks and credit unions. The Company was incorporated in 1989 when a group of management executives from Electronic Data Systems Corporation ("EDS") purchased EDS's turnkey community bank data processing systems division, which EDS had acquired in 1980. In 1992, the Company acquired and began offering a credit union information software system. In 1994, the Company began marketing a check and statement imaging system that is fully integrated with Peerless21(R), the Company's flagship banking product. In 1996, the Company began an outsourcing service bureau. On October 3, 1996, the Company completed an initial public offering of its Common Stock.

BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three- and six-month periods ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the consolidated financial statements and footnotes for the year ended December 31, 1997 included herein.

     The consolidated financial statements of the Company include the accounts of the Company and all its subsidiaries. All significant intercompany transactions and balances are eliminated. Certain prior year amounts have been reclassified to conform to current year presentation.

EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share (amounts in thousands except for earnings per share amounts):

                                                        Three months ended              Six months ended
                                                             June 30,                       June 30,
                                                        -------------------            ---------------------
                                                            1998          1997             1998             1997
                                                            ----          -----            ----             ----
Numerator for basic and diluted earnings per share       $   465       $   543              $  847        $1,037
Denominator:
 Denominator for basic earnings per share- . . . . . .     4,903         4,745               4,895         4,695
 weighted average shares
Effect of dilutive securities:
 Stock options . . . . . . . . . . . . . . . . . . . .        35            61                  31           101
 Warrants. . . . . . . . . . . . . . . . . . . . . . .       181           381                 181           379
 Employee stock purchase plan. . . . . . . . . . . . .         1             1                   2             4
 Non-vested stock. . . . . . . . . . . . . . . . . . .       (18)          (27)                (21)          (29)
                                                         -------       -------              -------       -------
Dilutive potential common shares . . . . . . . . . . .       199           416                 193           455
Denominator for diluted earnings per
 share-adjusted weighted average shares
 and assumed conversions . . . . . . . . . . . . . . .     5,102       $ 5,161               5,088         5,150
                                                         =======       =======              ======        ======
Basic earnings per share . . . . . . . . . . . . . . .   $  0.09       $  0.11              $ 0.17        $ 0.22
Diluted earnings per share . . . . . . . . . . . . . .   $  0.09       $  0.11              $ 0.17        $ 0.20

                              PEERLESS GROUP, INC.

                                  (UNAUDITED)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (CONTINUED)

RECENTLY ISSUED ACCOUNTING STANDARDS

     Statement of Position 97-2. As of January 1, 1998, the Company adopted AICPA Statement of Position (SOP) 97-2, Software Revenue Recognition, which was effective for transactions that the Company entered into beginning on that date and retroactive application to years prior to adoption was prohibited. The effect of adopting SOP 97-2 has not had a material impact on the Company's results of operations.

     Statement of Financial Accounting Standards No. 131. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for years beginning after December 15, 1997. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will adopt the new requirements retroactively in 1998. Management anticipates that the adoption of Statement 131 will not affect results of operations or financial position, but will affect the disclosure of segment information.

                                     ANNEX A
                                     -------














                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG


                          JACK HENRY & ASSOCIATES, INC.

                           PEERLESS ACQUISITION CORP.

                                       AND

                              PEERLESS GROUP, INC.


                                 AUGUST 18, 1998

                               TABLE OF CONTENTS

                                                                                                                  Page No.
ARTICLE I  DEFINITIONS...............................................................................................A-1
         Section 1.1      Affiliate..................................................................................A-1
         Section 1.2      Company Disclosure Schedule................................................................A-1
         Section 1.3      Company Shares.............................................................................A-1
         Section 1.4      Company Stock..............................................................................A-1
         Section 1.5      Confidential Information...................................................................A-1
         Section 1.6      Delaware General Corporation Law...........................................................A-1
         Section 1.7      Documentation..............................................................................A-1
         Section 1.8      Exchange Act...............................................................................A-1
         Section 1.9      Exchange Agent.............................................................................A-1
         Section 1.10     Form S-4...................................................................................A-2
         Section 1.11     GAAP.......................................................................................A-2
         Section 1.12     Hart-Scott-Rodino Act......................................................................A-2
         Section 1.13     JHA Shares.................................................................................A-2
         Section 1.14     Joint Disclosure Document..................................................................A-2
         Section 1.15     Knowledge..................................................................................A-2
         Section 1.16     Material Adverse Effect....................................................................A-2
         Section 1.17     Ordinary Course of Business................................................................A-2
         Section 1.18     Person.....................................................................................A-2
         Section 1.19     Pre-Closing Average Price..................................................................A-2
         Section 1.20     Requisite Company Stockholder Approval.....................................................A-2
         Section 1.21     SEC........................................................................................A-2
         Section 1.22     Securities Act.............................................................................A-2
         Section 1.23     Software...................................................................................A-2
         Section 1.24     Security Interest..........................................................................A-2
         Section 1.25     Subsidiary.................................................................................A-3

ARTICLE II  MERGER...................................................................................................A-3
         Section 2.1      The Merger.................................................................................A-3
         Section 2.2      Effective Time.............................................................................A-3
         Section 2.3      The Closing................................................................................A-3
         Section 2.4      Effects of the Merger......................................................................A-3

ARTICLE III  THE SURVIVING CORPORATION...............................................................................A-3
         Section 3.1      Certificate of Incorporation...............................................................A-3
         Section 3.2      Bylaws.....................................................................................A-3
         Section 3.3      Directors..................................................................................A-3
         Section 3.4      Officers...................................................................................A-3

ARTICLE IV  CONVERSION OF SHARES AND OPTIONS.........................................................................A-4
         Section 4.1      Conversion of Company Common Stock.........................................................A-4
         Section 4.2      Conversion of Company Options and Warrants.................................................A-4
         Section 4.3      Procedure for Payment......................................................................A-5
         Section 4.4      No Fractional Shares.......................................................................A-6
         Section 4.5      Conversion of Newco Stock..................................................................A-6
         Section 4.6      Closing of Transfer Records................................................................A-6

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF COMPANY.................................................................A-6
         Section 5.1      Organization, Qualification, and Corporate Power...........................................A-6
         Section 5.2      Capitalization.............................................................................A-6
         Section 5.3      Subsidiaries...............................................................................A-6
         Section 5.4      Authorization of Transaction...............................................................A-7
         Section 5.5      Noncontravention...........................................................................A-7
         Section 5.6      SEC Reports................................................................................A-7
         Section 5.7      Financial Statements.......................................................................A-7
         Section 5.8      Events Subsequent to Most Recent Fiscal Quarter End........................................A-7
         Section 5.9      Properties.................................................................................A-8
         Section 5.10     Agreements, Contracts and Commitments......................................................A-8

         Section 5.11     Employee Benefit Plans; ERISA..............................................................A-8
         Section 5.12     Proprietary Rights.........................................................................A-8
         Section 5.13     Labor Matters..............................................................................A-9
         Section 5.14     Undisclosed Liabilities....................................................................A-9
         Section 5.15     Litigation.................................................................................A-9
         Section 5.16     Taxes.....................................................................................A-10
         Section 5.17     Brokers' Fees.............................................................................A-10
         Section 5.18     Year 2000.................................................................................A-10
         Section 5.19     Compliance with Laws......................................................................A-10
         Section 5.20     Tax and Accounting Matters................................................................A-10
         Section 5.21     Disclosure................................................................................A-10
         Section 5.22     Fairness Opinion..........................................................................A-11

ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO......................................................A-11
         Section 6.1      Organization..............................................................................A-11
         Section 6.2      Capitalization............................................................................A-11
         Section 6.3      Authorization of Transaction..............................................................A-11
         Section 6.4      Noncontravention..........................................................................A-11
         Section 6.5      Brokers' Fees.............................................................................A-11
         Section 6.6      Disclosure................................................................................A-11
         Section 6.7      SEC Reports...............................................................................A-12
         Section 6.8      Events Subsequent to Most Recent Fiscal Quarter End.......................................A-12
         Section 6.9      Litigation................................................................................A-12
         Section 6.10     Tax and Accounting Matters................................................................A-12
         Section 6.11     Ownership of Newco; No Prior Activities...................................................A-12
         Section 6.12     Issuance of JHA Shares....................................................................A-12
         Section 6.13     Undisclosed Liabilities...................................................................A-12

ARTICLE VII  ADDITIONAL COVENANTS...................................................................................A-12
         Section 7.1      General...................................................................................A-12
         Section 7.2      Notices and Consents......................................................................A-13
         Section 7.3      Preparation of the Joint Disclosure Document and the Form S-4.............................A-13
         Section 7.4      Compliance with the Securities Act........................................................A-13
         Section 7.5      NASDAQ Quotation..........................................................................A-13
         Section 7.6      Stockholder Approval......................................................................A-13
         Section 7.7      Hart-Scott-Rodino Act.....................................................................A-14
         Section 7.8      Pooling of Interests......................................................................A-14
         Section 7.9      Comfort Letters...........................................................................A-14
         Section 7.10     Pooling of Interests Opinions.............................................................A-14
         Section 7.11     Tax-Free Reorganization...................................................................A-14
         Section 7.12     Operation of Business.....................................................................A-14
         Section 7.13     Full Access and Confidentiality...........................................................A-15
         Section 7.14     Notice of Developments....................................................................A-15
         Section 7.15     Exclusivity...............................................................................A-15
         Section 7.16     Insurance and Indemnification.............................................................A-16
         Section 7.17     Expenses..................................................................................A-16
         Section 7.18     Cooperation...............................................................................A-16
         Section 7.19     Governmental Approvals....................................................................A-16
         Section 7.20     Obligations of Newco......................................................................A-16
         Section 7.21     Public Announcements......................................................................A-16
         Section 7.22     Nasdaq National Market System.............................................................A-17

ARTICLE VIII CONDITIONS TO OBLIGATIONS TO CLOSE ....................................................................A-17
         Section 8.1      Conditions to Obligation of Parent and Newco..............................................A-17
         Section 8.2      Conditions to Obligation of Company.......................................................A-18

ARTICLE IX  TERMINATION.............................................................................................A-19
         Section 9.1      Termination of Agreement..................................................................A-19
         Section 9.2      Termination Fee...........................................................................A-20
         Section 9.3      Effect of Termination.....................................................................A-20

ARTICLE X  MISCELLANEOUS............................................................................................A-20
         Section 10.1     Survival..................................................................................A-20
         Section 10.2     Press Releases and Public Announcements...................................................A-20
         Section 10.3     No Third Party Beneficiaries..............................................................A-20
         Section 10.4     Entire Agreement..........................................................................A-20
         Section 10.5     Succession and Assignment.................................................................A-21
         Section 10.6     Counterparts..............................................................................A-21
         Section 10.7     Headings..................................................................................A-21
         Section 10.8     Notices...................................................................................A-21
         Section 10.9     Governing Law.............................................................................A-21
         Section 10.10    Amendments and Waivers....................................................................A-21
         Section 10.11    Severability..............................................................................A-22
         Section 10.12    Construction..............................................................................A-22
         Section 10.13    Incorporation of Exhibits and Schedules...................................................A-22
         Section 10.14    Cooperation...............................................................................A-22
         Section 10.15    Submission to Jurisdiction................................................................A-22

         INDEX TO EXHIBITS & SCHEDULES

         Exhibit A         Form of Certificate of Incorporation of Surviving Corporation
         Exhibit B         Form of Bylaws of Surviving Corporation
         Exhibit C         Form of Affiliate Letter
         Schedule 1        Company Disclosure Schedule
         Schedule 2        List of Proprietary and Third-Party Software

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") entered into as of this 18th day of August, 1998 by and among JACK HENRY & ASSOCIATES, INC., a Delaware corporation ("Parent"), PEERLESS ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent ("Newco") and PEERLESS GROUP, INC., a Delaware corporation ("Company").

         WHEREAS, the Boards of Directors of Parent and Newco and Company deem it advisable and in the best interests of their respective stockholders that Parent acquire Company, and such Boards of Directors have approved the merger (the "Merger") of Newco with and into Company upon the terms and subject to the conditions set forth herein; and

         WHEREAS, for federal income tax purposes, this Agreement contemplates a tax-free merger of Newco with and into Company in a reorganization pursuant to
Section 368(a)(1)(A) and (B) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and in order to set forth the terms of the Merger, the parties hereto agree as follows.

                                    ARTICLE I
                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings, and additional capitalized terms defined elsewhere in this Agreement shall have such meaning:

         Section 1.1 An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.

         Section 1.2 "Company Disclosure Schedule" means the disclosure schedule prepared by Company.

         Section 1.3 "Company Shares" means issued and outstanding shares of Company Stock.

         Section 1.4 "Company Stock" means the Company's common stock par value $.01.

         Section 1.5 "Confidential Information" means any information concerning the businesses and affairs of Company and its Subsidiaries or Parent and its subsidiaries, as applicable, that is not already generally available to the public.

         Section 1.6 "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

         Section 1.7 "Documentation" means Proprietary Documentation and Third Party Documentation, defined as follows:

                      1.7.1 "Proprietary Documentation" means those written materials created by the Company that explain Proprietary Software, were used by Company or its Subsidiaries in the development of Proprietary Software, or represent an interim step in Company's development of Proprietary Software, including, without limitation, logic diagrams, flowcharts, procedural diagrams and algorithms, as well as manuals, training materials, sales materials, error reports and related correspondence and memoranda.

                      1.7.2 "Third Party Documentation" means those written materials owned by Company or its Subsidiaries that explain any Third Party Software or the use thereof.

         Section 1.8 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         Section 1.9 "Exchange Agent" means UMB Bank, N.A.

         Section 1.10 "Form S-4" shall mean that certain Form S-4 filed by Parent with the SEC, which incorporates the Joint Disclosure Document.

         Section 1.11 "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

         Section 1.12 "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (sometimes referred to as the "HSR Act").

         Section 1.13 "JHA Shares" shall mean the shares of common stock, par value $.01, of Parent ("Parent Stock") which holders of Company Shares will receive in exchange for their Company Shares, pursuant to this Agreement.

         Section 1.14 "Joint Disclosure Document" means the document filed by the Company with the SEC and sent to the holders of record of the Company Shares which includes the Company's definitive proxy statement relating to the Special Company Meeting and Parent's prospectus relating to the issuance of JHA Shares.

         Section 1.15 "Knowledge" means the actual knowledge of such person after reasonable investigation. When used with respect to Company, on the one hand, or Parent or Newco, on the other hand, Knowledge shall mean the actual knowledge, after reasonable investigation, of those persons identified in the "Management" section of the most recent Form 10-K of Company or Parent, respectively.

         Section 1.16 "Material Adverse Effect" with respect to any Person means a material adverse effect on (a) the ability of such Person to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (b) the condition (financial or otherwise), assets, liabilities (actual or contingent), results of operations or business of such Person and its subsidiaries taken as a whole.

         Section 1.17 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         Section 1.18 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof), or any other form of business organization or any other entity.

         Section 1.19 "Pre-Closing Average Price" means the average closing price of JHA Shares, as reported on the NASDAQ National Market System by the Wall Street Journal, for the ten (10) consecutive trading days ending on the fifth day prior to the Special Company Meeting held to vote on the Merger.

         Section 1.20 "Requisite Company Stockholder Approval" means the affirmative vote of the holders of a majority of the Company Shares in favor of this Agreement and the Merger.

         Section 1.21 "SEC" means the Securities and Exchange Commission.

         Section 1.22 "Securities Act" means the Securities Act of 1933, as amended.

         Section 1.23 "Software" means "Proprietary Software" and "Third Party Software," defined as follows:

                      1.23.1 "Proprietary Software" means those computer software programs that are owned by Company or its Subsidiaries (in both object code and source code versions) listed on Schedule 2 hereto, including every modification and enhancement thereto that has been created and owned by Company or its Subsidiaries, together with any additional modifications and enhancements thereto created by Company or its Subsidiaries between the date hereof and the Closing Date.

                      1.23.2 "Third Party Software" means those computer software programs separately listed on Schedule 2 (in object code only or both source code and object code) that are owned by third parties and used or sublicensed by Company or its Subsidiaries.






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         Section 1.24 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         Section 1.25 "Subsidiary" means any corporation or other entity with respect to which Company (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.


                                   ARTICLE II
                                     MERGER

         Section 2.1 The Merger. At the Effective Time (as hereinafter defined in Section 2.2 hereof), Newco shall be merged with and into Company on the terms and conditions hereinafter set forth as permitted by and in accordance with the Delaware General Corporation Law. Thereupon, the separate existence of Newco shall cease, and Company, as the surviving corporation ("Surviving Corporation"), shall continue to exist under and be governed by Delaware General Corporation Law.

         Section 2.2 Effective Time. The Merger shall become effective immediately upon the later of the filing of the Certificate of Merger ("Certificate of Merger") with the Secretary of State of the State of Delaware or such other time or date as the parties hereto may agree (the "Effective Time"). The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Company or Newco in order to carry out and effectuate the transactions contemplated by this Agreement.

         Section 2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the executive offices of the Company, commencing at 9:00 a.m. local time no later than the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other place or time and date as the parties may mutually determine (the "Closing Date").

         Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of Company and Newco shall vest in the Surviving Corporation, and all liabilities of Company and Newco shall become the liabilities of the Surviving Corporation.

                                   ARTICLE III
                            THE SURVIVING CORPORATION

         Section 3.1 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to be in the form set forth in Exhibit A, until thereafter changed or amended in accordance with the provisions thereof and applicable law.

         Section 3.2 Bylaws. At the Effective Time, the Bylaws of the
Surviving Corporation shall be amended to be in the form set forth in Exhibit B, until thereafter changed or amended in accordance with the provisions thereof and applicable law.

         Section 3.3 Directors. From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of Newco (as constituted immediately prior to the Effective Time).

         Section 3.4 Officers. From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of Newco, as constituted immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.




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                                   ARTICLE IV
                        CONVERSION OF SHARES AND OPTIONS

         Section 4.1 Conversion of Company Common Stock. At and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Newco, Company or any holder of any securities thereof:

                      4.1.1 All shares of capital stock of Company that are owned directly or indirectly by Parent, Newco, Company or any subsidiary of any of the foregoing immediately prior to the Effective Time (as treasury shares or otherwise) shall be canceled and no Parent Stock or other consideration shall be delivered in exchange therefor.

                      4.1.2 Subject to Sections 4.1.3, 4.1.4, 4.1.5 and 4.4,
         each share of Company Stock, (other than any shares to be canceled pursuant to Section 4.1.1, above) shall be converted into the right to receive 0.16145 fully paid and nonassessable shares (the "Conversion Ratio") of Parent Stock. The Conversion Ratio has been calculated by dividing (i) $7.25 by (ii) the average closing price of JHA Shares, as reported on the NASDAQ National Market System by The Wall Street Journal, for the three (3) consecutive trading days prior to the date of announcement made pursuant to Section 7.21 of the proposed Merger by Company and Parent (the "Pre-Announcement Average Price").

                      4.1.3 In the event the Pre-Closing Average Price (as defined in Section 1.18) is less than or equal to 85% of the Pre-Announcement Average Price, the Conversion Ratio shall be adjusted to equal the product of (A)(i) 85% of the Pre-Announcement Average Price divided by (ii) the Pre-Closing Average Price, and (B) the Conversion Ratio.

                      4.1.4 In the event the Pre-Closing Average Price is greater than or equal to 115% of the Pre-Announcement Average Price, the Conversion Ratio shall be adjusted to equal the product of (A) (i) 115% of the Pre-Announcement Average Price divided by (ii) the Pre-Closing Average Price, and (B) the Conversion Ratio.

                      4.1.5 The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Company Shares outstanding.

Any references to "Conversion Ratio" hereafter in this Agreement shall be deemed to include any subsequent adjustments required by the terms of 4.1.3, 4.1.4 and 4.1.5, above. No Company Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 4.1 after the Effective Time, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except to receive the shares of Parent Stock and any cash in lieu of fractional shares of Company Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Sections 4.3 and 4.4.

         Section 4.2 Conversion of Company Options and Warrants. At the Effective Time:

                      4.2.1 Each then-outstanding option to purchase Company Stock (collectively, the "Options") whether or not then exercisable or fully vested (after giving effect to any provisions that would result in acceleration of vesting of such Options upon the occurrence of the Merger), shall be assumed by Parent and shall constitute an option (a "Substitute Option") to acquire, on terms and subject to conditions no less favorable to the optionee than those that were applicable under such Option, including without limitation term, vesting, exercisability, method of payment, status as an "incentive stock option" under Section 422 of the Code (if applicable) or as an employee stock purchase plan option under Section 423 of the Code (if applicable), and termination provisions, the number of JHA Shares determined by multiplying the number of shares of Company Stock subject to such Option immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per share equal to the exercise price per share of Company Stock immediately prior to the Effective Time divided by the Conversion Ratio and rounded to the nearest cent; provided, however, that in the case of any Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code or as an employee stock purchase plan option under Section 423 of the Code, the conversion formula shall be adjusted if necessary to comply with Section 424(a) of the Code.

                      4.2.2 Each then-outstanding warrant to purchase Company Stock (collectively, the "Warrants") shall be assumed by Parent and shall constitute a warrant (a "Substitute Warrant") to acquire,



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         on the same terms and subject to the same conditions as were applicable to such Warrant, including without limitation term, exercisability, and any anti-dilution or other adjustment provisions, the number of JHA Shares determined by multiplying the number of shares of Company Stock subject to such Warrant immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per share equal to the exercise price per share of Company Stock immediately prior to the Effective
         Time divided by the Conversion Ratio.

                      4.2.3 Parent shall take all corporate action necessary to reserve for issuance a sufficient number of JHA Shares for delivery upon exercise of Substitute Options and Substitute Warrants pursuant to the terms set forth in Section 4.2.1 and Section 4.2.2, respectively. Within 5 business days after the Effective Time, the JHA Shares subject to Substitute Options issued to holders of Options which were originally issued under "employee benefit plans" of the Company, as defined in Rule 405 under the Securities Act, will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement for so long as any Substitute Options are outstanding.

         Section 4.3 Procedure for Payment.

                      4.3.1 Immediately after the Effective Time, Parent will deposit, or cause to be deposited with, the Exchange Agent for the benefit of holders of Company Shares, for exchange in accordance with this Article IV, (a) that number of JHA Shares equal to the product of
         (i) the Conversion Ratio (as adjusted) times (ii) the number of issued and outstanding Company Shares (excluding shares held in treasury) and
         (b) an estimated amount of cash required to be delivered in exchange for fractional shares of Parent Stock.

                      4.3.2 As soon as practicable after the Effective Time, Parent will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding Company Shares for the holder to use in surrendering the certificates which represented his or its Company Shares in exchange for a certificate representing the number of JHA Shares to which he or it is entitled.

                      4.3.3 As soon as practicable after the Effective Time and after the surrender to the Exchange Agent of any certificate which, prior to the Effective Time, shall have represented any shares of Company Stock (a "Certificate") together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive certificates registered in the name of such person representing the JHA Shares to which such person shall be entitled as described in Section 4.1.2 and cash payable to such person representing payment in lieu of a fraction of any JHA Share, if any, as determined in accordance with Section 4.4 (such cash to be provided in the form of a check).

                      4.3.4 If any cash is to be paid to, or certificates representing JHA Shares are to be issued to, a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of cash to a person other than, or the issuance of certificates representing the JHA Shares in any name other than, that of, if any, the registered holder of the Certificate surrendered, or otherwise required, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                      4.3.5 Parent will not pay any dividend or make any distribution on JHA Shares (with a record date at or after the Effective Time) to any holder of an unsurrendered Certificate until the holder surrenders for exchange of such Certificate. Parent instead will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange of such Certificate. Parent may cause the Exchange Agent to invest any cash the Exchange Agent receives from the Parent as a dividend or distribution; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payments of cash to the holders of outstanding Company Shares as necessary. Parent may cause the Exchange Agent to pay over to Parent any net earnings with respect to the investments, and the Parent will replace promptly any cash which the Exchange Agent loses through investments. In no event, however, will any holder of an unsurrendered Certificate be entitled to any interest or earnings on the dividend or distribution pending receipt.




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                      4.3.6 Parent may cause the Exchange Agent to return any
         JHA Shares and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining holder of an unsurrendered Certificate shall be entitled to look to Parent (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the JHA Shares and dividends and distributions thereon to which he or it is entitled upon surrender of his or its Certificates.

                      4.3.7 In the event any Certificate shall have been lost, stolen or destroyed, Exchange Agent shall cause to be distributed JHA Shares in exchange for such lost, stolen or destroyed Certificate upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its reasonable discretion and as a condition precedent thereto, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.

                      4.3.8 Parent shall pay all charges and expenses of the Exchange Agent.

         Section 4.4 No Fractional Shares. No certificate or scrip representing fractional JHA Shares shall be issued upon the surrender for exchange of certificates, and no dividend, stock split or interest shall relate to any such fractional shares. In lieu of any fractional JHA Share being issued, cash shall be paid to a holder of Company Stock who would otherwise be entitled to receive a fraction of a JHA Share in an amount equal to (a) the fraction of a JHA Share to which such holder would otherwise be entitled multiplied by (b) the Pre-Closing Average Price.

         Section 4.5 Conversion of Newco Stock. Each issued and outstanding share of capital stock of Newco shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01, of the Surviving Corporation.

         Section 4.6 Closing of Transfer Records. At and after the Effective Time, transfers of Company Shares outstanding immediately prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         Company represents and warrants to Parent and Newco that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

         Section 5.1 Organization, Qualification, and Corporate Power. Each of Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. Each of Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of Company and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

         Section 5.2 Capitalization. The entire authorized capital stock of Company consists of 10,000,000 Company Shares and 5,000,000 shares of Preferred Stock. At the close of business on the date hereof, no shares of Preferred Stock are issued or outstanding, 4,923,695 Company Shares are issued and outstanding, 645,734 Company Shares are reserved for issuance pursuant to outstanding Options and Warrants and 51,892 Company Shares are held by Company in its treasury. All of the issued and outstanding Company Shares are duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth above, or on Section
5.2 of the Company Disclosure Schedule, there are no outstanding or authorized Company Shares, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company.

         Section 5.3 Subsidiaries. Except as set forth in Section 5.3 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of the Subsidiaries are validly issued, fully paid and nonassessable and are owned by Company or by a Subsidiary free and clear of any liens, claims, charges and encumbrances. There are not now, and at the Effective Time there will not be, any outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or other commitments obligating Company or any Subsidiary to issue, transfer or sell any securities of any Subsidiary. There are not now, and at the Effective Time there will not be, any



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voting trusts or other agreements or understandings to which Company or any
Subsidiary is a party or is bound with respect to the voting of the capital stock of any Subsidiary.

         Section 5.4 Authorization of Transaction. Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Company cannot consummate the Merger unless and until it receives the Requisite Company Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms and conditions. The Board of Directors of Company has approved this Merger Agreement and has declared the advisability of the Merger Agreement and the Merger. The Board of Directors has taken all appropriate action so that (a) neither Parent nor Newco will be an "interested stockholder" within the meaning of Section 203 of the Delaware General Corporation Law by virtue of the parties entering into this Agreement and consummating the transactions contemplated hereby, and (b) no special vote of the Company's stockholders shall be required with regard to the Merger under Article 12 of the Company's Certificate of Incorporation pertaining to fair price in certain business combinations.

         Section 5.5 Noncontravention. Except as set forth in Section 5.5 of the Company Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) subject to the provisions of the next sentence, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Company or any of its Subsidiaries is subject or any provision of the charter or bylaws of Company or any of its Subsidiaries or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where any such violations, conflicts, breaches, defaults, accelerations, or creation of the right to accelerate, terminate, modify, or cancel would not have a Material Adverse Effect. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Delaware General Corporation Law, the Securities Act, the Exchange Act, state securities laws, neither Company nor its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

         Section 5.6 SEC Reports. Company has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Exchange Act in all material respects. None of the Public Reports, as of their respective dates (or if amended or superseded by a subsequent filing, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Company has delivered to Parent a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).

         Section 5.7 Financial Statements. Company has filed a Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998 (the "Most Recent Fiscal Quarter End"), and an Annual Report on Form 10-K for the fiscal years ended December 31, 1997 and 1996. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly present in all material respects the financial condition of Company and its Subsidiaries as of the indicated dates and the results of operations of Company and its Subsidiaries for the indicated periods, are correct and complete in all material respects, and are consistent with prior accounting policies (other than as disclosed in the Public Reports) and with the books and records of Company and its Subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments.

         Section 5.8 Events Subsequent to Most Recent Fiscal Quarter End. Since the Most Recent Fiscal Quarter End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Company or its Subsidiaries. Material adverse changes in the business, financial condition, operations, results of operations, or future prospects of Company or its Subsidiaries which occur after the date of this Agreement and are caused by consequences directly relating to the announcement of the Merger shall not be considered a violation of the representation made in this Section 5.8.



                                      A-7
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         Section 5.9 Properties. (a) Company does not own of record any real property; and (b) except as would not have a Material Adverse Effect, all material real property leases of Company and its Subsidiaries are in good standing, valid and effective in accordance with their respective terms, and neither Company nor any of its Subsidiaries is in default under any of such leases.

         Section 5.10 Agreements, Contracts and Commitments. Except as set forth in Section 5.10 of the Company Disclosure Schedule, Company has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any agreement, contract or commitment in such a manner as, individually or in the aggregate, would have a Material Adverse Effect. Each Company contract that has not expired by its terms is, to Company's Knowledge, in full force and effect and enforceable against the parties thereto in accordance with its terms.

         Section 5.11 Employee Benefit Plans; ERISA. Section 5.11 of the Company Disclosure Schedule identifies each employee pension, retirement, profit sharing, bonus, incentive, deferred compensation, hospitalization, medical, dental, vacation, insurance, sick pay, disability, severance or other plan, fund, program, policy, contract or arrangement providing employee benefits maintained, promised or contributed to by Company, whether created in writing, through an employee manual or similar document or orally (the "Plans"). Company has no formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan. Section 5.11 of the Company Disclosure Schedule sets forth all liabilities, obligations and commitments of Company, whether legally binding or not, to make any contributions to any Plan or payments to any employee or any other Person (other than payments being made on claims under Company's health plans) with respect to any of the Plans as of the date hereof. Except as set forth in Section 5.11 of the Company Disclosure Schedule: (a) all such Plans that are subject to the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder ("ERISA") comply in all material respects with ERISA and the Internal Revenue Code, (b) all contributions to or payments under such Plans that were due and payable by Company on or before the date hereof have been made, and (c) Company does not sponsor, maintain or contribute to any Plan which is subject to Title IV of ERISA, nor has Company terminated or withdrawn from any such Plan. Company will take all appropriate and necessary action on or before Closing to begin the process for terminating Company's defined contribution retirement plan, including the filing of Internal Revenue Service Form 5310, and upon approval of the Internal Revenue Service as to its qualified status upon termination, all account balances shall be distributed as directed by the participants, including, without limitation, as rollovers to Parent's 401(k) plan to the extent permissible.

         Section 5.12      Proprietary Rights.

                           5.12.1 Except as set forth in Section 5.12 of the Company Disclosure Schedule, Company or one of its Subsidiaries owns or is licensed to use all copyrights, know-how, patents, trademarks and trade secrets (collectively, the "Proprietary Rights") necessary for the operation of its business as now conducted.

                           5.12.2 Except as set forth in Section 5.12 of the Company Disclosure Schedule, Company and its Subsidiaries have not entered into any agreement that limits or restricts its right to use, copy, modify, prepare derivatives of, sublicense, distribute and otherwise market, severally or together, the Proprietary Software and/or the Proprietary Documentation. Except as set forth in Section
         5.12 of the Company Disclosure Schedule, there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Proprietary Software with any current or past employee of Company or its Subsidiaries, or with any independent sales person, distributor, sublicensee or other remarketer or sales organization. Company's and its Subsidiaries' present use, copying, modification, preparation of derivatives of, sublicensing, distribution or other marketing of the Proprietary Software does not infringe any intellectual property right of any Person.

                           5.12.3 Except as set forth in Section 5.12 of the Company Disclosure Schedule, Company and its Subsidiaries own all right, title and interest in and to the copyrights in all Proprietary Software and Proprietary Documentation. Company and its Subsidiaries have not obtained registrations of any copyrights. Except as set forth in the Company Disclosure Schedule, each Person who has participated in or contributed to the development of the Proprietary Software and the Proprietary Documentation since the inception of Company, has either:
         (a) so contributed or participated as an employee of Company or a Subsidiary within the scope of his or her employment obligations, (b) so


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         contributed or participated as an independent contractor pursuant to a valid and binding agreement which specifically assigns all copyrights to Company or Subsidiary, or (c) otherwise assigned to Company or Subsidiary the copyright in any Proprietary Software and Proprietary Documentation.

                           5.12.4 Except as set forth in Section 5.12 of the Company Disclosure Schedule, Company and its Subsidiaries have taken efforts that are reasonable under the circumstances to prevent the unauthorized disclosure to other Persons of such portions of Company's and Subsidiaries' trade secrets as would enable any such other Person to compete with Company or its Subsidiaries within the scope of its business as now conducted.

                           5.12.5 Company or its Subsidiaries do not use any trademark in connection with its business in any material way, except for those trademarks listed in Section 5.12 of the Company Disclosure Schedule, and no such trademark is registered except as otherwise indicated therein.

                           5.12.6 Any Third Party Software used by Company or its Subsidiaries within the scope of its business is identified in
         Schedule 2. Company and its Subsidiaries have the legal right to use, sublicense, distribute and otherwise market all Third Party Software in the manner that each presently uses, sublicenses, distributes and otherwise markets such Third Party Software in the normal course of its business. Except as set forth in Section 5.12 of the Company Disclosure Schedule, Company and its Subsidiaries have no obligation to make any payments by way of royalty, fee, settlement or otherwise to any Person in connection with Company's or Subsidiaries' present use, sublicensing, distribution or other marketing of such Third Party Software.

                           5.12.7 Except as set forth in Section 5.12 of the Company Disclosure Schedule, no claim has been asserted against Company or its Subsidiaries within the scope of its business by any other
         Person: (a) that such Person has any right, title or interest in or to any of Company's or Subsidiaries' copyrights, patents or trade secrets,
         (b) that such Person has the right to use any of Company's or Subsidiaries' trademarks, (c) to the effect that any past, present or projected act or omission by Company or Subsidiary infringes any rights of such Person to any copyright, patent, trade secret, know-how or trademark, or (d) that challenges Company's or Subsidiaries' right to use any copyrights, patents, trade secrets, know-how or trademarks.

         Section 5.13 Labor Matters. Neither Company nor any of the Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Company, threatened against Company or the Subsidiaries relating to their business, except for any such proceeding which would not have a Material Adverse Effect. To the Knowledge of Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Company or any of the Subsidiaries.

         Section 5.14 Undisclosed Liabilities. Except as disclosed in Section
5.14 of the Company Disclosure Schedule, neither Company nor its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (a) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Quarter End (or in the notes thereto), (b) liabilities which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), (c) liabilities specifically described in this Agreement or in the Company Disclosure Schedule and (d) liabilities permitted to be incurred under Section 7.12 hereof.

         Section 5.15 Litigation. As of the date hereof, except as specified in
Section 5.15 of the Company Disclosure Schedule, (a) there is no suit, claim, action, proceeding, at law or in equity, or investigation pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries before any court or other governmental entity, and (b) neither Company nor any of its Subsidiaries is subject to any outstanding order, writ, judgment, injunction, decree or arbitration order or award. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the Knowledge of Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.




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         Section 5.16      Taxes.

                           5.16.1 Except as disclosed in Section 5.16 of the Company Disclosure Schedule, all federal, state and local tax returns required to be filed by Company and its Subsidiaries on or prior to the date hereof have been filed; (ii) all Taxes and assessments including, without limitation, estimated tax payments, excise, unemployment, social security, occupation, franchise, property, sales and use taxes, and all penalties or interest in respect thereof now or heretofore due and payable by or with respect to Company and its Subsidiaries have been paid; (iii) all federal, state and local withholdings of Company and its Subsidiaries including, without limitation, withholding taxes, social security, and any similar taxes, have been withheld and paid over as required by law; and (iv) no extension with any taxing authority concerning any tax liability of or with respect to Company or its Subsidiaries is currently outstanding.

                           5.16.2 There are no tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any of the assets, properties or business of Company or its Subsidiaries (except for liens for property (ad valorem) taxes not yet due and payable).

For purposes of this Agreement, "Taxes" shall mean all federal, state, local, foreign income, property, sales, excise, employment, payroll, franchise, withholding and other taxes, tariffs, charges, fees, levies, imposts, duties, licenses or other assessments of every kind and description, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

         Section 5.17 Brokers' Fees. Except as set forth in Section 5.17 of the Company Disclosure Schedule, neither of Company nor its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         Section 5.18 Year 2000. Company believes that, assuming the continued implementation without alteration or disruption of its plan for Year 2000 compliance, Company's and its Subsidiaries' Proprietary Software will not be materially and adversely affected by the occurrence or use of dates before, on, or after January 1, 2000 A.D., including dates and leap years between the twentieth and twenty-first centuries ("Millennial Dates"), the Proprietary Software will without error or omission, create, receive, store, process and output (collectively "Compute") information related to the Millennial Dates. This warranty includes, without limitation, that the Proprietary Software will accurately, and without performance degradation, Compute Millennial Dates, date-dependent data, date-related interfaces, or other date-related functions (including, without limitation, calculating, comparing and sequencing such functions).

         Section 5.19 Compliance with Laws. Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failure to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

         Section 5.20 Tax and Accounting Matters. Neither Company, nor its Subsidiaries, nor any of its Affiliates has taken or agreed to take any action, and Company does not have Knowledge of any circumstances relating to Company or its Subsidiaries or any of its Affiliates, that (a) would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code or (b) would prevent the Merger from being accounted for as a pooling of interests under the requirements of Opinion No. 16 of the American Institute of Certified Public Accounts ("AICPA"), as amended by the Statements of Financial Accounting Standards Board (the "SFAS Board") and the related interpretations of the AICPA, the SFAS Board, and the rules and regulations of the SEC.

         Section 5.21 Disclosure. The information supplied by Company for inclusion in the Joint Disclosure Document insofar as it relates to Company will not (a) at the time the Joint Disclosure Document is first mailed to the Company's stockholders, or (b) on the date of the Special Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied by Company specifically for use in the Form S-4 will, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.




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         Section 5.22 Fairness Opinion. Dain Rauscher Wessels has delivered to
Company as of, or immediately prior to, the date of this Agreement, an opinion to the effect that the Conversion Ratio is fair to Company's stockholders from a financial point of view (the "Fairness Opinion").

                                   ARTICLE VI
               REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

         Parent and Newco represent and warrant to Company that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

         Section 6.1 Organization. Each of Parent and Newco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Parent has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

         Section 6.2 Capitalization. The entire authorized capital stock of Parent consists of (a) 50,000,000 JHA Shares and 500,000 shares of Preferred Stock, of which no shares of Preferred Stock are issued and outstanding, 18,955,217 JHA Shares are issued and outstanding, 2,096,234 JHA Shares are reserved for issuance pursuant to outstanding stock options, and no JHA Shares are held in treasury. All of the JHA Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable. Other than the aforementioned outstanding stock options, there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could cause Parent to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Parent.

         Section 6.3 Authorization of Transaction. Each of Parent and Newco has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Parent and Newco, enforceable in accordance with its terms and conditions. No approval of this Agreement or the Merger by Parent=s security holders is required under the provisions of Parent's Certificate of Incorporation or Bylaws or the Delaware General Corporation Law or the rules and regulations of the National Association of Securities Dealers.

         Section 6.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) subject to the provisions of the next sentence, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Newco is subject or any provision of the charter or bylaws of Parent or Newco or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Parent or Newco is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Delaware General Corporation Law, the Exchange Act, the Securities Act, and the state securities laws, neither Parent nor Newco needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

         Section 6.5 Brokers= Fees. Neither Parent nor Newco has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Company or its Subsidiaries could become liable or obligated.

         Section 6.6 Disclosure. The Form S-4 will comply with the Securities Act and the Exchange Act in all material respects. The Form S-4 will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that Parent makes no representation or warranty with respect to any information that Company will supply specifically for use in the Form S-4. None of the information that Parent or Newco will supply specifically for use in the Form S-4 will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.



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

         Section 6.7 SEC Reports. Parent has made all filings with the SEC that it has been required to make under the Securities and Exchange Act. Each of such of the filings has complied with the Securities Act and the Exchange Act in all material respects. None of the reports contained in such filings, as of their respective dates (or if amended or superseded by subsequent filing, on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent contained in such filings and reports were prepared in accordance with GAAP applied on a consistent basis through the periods covered thereby (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and present fairly the financial condition of Parent as of the indicated dates and the results of operations of Parent for the indicated periods and are correct and complete in all material respects.

         Section 6.8 Events Subsequent to Most Recent Fiscal Quarter End. Since March 31, 1998, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Parent provided, however, that material adverse changes in the business, financial condition, operations, results of operations or future prospects of Parent which occur after the date of this Agreement and are caused by consequences directly relating to the announcement of the Merger shall not be considered a violation of the representation made in this Section 6.8.

         Section 6.9 Litigation. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the Knowledge of Parent, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

         Section 6.10 Tax and Accounting Matters. Neither Parent, nor its subsidiaries nor any of its affiliates has taken or agreed to take any action, and Parent does not have Knowledge of any circumstances relating to Parent or its subsidiaries or any of its Affiliates that (a) would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code or (b) would prevent the Merger from being accounted for as a pooling of interests under the requirements of Opinion No. 16 of the AICPA, as amended by the SFAS Board and the related interpretations of the AICPA, the SFAS Board, and the rules and regulations of the SEC.

         Section 6.11 Ownership of Newco; No Prior Activities. Newco was formed solely for the purpose of engaging in the Merger, and is wholly owned by Parent. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the Merger and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Newco has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

         Section 6.12 Issuance of JHA Shares. The JHA Shares to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent=s Certificate of Incorporation or Bylaws or any agreement to which Parent is a party or by which Parent is bound.

         Section 6.13 Undisclosed Liabilities. Neither Parent nor its subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (a) liabilities set forth on the face of its balance sheet as of March 31, 1998 (or in the notes thereto),
(b) liabilities which have arisen after March 31, 1998 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (c) liabilities specifically described in this Agreement.

                                   ARTICLE VII
                              ADDITIONAL COVENANTS

         The parties agree as follows with respect to the period from and after the execution of this Agreement.

         Section 7.1 General. Each of the parties will use its best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VIII below).



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         Section 7.2 Notices and Consents. Each of the parties hereto will give any notices (and will cause each of its subsidiaries to give any notices) to third parties, and will use its best efforts to obtain (and will cause each of its subsidiaries to use its best efforts to obtain) any third party consents, that the other party reasonably may request.

         Section 7.3 Preparation of the Joint Disclosure Document and the Form S-4. As soon as practicable following the date hereof:

                      7.3.1 Company shall prepare for inclusion in the Joint Disclosure Document and Form S-4 a proxy statement relating to the Merger in accordance with the Exchange Act and the rules and regulations under the Exchange Act, to the extent applicable. Parent shall prepare for inclusion in the Joint Disclosure Document and Form S-4 a prospectus relating to the issuance of JHA Shares. Company, Parent and Newco shall cooperate with each other in the preparation of the Joint Disclosure Document and the Form S-4. Company and Parent shall use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Joint Disclosure Document and Form S-4 and to cause the Joint Disclosure Document to be mailed to the stockholders of Company at the earliest practicable date after the Form S-4 is declared effective by the SEC.

                      7.3.2 Parent shall prepare and file with the SEC the Form S-4. Parent shall also, prior to the Effective Time, take any action required to be taken under any applicable state securities laws in connection with the issuance of JHA Shares in the Merger, and Company shall furnish all information concerning Company and the holders of the Company Shares as may be reasonably requested in connection with any such action.

                      7.3.3 Without limiting the generality of the foregoing, Company and Parent shall notify each other promptly of the issuance of any stop order relating to the Form S-4 or the Joint Disclosure Document, the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to the Joint Disclosure Document and Form S-4, or for additional information, and shall supply each other with copies of all correspondence between them or their respective representatives, on the one hand, and any state securities commission or the SEC or members of its staff, on the other hand, with respect to the Joint Disclosure Document and Form S-4. If at any time prior to the Special Company Meeting (as hereinafter defined) any event should occur relating to Company or Parent or their respective officers or directors which is required to be described in any amendment or supplement to the Joint Disclosure Document and Form S-4, the parties shall promptly inform each other. Whenever any event occurs which is required to be described in an amendment or a supplement to the Form S-4, Company and Parent shall, upon learning of such event, cooperate in promptly preparing, filing and (to the extent applicable) clearing with the SEC and mailing to the stockholders of Company such amendment or supplement; provided, however, that, prior to such mailing, (a) Company and Parent shall consult with each other with respect to such amendment or supplement, (b) Company and Parent shall afford each other reasonable opportunity to comment thereon, and (c) each such amendment or supplement shall be reasonably satisfactory to the other.

                      7.3.4 Parent shall send the Form S-4 to Company for Company's review and comment prior to the filing of the Form S-4 with the SEC. Parent and Company each shall use all reasonable efforts to cause the Form S-4 to become effective as promptly as practicable.

         Section 7.4 Compliance with the Securities Act. Prior to the
Effective Time, Company shall cause to be delivered to Parent a list identifying all persons who where at the record date for the Special Company Meeting convened in accordance with Section 7.6 hereof, "affiliates" of Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). Company shall use its efforts to cause each person who is identified as an Affiliate in the list referred to above to deliver to Parent at or prior to the Effective Time a written agreement in the form attached hereto as Exhibit C (the "Affiliate Letters").

         Section 7.5 NASDAQ Quotation. Each of Company and Parent agrees to continue the quotation of Company Shares and JHA Shares on the NASDAQ National Market during the term of this Agreement so that appraisal rights will not be available to stockholders of Company under Section 262 of the Delaware General Corporation Law.

         Section 7.6 Stockholder Approval. Company will call a special meeting of its stockholders (the "Special Company Meeting") as soon as reasonably practicable in order that Company's stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General

Corporation Law. Company will mail the Joint Disclosure Document to its stockholders as soon as reasonably practicable. The Joint Disclosure Document will contain the affirmative recommendation of the Company's Board of Directors in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director or officer shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

         Section 7.7 Hart-Scott-Rodino Act. Each of the parties will file (and Company will cause each of its Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain (and Company will cause each of its Subsidiaries to use its reasonable best efforts to obtain) an early termination of the applicable waiting period, and will make (and Company will cause each of its Subsidiaries to make) any further filings pursuant thereto that may be necessary.

         Section 7.8 Pooling of Interests. Company and Parent shall each use their best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Company and Parent shall use their best efforts to not take any action and to cause its respective Affiliates not to take any action (including, without limitation any transactions involving the securities of Parent or Company) that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

         Section 7.9 Comfort Letters. Company will deliver to Parent on or before the date the Joint Disclosure Document is mailed to Company stockholders a letter of Ernst & Young, stating their conclusions as to the accuracy of certain information derived from the financial records of Company and its Subsidiaries and contained in the Joint Disclosure Document (the "Company Comfort Letter"). The Company Comfort Letter shall be reasonably satisfactory to Parent in form and substance. Parent will deliver to Company on or before the date the Joint Disclosure Document is mailed to Company stockholders a letter of Deloitte & Touche stating their conclusions as to the accuracy of certain information derived from the financial records of Parent and its subsidiaries and contained in the Joint Disclosure Document (the "Parent Comfort Letter"). The Parent Comfort Letter shall be reasonably satisfactory to Company in form and substance.

         Section 7.10 Pooling of Interests Opinions. Company shall cause to be delivered to Parent an opinion of Ernst & Young in form reasonably satisfactory to Parent at the Closing, addressed to Company, setting forth the concurrence of Ernst & Young with Company as to the eligibility of Company to participate in the Merger, and that such participation will not, in and of itself, disqualify the Merger from pooling of interests accounting under Opinion No. 16 of the AICPA, as amended by the SFAS Board and the related interpretations of the AICPA, the SFAS Board, and the rules and regulations of the SEC. Parent shall cause to be delivered to Company an opinion of Deloitte & Touche in form reasonably satisfactory to Company at the Closing, addressed to Parent, setting forth the concurrence of Deloitte & Touche with Parent's management as to the appropriateness of pooling of interest accounting for the Merger under Opinion No. 16 of the AICPA, as amended by the SFAS Board and the related interpretations of the AICPA, the SFAS Board, and the rules and regulations of the SEC.

         Section 7.11 Tax-Free Reorganization. Company and Parent shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. Parent shall file, and shall cause its Affiliates (including the Surviving Corporation) to, file all tax returns in a manner that is consistent with the intended treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent shall not, and shall not permit its Affiliates (including the Surviving Corporation) to, take any action that adversely affects the foregoing intended treatments.

         Section 7.12 Operation of Business. Company will not (and will not cause or permit any of its Subsidiaries to), without the consent of Parent, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, neither Company nor its Subsidiaries:

                      7.12.1 will authorize or effect any change in its charter or bylaws;

                      7.12.2 will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

                      7.12.3 will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, in either case outside the Ordinary Course of Business;

                      7.12.4 will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                      7.12.5 will impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

                      7.12.6 will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business; and

                      7.12.7 will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business.

         Section 7.13 Full Access and Confidentiality. Except for information relating to any claims either party may have against the other, Company and Parent shall each afford to the other and to the other=s financial advisors, legal counsel, accountants, consultants and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, plans and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party may reasonably request, provided that no investigation pursuant to this
Section 7.13 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all Confidential Information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other material (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. The confidentiality obligations of the parties hereto shall be terminated regarding any Confidential Information obtained or acquired if (a) such Confidential Information becomes known to the public generally through no fault of the receiving party, (b) disclosure is required by law or the order of any governmental authority, or (c) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; provided, that prior to disclosing any information pursuant to clause (a), (b) or (c), such party shall, if possible, give prior written notice thereof to the other party to provide the other party with the opportunity to contest such disclosure.

         Section 7.14 Notice of Developments. Each party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Article V and VI above. No disclosure by any party pursuant to this Section 7.14, however, shall be deemed to amend or supplement either parties respective Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         Section 7.15 Exclusivity. Company agrees (a) that, neither Company nor its Subsidiaries shall, and that it and they will cause their respective directors, officers, employees not to, and will use their best efforts to cause their financial advisors, legal counsel, accountants and other agents and representatives not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, engage in negotiations concerning, provide any Confidential Information or data to or have any discussions with any Person relating to, any acquisition, business combination or purchase of all or the major portion of the assets of, or any equity interest in such party or any subsidiary of such party (an "Acquisition Proposal"), other than the Merger, (b) that Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing, and (c) that Company will notify Parent immediately in writing if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company; provided, however, that nothing contained in this Section 7.15 shall prohibit the Board of Directors of Company from furnishing information to or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, the Board of Directors of Company, after consultation with legal counsel, determines in good faith that
(i) the Acquisition Proposal would be more favorable to Company's stockholders than the Merger, (ii) failure to take such action would result in a breach by the Board of Directors of Company of its fiduciary duties to Company's stockholders under applicable law, and (iii) prior to furnishing any Confidential Information to such Person or entering into discussions or negotiations with such Person, Company receives from such Person an executed confidentiality agreement with provisions no less favorable to Company than the Confidentiality Agreement referred to in Section 10.4 and Company provides written notice to Parent that it is furnishing information to, or entering into discussions or negotiations with, such Person. Company shall keep Parent informed in reasonable detail of the terms, status and other pertinent details of any Acquisition Proposal including the identity of any Person making an Acquisition Proposal. Nothing in this Section 7.15 shall (A) permit Company to terminate this Agreement (except as specifically provided in Article IX hereof), (B) permit Company to enter into any agreement with respect to an Acquisition Proposal, except as set forth in Section 9.1.5, during the term of this Agreement (it being agreed that during the term of this Agreement, Company shall not enter into any agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement or as set forth in Section 9.1.5)) or (C) affect any other obligation of any party under this Agreement.

         Section 7.16    Insurance and Indemnification.

                         7.16.1 Parent will provide each individual who served as a director or officer of Company at any time prior to the Effective Time with liability insurance in respect of acts or omissions occurring at or prior to the Effective Time for a period of six (6) years after the Effective Time, such coverage to be on terms no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time; provided, however, that Parent may reduce the coverage and amount of liability insurance to the extent the cost of liability insurance having the full coverage and amount would exceed $130,000 per annum.

                         7.16.2 The Surviving Corporation will observe any indemnification and limitation on liability provisions now existing in the certificate of incorporation or bylaws of Company for the benefit of any individual who served as a director or officer of Company at any time prior to the Effective Time.

                         7.16.3 If the Surviving Corporation or any of its successors or assigns (a) consolidates with or mergers into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person other than in the Ordinary Course of Business, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Parent's option, Parent shall assume the obligations of the Surviving Corporation set forth in this Section 7.16.

         Section 7.17 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the filing fees in connection with the HSR Act filing and those expenses incurred in connection with printing the Form S-4 and the related Joint Disclosure Document, as well as the filing fee relating to the Form S-4 shall be paid by the Parent.

         Section 7.18 Cooperation. For all consents and approvals which Company is required to obtain pursuant to this Agreement, Parent shall cooperate and provide to Company such documentation or other information as Company shall reasonably request. For all consents and approval which Parent is required to obtain pursuant to this Agreement, Company shall cooperate and provide to Parent such documentation or other information as Parent shall reasonably request.

         Section 7.19 Governmental Approvals. Company and Parent shall use their reasonable best efforts to (a) take, or cause to be taken, all appropriate action necessary, proper or advisable under applicable law or required to be taken by any governmental entity or otherwise to consummate and make effective the Merger as promptly as practicable, (b) obtain from any governmental entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, Newco, or Company or of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (c) furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with this Agreement and the Merger.

         Section 7.20 Obligations of Newco. Parent shall take all action necessary to cause Newco to perform its agreements, covenants, and obligations under this Agreement and to consummate the Merger.

         Section 7.21 Public Announcements. Parent and Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation. The parties have agreed on the text of a joint release by which Parent and Company will announce the execution of this Agreement.

         Section 7.22 Nasdaq National Market System. Parent shall promptly prepare and submit to the National Association of Securities Dealers a Notification Form for listing of the additional shares of Parent Stock issuable in the Merger on the Nasdaq National Market System.

                                  ARTICLE VIII
                       CONDITIONS TO OBLIGATIONS TO CLOSE

         Section 8.1 Conditions to Obligation of Parent and Newco. The obligation of Parent and Newco to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                     8.1.1 this Agreement and the Merger shall have received the Requisite Company Stockholder Approval;

                     8.1.2 Company and its Subsidiaries shall have procured all third party consents reasonably requested by Parent pursuant to Section 7.2 the failure of which to receive would have a Material Adverse Effect on Company or Parent;

                     8.1.3 the representations and warranties of Company set forth in Article V above (a) that are qualified as to materiality by a Material Adverse Effect shall be true and correct at and as of the Closing Date (except that representations and warranties that are confined to a specific date and qualified as to materiality by a Material Adverse Effect shall be true and correct as of such date) and (b) that are not so qualified as to materiality shall be true and correct in all material respects at and as of the Closing (except that representations and warranties that are confined to a specific date and are not so qualified as to materiality shall be true and correct in all material respects as of such date);

                     8.1.4 Company shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;

                     8.1.5 no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of the Surviving Corporation to own the assets, to operate the businesses, and to control the Subsidiaries of Company, or (D) adversely affect the right of any Subsidiary of Company to own its assets and to operate its businesses;

                     8.1.6 Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Sections 8.1.1 through 8.1.5 are satisfied in all respects;

                     8.1.7 the Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness the Form S-4 shall be in effect and no proceeding for that purpose shall have been initiated or threatened by the SEC;

                     8.1.8 the waiting period applicable to the Merger
         (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the parties shall have received all other required authorizations, consents, and approvals of governments and governmental agencies;

                     8.1.9 Parent shall have received from Ernst & Young the opinions described in Sections 7.9 and 7.10;

                     8.1.10 no governmental entity shall have issued, enacted, promulgated, enforced or entered any order, stay, decree, judgment, injunction, rule, regulation or statute which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

                     8.1.11 Parent shall have received executed Affiliate Letters in accordance with Section 7.4 of this Agreement;

                     8.1.12 Parent shall have received the resignations, effective as of the Closing, of each director and officer of Company and its Subsidiaries other than those whom Parent shall have specified in writing at least five (5) business days prior to the Closing; and

                     8.1.13 Company shall have terminated the Peerless Group, Inc. Employee Stock Purchase Plan.

Parent may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing.

         Section 8.2 Conditions to Obligation of Company. The obligation of Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                     8.2.1 the Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness the Form S-4 shall be in effect and no proceeding for that purpose shall have been initiated or threatened by the SEC;

                     8.2.2 Parent and its subsidiaries shall have procured all third party consents reasonably requested by Company pursuant to Section 7.2 the failure of which to receive would have a Material Adverse Effect on Company or Parent;

                     8.2.3 the representations and warranties of Parent set forth in Article VI above (a) that are qualified as to materiality by a Material Adverse Effect shall be true and correct at and as of the Closing Date (except that representations and warranties that are confined to a specific date and qualified as to materiality by a Material Adverse Effect shall be true and correct as of such date) and
         (b) that are not so qualified as to materiality shall be true and correct in all material respects at and as of the Closing (except that representations and warranties that are confined to a specific date and are not so qualified as to materiality shall be true and correct in all material respects as of such date);

                     8.2.4 Parent shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;

                     8.2.5 no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) affect adversely the right of the Surviving Corporation to own the assets, to operate the businesses, and to control the Subsidiaries of Company, or (d) affect adversely the right of any of the Subsidiaries of Company to own its assets and to operate its businesses.

                     8.2.6 Parent shall have delivered to Company a certificate to the effect that each of the conditions specified above in Sections 8.2.1 through 8.2.5 are satisfied in all respects;

                     8.2.7 this Agreement and the Merger shall have received the Requisite Company Stockholder Approval;

                     8.2.8 the waiting period applicable to the Merger
         (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the parties shall have received all other required authorizations, consents, and approvals of governments and governmental agencies;

                     8.2.9 no governmental entity shall have issued, enacted, promulgated, enforced or entered any order, stay, decree, judgment, injunction, rule, regulation or statute which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

                     8.2.10 Company shall have received from Deloitte & Touche the opinions described in Sections 7.9 and 7.10; and

                     8.2.11 Company shall have received an opinion of counsel, in form reasonably acceptable to it, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

Company may waive any condition specified in this Section 8.2 if it executes a writing so stating at or prior to the Closing.


                                   ARTICLE IX
                                  TERMINATION

         Section 9.1 Termination of Agreement. Either Parent or Company may terminate this Agreement with the prior authorization of its Board of Directors (whether before or after obtaining the Requisite Company Stockholder Approval) as provided below:

                     9.1.1 this Agreement may be terminated by mutual written consent of Parent and Company at any time prior to the Effective Time;

                     9.1.2 Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time
         (a) in the event Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Parent has notified Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (b) if the Closing shall not have occurred on or before February 19, 1999 by reason of the failure of any condition precedent under Section 8.1 hereof (unless the failure results primarily from Parent or Newco breaching any representation, warranty, or covenant contained in this Agreement);

                     9.1.3 Company may terminate this Agreement by giving written notice to Parent at any time prior to the Effective Time (a) in the event Parent has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Company has notified Parent of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (b) if the Closing shall not have occurred on or before February 19, 1999 by reason of the failure of any condition precedent under Section 8.2 hereof (unless the failure results primarily from Company or any Subsidiary breaching any representation, warranty, or covenant contained in this Agreement);

                     9.1.4 Parent or Company may terminate this Agreement by giving written notice to the other party at any time after the Special Company Meeting in the event this Agreement and the Merger fail to receive the Requisite Company Stockholder Approval, provided that Company may not terminate this Agreement pursuant to this Section 9.1.4 unless it shall have paid to Parent the fee provided in Section 9.2;

                     9.1.5 Company may terminate this Agreement at any time prior to the Special Company Meeting by giving written notice to Parent upon Company's execution of a definitive and binding written agreement with any Person, other than Parent, who has made an unsolicited Acquisition Proposal which the Board of Directors of Company has determined in good faith (a) is more favorable to Company stockholders than the Merger and (b) would result in a breach by the Board of Directors of Company of its fiduciary duties to Company stockholders if such Acquisition Proposal were not accepted; provided that Company may not terminate this Agreement pursuant to this Section
         9.1.5 unless it pays to Parent the fee provided in Section 9.2.2 and complies with all obligations to Parent under Section 7.15;

                     9.1.6 either Company or Parent may terminate this Agreement by giving written notice to the other if there shall be a final nonappealable order in effect preventing consummation of the Merger, or there shall be any action taken, or any governmental entity shall have issued, enacted, promulgated, enforced or entered any order, stay, decree, judgment, injunction, statute, law, rule or regulation deemed applicable to the Merger that would make consummation of the Merger illegal (provided, that the right to terminate the Agreement pursuant to this Section 9.1.6 shall not be available to any party that has not complied with the obligations under Sections 6.6, 7.3, 7.7 or 7.19); or

                     9.1.7 subject to Company's and Parent's obligations under Section 7.8, either Company or Parent may terminate this Agreement by giving written notice to the other that (a) such party is in receipt of opinions of counsel or of their accountants to the effect that the Merger is not reasonably likely to qualify for pooling of interests accounting or (b) that any of the opinions required by
         Section 7.10 hereof have been withdrawn.

         Section 9.2 Termination Fee. If the Agreement is terminated by Company pursuant to Section 9.1.4, Section 9.1.5 or Section 9.1.6, all rights and obligations of Company hereunder shall terminate without any further liability of Company to Parent (except as provided in this Section 9.2); provided, however, that the confidentiality provisions contained in Section 7.13 and the expense provisions contained in Section 7.17 shall survive any such termination.

                     9.2.1 If this Agreement is terminated pursuant to
         Section 9.1.4, then, in such event, Company shall pay to Parent prior to or simultaneously with such termination, in immediately available funds, a fee in an amount equal to $500,000.

                     9.2.2 If this Agreement is terminated pursuant to
         Section 9.1.5, then, in such event, Company shall pay to Parent prior to such termination, in immediately available funds, a fee in an amount equal to $750,000, and shall, upon the effective date of the merger or acquisition contemplated in the Acquisition Proposal, pay to Parent, in immediately available funds, an additional fee in an amount equal to $750,000.

                     9.2.3 If (a) this Agreement is terminated pursuant to Section 9.1.4; (b) at the time of such termination, an Acquisition Proposal shall have been made by any other Person and (c) within 12 months of such termination, Company or any of its Subsidiaries accepts a written offer or enters into a definitive written agreement to consummate an Acquisition Proposal with such other Person, or any successor or assign thereof, then Company shall pay Parent in immediately available funds, an additional fee of $500,000, and shall, upon the effective date of the merger or acquisition contemplated in the Acquisition Proposal, pay to Parent, in immediately available funds, an additional fee in an amount equal to $500,000.

         Section 9.3 Effect of Termination. If any party terminates this Agreement pursuant to Sections 9.1.1 to 9.1.3 or 9.1.5, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the confidentiality provisions contained in Sections 7.13 and 7.17, shall survive any such termination.

                                    ARTICLE X
                                  MISCELLANEOUS

         Section 10.1 Survival. None of the representations and warranties of the parties shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

         Section 10.2 Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other parties prior to making the disclosure).

         Section 10.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Section 4.1 above concerning issuance of the JHA Shares are intended for the benefit of Company stockholders and (b) the provisions in
Section 7.16 above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

         Section 10.4 Entire Agreement. Other than the Confidentiality Agreement between Company and Parent dated June 8, 1998, and the Stock Option Agreement of even date, this Agreement, including the Exhibits and Schedules attached hereto, constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement or such other documents, and no party hereto shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

         Section 10.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

         Section 10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 10.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 10.8 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


  If to Company:                             with a copy to:

      Peerless Group, Inc.                       Haynes and Boone, LLP
      1212 East Arapaho Road                     901 Main Street,
      Richardson, Texas  75081                   3100 NationsBank Plaza
      FAX: 972-497-9246                          Dallas, Texas  75202
      Attn: Rodney L. Armstrong, C.E.O.          FAX:  214-651-5940
                                                 Attn:  Robert Kibby


  If to Parent or Newco:                     with a copy to:

      Jack Henry & Associates, Inc.              Shughart Thomson & Kilroy, P.C.
      663 Highway 60                             12 Wyandotte Plaza
      P.O. Box 807                               120 W. 12th Street
      Monett, Missouri  65708                    Kansas City, Missouri 64105
      FAX:  417-235-1765                         FAX:  816-374-0509
      Attn: Michael E. Henry, President          Attn: Robert T. Schendel



Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         Section 10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         Section 10.10 Amendments and Waivers. The parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective Boards of Directors; provided, however, that any amendment effected subsequent to obtaining the Requisite Company Stockholder Approval will be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless signed by the party to be charged with such waiver. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         Section 10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         Section 10.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word Aincluding@ shall mean including without limitation.

         Section 10.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Inclusion of information in any Schedule to this Agreement does not constitute an admission or acknowledgment of the materiality of such information. To the extent that any information included in any Section of any Schedule provided by a party hereto applies or pertains to any other Section of such Schedule, such information shall be deemed to be incorporated by reference in all Sections of such Schedule to which such information is applicable.

         Section 10.14 Cooperation. Parent, Newco and Company shall each deliver or cause to be delivered to the other at the Closing, and at such times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of effectuating this Agreement.

         Section 10.15 Submission to Jurisdiction. Each of the parties hereto irrevocably (a) consent to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event that nay dispute arises out of this Agreement or of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not initiate any action related to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court in the State of Delaware or a Delaware state court.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                     JACK HENRY & ASSOCIATES, INC.


                                     By:     /s/ Michael E. Henry
                                         -------------------------------------
                                     Title:  Chief Executive Officer
                                             ---------------------------------

                                     PEERLESS ACQUISITION CORP.


                                     By:      /s/ Michael R. Wallace
                                         -------------------------------------
                                     Title:   President
                                             ---------------------------------

                                     PEERLESS GROUP, INC.


                                     By:      /s/ Steven W. Tomson
                                         -------------------------------------
                                     Title:   President
                                             ---------------------------------

                                    ANNEX B
                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT (this "Agreement"), dated as of August 18, 1998, between Jack Henry & Associates, Inc. a Delaware corporation ("Grantee"), and Peerless Group, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Company, Grantee and Peerless Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Grantee ("Newco"), have contemporaneously with the execution of this Agreement, entered into an Agreement and Plan of Merger dated August 18, 1998 (the "Merger Agreement") which provides, among other things, that Newco shall be merged with and into the Company pursuant to the terms and conditions thereof; and

     WHEREAS, as an essential condition and inducement to Grantee's entering into the Merger Agreement and in consideration therefor, the Company has agreed to grant Grantee the Option (as hereinafter defined);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

     1. GRANT OF OPTION. The Company hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, 979,815 shares (such shares being referred to herein as the "Option Shares") of fully paid and nonassessable common stock, par value $.01 per share, of the Company ("Company Common Stock"), equal to 19.9% of the number of shares of Company Common Stock issued and outstanding as of the date hereof at the exercise price of $7.25 per share (such price, as adjusted if applicable, the "Option Price").

     2. (a) EXERCISE OF OPTION. Grantee may exercise the Option, in whole or part, and from time to time, after the occurrence, if any, of a Triggering Event (as hereinafter defined) and prior to the first occurrence of an Option Termination Event (as hereinafter defined).

        (b) OPTION TERMINATION EVENTS. The term "Option Termination Event" shall mean any of the following events:

            (i)   the Effective Time (as defined in the Merger Agreement);

            (ii) termination of the Merger Agreement pursuant to Section 9.1.1, 9.1.2(b) or 9.1.3 thereof;

            (iii) 270 days after the first occurrence of a Triggering Event (as hereinafter defined);

            (iv) termination of this Stock Option Agreement by mutual written consent; or

            (v)   August 15, 1999.

        (c) TRIGGERING EVENTS. The term "Triggering Event" shall mean the occurrence (after the date hereof) of either of the two following events:

            (i) termination of the Merger Agreement pursuant to Section 9.1.4 thereof, if prior to the Special Company Meeting, there shall have been a proposal or offer (other than the Merger Agreement) with respect to any acquisition, business combination or purchase of 20% or more of the assets of, or any 20% or greater equity interest in, Company or any of its Subsidiaries and such proposal or offer shall not have been rejected by Company; or

            (ii)  termination of the Merger Agreement by Company pursuant to
     Section 9.1.5 of the Merger Agreement.

        (d) NOTICE OF TRIGGERING EVENT. The Company shall notify Grantee in writing as promptly as practicable, and in any event within 24 hours, of the occurrence of any Triggering Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

        (e) NOTICE OF EXERCISE; CLOSING. In the event that Grantee is entitled to and wishes to exercise the Option, it shall send to the Company a written notice (such notice being herein referred to as an "Exercise Notice" and the date of issuance of an Exercise Notice being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three (3) Business Days nor later than forty (40) Business Days from the Notice Date for the closing of such purchase (the "Option Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Option Closing") cannot be consummated, by reason of any applicable judgment, decree, order, law or regulation, the Option Closing Date shall be ten business days after such impediment to consummation shall have been removed; provided further that if such impediment to consummate is not removed within one (1) year after the related Notice Date, Grantee shall, to the extent permitted by applicable law, nevertheless be entitled to exercise its rights as set forth herein, including without limitation the rights set forth in Subsection 5(a) and Grantee shall be entitled to exercise the Option in connection with the resale of the Company Common Stock pursuant to a registration statement as provided in Section 6.

        (f) CONDITIONS TO CLOSING. The obligation of Company to issue shares of Company Common Stock to Grantee hereunder is subject to the conditions that
(i) all waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, applicable to the issuance of the shares of Company Common Stock hereunder shall have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the shares of Company Common Stock hereunder shall have been obtained or made, as the case may be; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

        (g) PURCHASE PRICE. At the Option Closing, Grantee shall pay to the Company the aggregate Option Price in immediately available funds by wire transfer to a bank account designated by the Company, provided that failure or refusal of the Company to designate such a bank account shall not preclude Grantee from exercising the Option.

        (h) ISSUANCE OF COMPANY COMMON STOCK. At the Option Closing, simultaneously with the delivery of immediately available funds as provided in Subsection 2(g), the Company shall deliver to Grantee a certificate or certificates representing the number of shares of Company Common Stock purchased by Grantee and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, the Company shall have issued any rights or other securities which are attached to or otherwise associated with the Company Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to Grantee as are provided under any shareholder rights agreement or similar agreement of the Company then in effect.

        (i) LEGEND. Certificates for Company Common Stock delivered at an Option Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

It is understood and agreed that the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel, reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act. In addition, such certificates shall bear any other legend as may be required by Law.

        (j) RECORD GRANTEE. Upon the delivery by Grantee to the Company of the Exercise Notice and the tender of the applicable Option Price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Company Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Company Common Stock shall not then be actually delivered to Grantee or the Company shall have failed or refused to designate the bank account described in Subsection 2(g).



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




        3. RESERVATION OF SHARES. The Company agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Company Common Stock issuable pursuant to this Agreement so that the Option may be exercised without additional authorization of Company Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Company Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company; and (iii) promptly to take all action as may from time to time be required in order to permit Grantee to exercise the Option and the Company to duly and effectively issue shares of Company Common Stock pursuant hereto.

        4. DIVISION OF OPTION; LOST OPTIONS. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of the Company, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Company Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

        5. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. Company Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

            (a) ADDITIONAL SHARES ADJUSTMENT. Excluding issuances contemplated by Subsection 5(b), in the event that any additional shares of Company Common Stock, or any rights, options (other than compensatory options), warrants, subscriptions, calls, convertible securities or other agreements or commitments obligating the Company to issue any shares of Company Common Stock, are issued or otherwise become outstanding after the date hereof (an "Increase"), the number of shares of Company Common Stock subject to the Option shall be increased by a number of shares equal to the product of (i) 19.9% and (ii) the number of shares of Company Common Stock issued and outstanding immediately after the Increase minus the number of shares of Company Common Stock issued and outstanding immediately prior to the Increase; provided that the number of shares of Company Common Stock subject to the Option shall in no event exceed 19.9% of the issued and outstanding shares of Company Common Stock immediately prior to exercise.

            (b) TRANSACTION ADJUSTMENT. In the event of any change in Company Common Stock by reason of stock dividends, splits, mergers, recapitalization, combinations, subdivisions, conversions, exchanges of shares or other similar transactions then, the type and number of shares of Company Common Stock purchasable upon exercise hereof shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Company Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable.

        6. REGISTRATION RIGHTS. If during the three years following the first exercise hereof the Company shall propose to register under the Securities Act the offering, sale and delivery of Company Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting, it will allow Grantee the right to participate in such registration; provided, however, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company will, after fully including therein all shares of Company Common Stock to be sold by the Company, include the shares of Company Common Stock requested to be included therein by Grantee pro rata (based on the number of shares of Company Common Stock intended to be included therein) with the shares of Company Common Stock intended to be included therein by Persons other than the Company. The Company will use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The expenses associated with the preparation and filing of any such registration statement pursuant to this Section 6 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the Securities and Exchange Commission or the National Association of Securities Dealers, Inc.) will be for the account of the Company except for underwriting discounts or commissions or brokers' fees in respect to shares of Company Common Stock to be sold by the Grantee and the fees and disbursements of the Grantee's counsel. Grantee will provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. In connection with any offering, sale and delivery of Company Common Stock pursuant to a registration statement effected pursuant to this
Section 6, the Company and Grantee will provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

        7.  CORPORATE CHANGE.   In the event that the Company shall enter into
an agreement (i) to consolidate with or merge into any Person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Company Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the continuing or surviving corporation, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that, upon the consummation of any such transaction and upon the terms and conditions set forth herein, Grantee shall receive for each share of Company Common Stock with respect to which the Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Company Common Stock less the Option Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Company Common Stock, subject to the foregoing, proper provision shall be made so that Grantee, as the holder of the Option, would have the same election or similar rights as would the holder of the number of shares of Company Common Stock for which the Option is then exercisable).

        8. EXTENSION OF TIME FOR REGULATORY APPROVALS. The periods related to exercise of the Option and the other rights of Grantee hereunder shall be extended (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods and (ii) to the extent necessary to avoid liability under Section 10(b) of the Exchange Act by reason of such exercise.

        9. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Grantee as follows:

            (a) AUTHORITY. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company. This Agreement is the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

            (b) CORPORATE ACTION. The Company has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Company Common Stock equal to the maximum number of shares of Company Common Stock at any time and from time to time issuable hereunder, and all such shares of Company Common Stock, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all Liens and not subject to any preemptive rights.

            (c) NO CONFLICT. Except as set forth in Section 5.5 of the Company Disclosure Schedule attached to the Merger Agreement, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provisions of the Certificate of Incorporation or by-laws of the Company or any Subsidiary of the Company, subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

            (d) ANTI-TAKEOVER STATUTES. The provisions of Section 203 of the General Corporation Law of the State of Delaware will not, prior to the termination of this Agreement, apply to this Agreement or the transactions contemplated hereby and thereby. The Company has taken, and will in the future take, all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any other applicable state takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

        10. REPRESENTATIONS OF GRANTEE. The Grantee hereby represents and warrants to the Company that it is an "accredited investor" as defined in the Securities and Exchange Commission's Rule 501(a) and that in acquiring the Option pursuant to this Stock Option Agreement, it is acting for its own account, for the purpose of investment, and not with a view to the distribution or resale of any securities of the Company.

        11. STANDSTILL PROVISIONS. (a) Other than pursuant to the Merger Agreement, following the occurrence of a Triggering Event, if any, hereof and prior to the Standstill Expiration Date (as defined below), without the prior written consent of the Company, Grantee shall not, nor shall Grantee permit its affiliates to, directly or indirectly, alone or in concert or conjunction with any other Person or Group (as defined below), (i) acquire, agree to acquire or make any proposal to acquire, any securities or material property of the Company (other than pursuant to this Agreement or the Merger Agreement), (ii) propose to enter into any merger or business combination involving the Company or to purchase a material portion of the assets of Company, (iii) make or in any way participate in any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Securities exchange Act of 1934, as amended (the "Exchange Act")) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company,
(iv) form, join or in any way participate in a Group with respect to any voting securities of the Company, (v) seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, (vii) advise, assist or encourage any other Person in connection with the foregoing or (viii) request the Company (or its directors, officers, employees or agents) to amend or waive any provisions of this Section 11, or take any action that may require the Company to make a public announcement regarding the possibility of a business combination or merger with such party.

        (b) For purposes of this Agreement, (i) the term "Group" shall mean any two or more persons acting as set forth in Section 13(d)(3) of the Exchange Act, (ii) the term "Person" shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group, and
(iii) the term "Standstill Expiration Date" shall mean the earlier to occur of
(A) 270 days after the occurrence of the Special Company Meeting referred to in
Section 7.6 of the Merger Agreement, or (B) 180 days after the termination of the Merger Agreement pursuant to Section 9.1.5 thereof.

        12. VOTING OF SHARES. Following the occurrence of a Triggering Event, if any, and until the Standstill Expiration Date (as defined above in Section 11(b)), Grantee shall vote any shares of Company Common Stock acquired pursuant to the Option on each matter submitted to a vote of stockholders of the Company for and against such matter in the same proportion as all other outstanding shares of Company Common Stock are voted (whether by proxy or otherwise) for and against such matter.

        13. ASSIGNMENT. The Company may not assign any of its rights or obligations under this Agreement or the Option created hereunder to any other Person, without the express written consent of Grantee. Grantee may not assign any of its rights or obligations under this Agreement or the Option created hereunder to any other Person without the consent of the Company (which consent will not be unreasonably withheld).

        14. APPLICATION FOR REGULATORY APPROVAL. Each of Grantee and the Company will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

        15. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

        16. SEPARABILITY OF PROVISIONS. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

        17. NOTICES. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

        18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        19. DEFINITIONS. Capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

        20. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        21. FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, the Company and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize the Company or Grantee to breach any provision of the Merger Agreement.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                            PEERLESS GROUP, INC.


                                                   /s/ Steven W. Tomson
                                            ------------------------------
                                            Title: President
                                                  ------------------------


                                            JACK HENRY & ASSOCIATES, INC.


                                                   /s/ Michael E. Henry
                                            ------------------------------
                                            Title: Chief Executive Officer
                                                  ------------------------

                                   ANNEX C
                      OPINION OF DAIN RAUSCHER WESSELS



August 18, 1998



The Board of Directors
Peerless Group, Inc.
1201 South Central Expressway
Allen, TX 75013


Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Peerless Group, Inc., a Delaware corporation (the "Company"), of the consideration to be received by the stockholders pursuant to the terms of the proposed Agreement and Plan of Merger (the "Agreement") dated as of August 18, 1998, by and among Jack Henry & Associates, Inc., a Delaware corporation (the "Acquiror"), Peerless Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Acquiror ("Newco"), and the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

     Pursuant to the Agreement, each outstanding share of common stock, $.01 par value per share, of the Company is proposed to be converted into and represent the right to receive 0.16145 shares, $.01 par value, of the Acquiror's common stock (the "Acquiror Shares"), subject to adjustments described in the Agreement (the "Exchange Ratio"). Outstanding options and warrants to acquire shares of the Company will be converted into options and warrants, respectively, to acquire shares of the Acquiror, adjusted for the Exchange Ratio. The transaction is intended to qualify as a tax-free reorganization for U.S. Federal Income tax purposes and to be accounted for as a pooling-of-interests transaction under applicable accounting principles. The terms and conditions of the Merger and the Exchange Ratio are set forth more fully in the Agreement.

     Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which
is contingent upon the consummation of the Merger.   In addition, the Company
has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, Dain Rauscher Wessels acts as a market maker and broker in the publicly traded securities of the Company and the Acquiror and receives customary compensation in connection therewith, and also provides research coverage for the Company and the Acquiror for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the consideration to be received per the Agreement; (ii) reviewed and analyzed certain publicly available financial and other data (including financial forecasts of the Company and Acquiror) with respect to the Company and Acquiror and certain other historical relevant financial and operating data relating to the Company and Acquiror made available to us from published sources and from the internal records of the Company and Acquiror; (iii) conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company; (iv) conducted discussions with members of the senior management of the Acquiror with respect to the business and prospects of the Acquiror; (v) reviewed the reported prices and trading activity for the Company's Common Stock and the Acquiror's Common Stock; (vi) compared the financial performance of the Company and the Acquiror and the prices of the Company's Common Stock and the Acquiror's Common Stock with that of certain other comparable publicly-traded companies and their securities; and (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions. In addition, we have



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

The Board of Directors
August 18, 1998
Page C-2



conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.


     With respect to the Company's financial forecasts, upon advice of the Company we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. We express no opinion as to such financial forecast information or the assumptions on which they were based.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company and the Acquiror (including without limitation the financial statements and related notes thereto of the Company and Acquiror), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities of the Company or the Acquiror, and we have not been furnished with any such valuations or appraisals. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or the Acquiror. Additionally, we have not been asked and did not consider the possible effects of any litigation, other legal claims or any other contingent matters. Further, we have assumed that the Merger will be accounted for by the Acquiror as a pooling-of-interests transaction under generally accepted accounting principles and will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to such transaction. Further, our opinion does not address the merits of the underlying decision by the Company to engage in such transaction.

     We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

     Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration to be received by the holders of the Company's Common Stock pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company's Common Stock.


                                        Very truly yours,

                                        Dain Rauscher Wessels
                                        a division of Dain Rauscher Incorporated

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 20.  Indemnification of Directors and Officers.

          Indemnification. Section 145 of the DGCL permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors or officers against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

          Article Eleventh of the Registrant's Certificate of Incorporation provides for indemnification of directors and officers of the Registrant against liability they may incur in their capacities as such to the fullest extent permitted by the DGCL.

          The Registrant has entered into indemnification agreements with its directors and officers. Pursuant to such agreements, the Registrant will, to the extent permitted by applicable law, indemnify such persons against all expenses incurred in connection with the defense or settlement of any proceeding brought against them by reason of the fact that they were directors or officers of the Registrant.

          Insurance. The Registrant has in effect directors' and officers' liability insurance with a limit of $1,000,000 and fiduciary liability insurance with a limit of $1,000,000. The fiduciary liability insurance covers actions of directors and officers as well as other employees with fiduciary responsibilities under ERISA.

          Peerless Directors and Officers. The Merger Agreement provides that:

          (i) The Registrant will provide each individual who served as a director or officer of Peerless at any time prior to the Effective Time with liability insurance in respect of acts or omissions occurring at or prior to the Effective Time for a period of six (6) years after the Effective Time, such coverage to be on terms no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time; provided, however, that the Registrant may reduce the coverage and amount of liability insurance to the extent the cost of liability insurance having the full coverage and amount would exceed $130,000 per annum.

          (ii) The Surviving Company will observe any indemnification and limitation on liability provisions now existing in the Peerless Certificate or Peerless Bylaws for the benefit of any individual who served as a director or officer of Peerless at any time prior to the Effective Time.

          (iii) If the Surviving Company or any of its successors or assigns (a) consolidates with or mergers into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person other than in the ordinary course of business, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company, or at the Registrant's option, the Registrant shall assume the obligations of the Surviving Company set forth in (i) and (ii) above.

Item 21.  Exhibits and Financial Statement Schedules.

Exhibit   Description
  No.

 2.1 Agreement and Plan of Merger, dated August 18, 1998, among the Registrant, Peerless and Newco (included as Annex A to the Proxy Statement/Prospectus included in this Registration Statement). The Disclosure Schedule and exhibits relating to the agreement have been omitted, but will be provided to the Commission upon its request, pursuant to Item 601(b)(2) of Regulation S-K.

 3.1.1 Certificate of Incorporation, attached as Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, filed November 17, 1985.

 3.1.2    Certificate of Amendment of Certificate of Incorporation attached as
          Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the Quarter ended December 31, 1987.

 3.1.3    Certificate of Amendment of Certificate of Incorporation, attached as
          Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the Year Ended June 30, 1993.

 3.1.4    Certificate of Amendment of Certificate of Incorporation, attached as
          Exhibit 3.5 to the Registrant's Annual Report on Form 10-K for the year ended June 30, 1997.

 3.1.5    Certificate of Amendment of Certificate of Incorporation, attached as
          Exhibit 3.6 to the Registrant's Annual Report on Form 10-K for the year ended June 30, 1998.

 3.2.1 Amended and Restated Bylaws, attached as Exhibit A to the Registrant's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1996.


 4.1      Form of Common Stock Certificate of the Registrant.*



 5.1 Opinion of Shughart Thomson & Kilroy P.C., regarding the legality of securities to be issued.**



 8.1 Opinion of Haynes and Boone, LLP, regarding the tax free nature of the Merger.**


 10.1 The Registrant's 1987 Stock Option Plan, as amended as of October 27, 1992, attached as Exhibit 19.1 to the Registrant's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1992.

 10.2 The Registrant's Non-Qualified Stock Option Plan, as amended as of October 26, 1993, attached as Exhibit 19.2 to the Registrant's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1993.

 10.3   The Registrant's 1995 Non-Qualified Stock Option Plan, attached as
        Exhibit 10.3 to the Registrant's Annual Report on Form 10-K for the Year Ended June 30, 1996.

 10.4 IBM Remarketer Agreement dated May 21, 1992, attached as Exhibit 10.1 to the Registrant's Annual Report on Form 10-K for the Year Ended June 30, 1992; renewed for a two year term on January 1, 1997.

 10.5 Form of Indemnity Agreement which has been entered into as of August 27, 1996, between the Registrant and each of its Directors, attached as
        Exhibit 10.8 to the Registrant's Annual Report on Form 10-K for the Year Ended June 30, 1996.

 10.6 The Registrant's 1996 Stock Option Plan, attached as Exhibit 10.9 to the Registrant's Annual Report on Form 10-K for the Year Ended June 30, 1997.

 10.7 Agreement and Plan of Merger regarding acquisition of Peerless Group, Inc. dated August 18, 1998 (included as Annex A to the Proxy Statement/Prospectus included in this Registration Statement).

 10.8 Stock Option Agreement, dated August 18, 1998, between the Registrant and Peerless (included as Annex B to the Proxy Statement/Prospectus included in the Registration Statement).


 10.9 Agreement with Shareholders, dated August 18, 1998, among the Registrant and Rodney L. Armstrong, Jr., Steve W. Tomson, Kevin W. Marsh and Allen
        D. Fleener.*



 10.10 Agreement with Shareholders, dated August 18, 1998, among the Registrant and William F. Dunbar, David A. O'Connor and Jane C. Walsh.*


 23.1 Consent of Shughart Thomson & Kilroy P.C., (included in the opinion filed as Exhibit 5.1 to this Registration Statement).


 23.2   Consent of Haynes and Boone, LLP.**



 23.3   Consent of Ernst & Young, LLP.**



 23.4   Consent of Deloitte & Touche LLP.**



 23.5   Consent of Baird Kurtz & Dobson.**



 23.6   Consent of Dain Rauscher Wessels.**



 24.1   Power of Attorney.*



 99.1 Form of Proxy Card for Special Meeting of Stockholders of Peerless Group, Inc. to be held on December 16, 1998.*



 99.2   Form of Affiliate Letter.*

______________________


*  Filed previously.
** Filed herewith.

*  To be filed by amendment

Item 22.  Undertakings.
     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                     (iii) to include any material information with respect to
                the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                 (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement No. 333-66185 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Monett, State of Missouri, on the 9th day of November, 1998.


                         JACK HENRY & ASSOCIATES, INC.




                                  By:   /s/ Michael E. Henry
                                       ---------------------------------------
                                       Michael E. Henry, Chairman of the Board



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement No. 333-66185 has been signed below on the 9th day of November, 1998 by the following persons in the capacities indicated.




SIGNATURE                       CAPACITY
/s/  Michael E. Henry           Chairman of the
---------------------           Board and Chief
Michael E. Henry                Executive Officer

       *                        President, Chief
-----------------------         Executive Officer
Michael R. Wallace              and Director

       *                        Vice Chairman,
------------------              Senior Vice President
John W. Henry                   and Director

       *                        Executive Vice
------------------              President and
Jerry D. Hall                   Director

/s/  Terry W. Thompson          Vice President,
----------------------          Treasurer and Chief
Terry W. Thompson               Financial Officer
                                (Principal
                                Accounting Officer)

       *                        Director
-------------------
James J. Ellis

       *                        Director
---------------------
Burton O. George

       *                        Director
--------------------
George R. Curry




* Michael E. Henry and Terry W. Thompson, by signing their names hereto do sign this document on behalf of each of the persons indicated above pursuant to the powers of attorney executed by such person, filed with the Securities and Exchange Commission.

                               INDEX TO EXHIBITS


Exhibit No.  Description
-----------  ---------------------------------------------------





  5.1 Opinion of Shughart Thompson & Kilroy P.C., regarding the legality of securities to be issued.**



  8.1 Opinion of Haynes and Boone, LLP, regarding the tax free nature of the Merger.**


 23.2        Consent of Haynes and Boone, LLP.

 23.3        Consent of Ernst & Young, LLP.

 23.4        Consent of Deloitte & Touche LLP.

 23.5        Consent of Baird Kurtz & Dobson.

 23.6        Consent of Dain Rauscher Wessels.